     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
        ---------------------------------------------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
        ---------------------------------------------------------------
                            MTS SYSTEMS CORPORATION

             (Exact name of Registrant as specified in its charter)

          MINNESOTA                          3826                  41-0908057
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
              OF                 CLASSIFICATION CODE NUMBER)     IDENTIFICATION
INCORPORATION OR ORGANIZATION)                                        NO.)

                             14000 TECHNOLOGY DRIVE
                       EDEN PRAIRIE, MINNESOTA 55344-9763
                           TELEPHONE: (612) 937-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
        ---------------------------------------------------------------

                            DR. SIDNEY W. EMERY, JR.
                            CHIEF EXECUTIVE OFFICER
                            MTS SYSTEMS CORPORATION
                             14000 TECHNOLOGY DRIVE
                       EDEN PRAIRIE, MINNESOTA 55344-9763
                           TELEPHONE: (612) 937-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
        ---------------------------------------------------------------

                                   COPIES TO:

         JEFFREY N. SAUNDERS                        DIANE HOLT FRANKLE
     LINDQUIST & VENNUM P.L.L.P.                    DIANNE B. SALESIN
           4200 IDS CENTER                   GRAY CARY WARE & FREIDENRICH LLP
         80 SOUTH 8TH STREET                       400 HAMILTON AVENUE
  MINNEAPOLIS, MINNESOTA 55402-2205          PALO ALTO, CALIFORNIA 94301-1825
            (612) 371-3211                            (650) 328-6561

        ---------------------------------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Badger Merger Corp. with and into DSP Technology Inc., as described in the Agreement and Plan of Merger, dated as of March 23, 1999, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                 TITLE OF                          AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM         AMOUNT
               EACH CLASS OF                       TO BE           OFFERING PRICE    AGGREGATE OFFERING   OF REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED(1)        PER SHARE(2)          PRICE(2)           FEE(2)(3)
Common Stock, Par Value $0.25 per share....      2,077,000         Not applicable      Not applicable        $5,437.68

(1) Represents the number of shares of common stock of the Registrant which may be issued to the stockholders and optionholders of DSP Technology Inc. ("DSPT") pursuant to the merger described herein.

(2) Each share of common stock of DSPT (and each net option share of DSPT) will be converted into the right to receive a fraction of a share of common stock of the Registrant pursuant to the merger described herein. Pursuant to Rule 457(f)(1) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of the DSPT common stock as reported on the Nasdaq National Market on April 22, 1999 and the estimated number of shares of DSPT common stock and net option shares to be acquired by the Registrant pursuant to the merger.

(3) Pursuant to Rule 457(b) under the Securities Act, $3,957 of the registration fee is offset by the filing fee previously paid by DSPT in connection with the filing of preliminary proxy materials on Schedule 14A on April 16, 1999. Accordingly, a registration fee of $1,480.68 is being paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                              DSP TECHNOLOGY INC.
                                48500 KATO ROAD
                           FREMONT, CALIFORNIA 94538

Dear DSPT Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of DSP Technology Inc. on Friday, May 28, 1999 at the offices of DSPT located at 48500 Kato Road, Fremont, California, at 2:00 p.m., local time. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement among DSPT, MTS Systems Corporation and Badger Merger Corp., a wholly-owned subsidiary of MTS. As a result of the merger, DSPT will become a wholly-owned subsidiary of MTS and you will become a shareholder of MTS.

    The merger will combine MTS' global presence in computer-based mechanical design and system integration skills with DSPT's expertise in state-of-the-art software, data acquisition and control systems.

    Upon the closing of the merger, the holders of the outstanding shares of DSPT common stock and outstanding options to purchase DSPT common stock will receive a total of 2,077,000 shares of MTS common stock. As a result, each outstanding DSPT share and each net option share represented by outstanding DSPT options will be exchanged for a fraction, the exchange ratio, of a share of MTS common stock. The exchange ratio will be determined at closing by dividing the 2,077,000 MTS common shares to be issued in the merger by the sum of the total number of DSPT shares outstanding plus the net option shares, calculated as follows:

    - DSPT's net option shares will represent DSPT shares issuable upon exercise of outstanding options less a number of DSPT shares with a value, based upon the implied DSPT share value at closing, equal to the aggregate exercise price of such options.

    - The implied DSPT share value at closing will be determined by dividing the market value of the MTS shares issued in the merger plus the aggregate exercise price of the DSPT options by the total number of DSPT shares outstanding and subject to outstanding options.

    For example, based on an assumed price of $13.00 for MTS common stock at the closing of the merger and assuming all currently outstanding stock options remain unexercised at the time of closing, each of DSPT's common shares and each of its net option shares would receive approximately 0.8037 of a share of MTS common stock. The actual exchange ratio will be determined at closing.

    The exact exchange ratio will depend upon the market price of MTS common stock, the number of outstanding shares of DSPT common stock, the number of DSPT shares subject to outstanding options and the exercise prices of such options. Therefore, the actual exchange ratio for the merger, the aggregate value of the 2,077,000 MTS shares of common stock issued in the merger, and the allocation of the aggregate merger consideration between DSPT stockholders and optionholders could be affected by:

    - increases or decreases in the market price of MTS common stock;

    - exercises of DSPT options and their related exercise prices; and

    - grants of additional DSPT options.

    MTS common stock is traded on the Nasdaq National Market under the symbol "MTSC." DSPT common stock is traded on the Nasdaq National Market under the symbol "DSPT." DSPT stockholders should obtain recent market quotations for MTS common stock and DSPT common stock and understand the exchange ratio being offered in the merger.

    If you would like information regarding the exchange ratio and, if you hold options, the implied DSPT share value used to determine the number of net option shares represented by your options, you may call DSPT's proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885. MacKenzie Partners will provide to you an estimate of the exchange ratio and the implied DSPT share value as of any date prior to and including the date on which the exchange ratio is finally determined. MacKenzie Partners will also provide instructions on how to submit proxies in a timely manner, including instructions if you wish to wait until the exchange ratio is finally determined before voting. If you wish to change your vote, you may do so by transmitting the request by facsimile to MacKenzie Partners at (212) 929-0308 or by attending the special meeting.

    DSPT'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

    Because of the significance of the merger, your participation in the special meeting, either in person or by proxy, is especially important. We hope you will be able to attend the special meeting. However, even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of common stock will be represented at the special meeting. If you do attend, you will, of course, be able to vote your shares in person.

    Thank you, and we look forward to seeing you at the special meeting.

/s/ Howard O. Painter, Jr.                                /s/ F. Gil Troutman, Jr.

Howard O. Painter, Jr.                                    F. Gil Troutman, Jr.
Chairman of the Board                                     President and Chief Executive Officer

THE MERGER INVOLVES CERTAIN RISKS TO DSPT STOCKHOLDERS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 30, 1999 AND IS FIRST BEING
                                   MAILED TO
                    STOCKHOLDERS ON OR ABOUT APRIL 30, 1999.

                                     [LOGO]

                              DSP TECHNOLOGY INC.
                                48500 KATO ROAD
                           FREMONT, CALIFORNIA 94538
                                 (510) 657-7555

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1999

TO THE STOCKHOLDERS OF DSP TECHNOLOGY INC.:

    A special meeting of the stockholders of DSP Technology Inc., a Delaware corporation, will be held on May 28, 1999, at 2:00 p.m., local time, at the offices of DSPT located at 48500 Kato Road, Fremont, California for the following purposes:

        1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of March 23, 1999, among DSPT, MTS Systems Corporation, a Minnesota corporation, and Badger Merger Corp., a Delaware corporation and wholly-owned subsidiary of MTS, and to approve the merger of Badger with and into DSPT pursuant to which DSPT will become a wholly-owned subsidiary of MTS; and

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of that meeting.

    THE BOARD OF DIRECTORS OF DSPT UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    The close of business on April 15, 1999 has been fixed by the board of directors of DSPT as the record date for determination of the stockholders of DSPT entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. A list of DSPT stockholders entitled to vote at the special meeting will be available for examination during ordinary business hours at DSPT's offices at 48500 Kato Road, Fremont, California for 10 days prior to the special meeting.

    Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering a written notice of such revocation or a duly executed, later-dated proxy to DSPT at 48500 Kato Road, Fremont, California 94538, Attention: Secretary, or by attending the special meeting and voting in person.

                                          By order of the Board of Directors,

                                          /s/ Jose M. Millares, Jr.
                                          Jose M. Millares, Jr., Secretary

Fremont, California
April 30, 1999
                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
                    HOLDERS OF DSPT COMMON STOCK SHOULD NOT
                SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
WHERE YOU CAN FIND MORE INFORMATION........................................................................          1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          1

WHO CAN HELP ANSWER YOUR QUESTIONS.........................................................................          2

SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  Exchange Ratio...........................................................................................          4
  Ownership of MTS following the Merger....................................................................          4
  Reasons for the Merger...................................................................................          5
  DSPT's Recommendation to You.............................................................................          5
  The Special Meeting......................................................................................          5
  Record Date and Voting Power.............................................................................          5
  Required Vote............................................................................................          6
  Share Ownership of Management and Certain Stockholders...................................................          6
  Exchange of Stock Certificates...........................................................................          6
  Interests of DSPT's Officers and Directors in the Merger.................................................          6
  Comparative Per Common Share Market Price Information....................................................          6
  Tax Matters..............................................................................................          6
  Treatment of Options.....................................................................................          6
  Anticipated Accounting Treatment.........................................................................          7
  Fairness Opinion of Financial Advisor....................................................................          7
  Regulatory Requirements..................................................................................          7
  No Appraisal Rights......................................................................................          7
  Conditions to the Merger.................................................................................          7
  Limitation on Discussing or Negotiating Other Transaction Proposals......................................          8
  Termination of the Merger Agreement......................................................................          8
  Termination Fee..........................................................................................          8

RISK FACTORS...............................................................................................          9
  Risks Relating to the Merger.............................................................................          9
  Risks Relating to MTS' and the Combined Company's Business...............................................         10

MTS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION.................................................         13

DSPT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION................................................         14

MARKET PRICE DATA AND DIVIDEND POLICY......................................................................         15

COMPARATIVE PER SHARE DATA.................................................................................         17

THE DSPT SPECIAL MEETING...................................................................................         19
  Date Time and Place of Meeting...........................................................................         19
  Purpose of the DSPT Special Meeting......................................................................         19
  Record Date and Outstanding Shares.......................................................................         19
  Voting of Proxies........................................................................................         19
  Vote Required............................................................................................         19
  Quorum; Abstentions; Broker Non-Votes....................................................................         20
  Solicitation of Proxies; Expenses........................................................................         20
  Exchange of Stock Certificates...........................................................................         20
  Other Matters............................................................................................         20

                                                                                                               PAGE
                                                                                                             ---------
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................................................         21
  Background of the Merger.................................................................................         21
  Reasons for the Merger...................................................................................         27
  Recommendation of the DSPT Board.........................................................................         30
  Opinion of DSPT Financial Advisor........................................................................         31
  Interests of Certain Persons in the Merger...............................................................         35
  Affiliate Agreements.....................................................................................         36
  Treatment of Options.....................................................................................         36
  Material Federal Income Tax Consequences.................................................................         37
  Anticipated Accounting Treatment.........................................................................         39
  Governmental Approvals...................................................................................         39
  Absence of Appraisal Rights..............................................................................         39
  Resale of MTS Common Stock...............................................................................         39

MATERIAL TERMS OF THE MERGER AGREEMENT.....................................................................         40
  Effective Time of the Merger.............................................................................         40
  Merger Consideration.....................................................................................         40
  Conditions to the Merger.................................................................................         41
  Representations and Warranties...........................................................................         43
  Covenants; Conduct of Business Prior to the Merger.......................................................         43
  Limitation on Discussing or Negotiating Other Transaction Proposals......................................         46
  Termination of the Merger Agreement......................................................................         47
  Expenses and Termination Fee.............................................................................         48

INFORMATION WITH RESPECT TO DSPT...........................................................................         49
  Business of DSPT.........................................................................................         49
  Market for DSPT's Common Equity and Related Stockholder Matters..........................................         55
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         56
  Principal Stockholders...................................................................................         61
  Executive Compensation and Other Matters.................................................................         63

INFORMATION WITH RESPECT TO MTS............................................................................         65
  Agreement with FEV.......................................................................................         65
  Backlog..................................................................................................         65

COMPARISON OF RIGHTS OF HOLDERS OF MTS COMMON STOCK AND HOLDERS OF DSPT COMMON STOCK.......................         66
  Description of MTS Capital Stock.........................................................................         66
  Comparative Rights of MTS and DSPT Stockholders..........................................................         66

EXPERTS....................................................................................................         69

LEGAL MATTERS..............................................................................................         69

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................        F-1
  Report of Independent Certified Public Accountants.......................................................        F-2
  DSP Technology Inc. and Subsidiaries Consolidated Balance Sheets.........................................        F-3
  DSP Technology Inc. and Subsidiaries Consolidated Statements of Income...................................        F-4
  DSP Technology Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity.....................        F-5
  DSP Technology Inc. and Subsidiaries Consolidated Statements of Cash Flows...............................        F-6
  DSP Technology Inc. and Subsidiaries Notes to Consolidated Financial Statements..........................        F-7

APPENDICES:
  Appendix A: Agreement and Plan of Merger Among MTS Systems Corporation, Badger Merger Corp., and DSP
    Technology Inc. dated as of March 23, 1999.............................................................        A-1
  Appendix B: Opinion of Hambrecht & Quist LLC dated March 23, 1999........................................        B-1

                      WHERE YOU CAN FIND MORE INFORMATION

    MTS and DSPT each file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. MTS common stock is traded on the Nasdaq National Market under the symbol "MTSC." DSPT common stock is traded on the Nasdaq National Market under the symbol "DSPT." You may read and copy any document filed by MTS or DSPT at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. The SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Reports, proxy statements and other information concerning MTS and DSPT can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows MTS and DSPT to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to documents we have previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and any later information that we file with the SEC will automatically update and supersede this information. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by
MTS with the SEC (Registration No. 333-     ).

    MTS incorporates by reference the documents listed below, and any additional documents filed by MTS with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. The documents MTS incorporates by reference are:

    - MTS' annual report on Form 10-K for the fiscal year ended September 30, 1998;

    - MTS' amendment number one to its annual report on Form 10-K/A for the fiscal year ended September 30, 1998; and

    - MTS' quarterly report on Form 10-Q for the quarter ended December 31, 1998.

    DSPT incorporates by reference the document listed below and any documents that DSPT may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. The document DSPT incorporates by reference is:

    - DSPT's current report on Form 8-K filed on March 26, 1999.

    Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from the appropriate company as follows:

                            MTS Systems Corporation
                             14000 Technology Drive
                       Eden Prairie, Minnesota 55344-9763
                         Attention: Investor Relations
                          Phone Number: (612) 937-4000

                              DSP Technology Inc.
                                48500 Kato Road
                           Fremont, California 94538
                            Attention: Joe Millares
                          Phone Number: (510) 657-7555

In order to ensure timely delivery of the documents, any requests should be made by May 21, 1999.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have additional questions about the merger, you should contact:
                              DSP TECHNOLOGY INC.
                                48500 Kato Road
                           Fremont, California 94538
                            Attention: Joe Millares
                          Phone Number: (510) 657-7555

                            MTS SYSTEMS CORPORATION
                             14000 Technology Drive
                       Eden Prairie, Minnesota 55344-9763
                         Attention: Investor Relations
                          Phone Number: (612) 937-4000

 If you have additional questions about DSPT's solicitation of your proxy, you should contact:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                Phone Number: (800) 322-2885 or call collect at
                                 (212) 929-5500

    DSP Technology Inc., SDPT, RedLine and ACAP are registered trademarks of DSP Technology Inc. ADAPT-CAS, ADAPT-DAC, CONNECT and DYNO are trademarks of DSP Technology Inc. Other product and brand names are trademarks or registered trademarks of their respective holders.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

    WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

    MTS HAS PROVIDED THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT MTS AND DSPT HAS PROVIDED THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT DSPT.

    THE FACTORS BEGINNING ON PAGE 9 SHOULD BE CONSIDERED CAREFULLY BY THE DSPT STOCKHOLDERS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED ALONG WITH ANY ADDITIONAL RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND ANY OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1.

THE COMPANIES

MTS Systems Corporation (SEE PAGE 1)
14000 Technology Drive
Eden Prairie, MN 55344-2290
(612) 937-4000

    Organized in 1966, MTS is a technology-based company providing engineering services, equipment and software for applications in materials and product research, product development, quality control and factory automation.

    MTS bases its business on a set of building-block technologies and business processes. Technologies include sensors for measuring machine and process parameters, control technologies for test and process automation, hydraulic and electric servodrives for precise actuation, and application software to tailor the test or automation system to the customer's needs and to analyze results. Business processes include project and product styles of operations on a worldwide basis. In combination, they offer solutions to customers in a variety of markets.

    MTS' operations are organized into two business sectors: (1) mechanical testing and simulation, and (2) factory automation. In the mechanical testing and simulation sector, customers use MTS' products and services in research, product development and quality control to determine the mechanical properties and performance of materials, products and structures. Many of MTS' products and services support customers' mechanical design automation processes. In the factory automation sector, customers use MTS' measurement and control instrumentation to measure process variables and to automate production processes. The operational alignment of the mechanical testing and simulation and factory automation sectors allows MTS to maintain a strategic focus on markets with different applications of its technologies and with different competitors.

DSP Technology Inc. (SEE PAGE 49)
48500 Kato Road
Fremont, CA 94538
(510) 657-7555

    DSPT designs, develops, manufactures, markets and integrates high-speed computer-automated instrumentation for measurement and control applications. DSPT has two divisions, the transportation group, which focuses on powertrain testing, and the lab group, which focuses on vehicle safety and component testing, general data acquisition and signal analysis. Powertrain testing is currently DSPT's largest market and major focus.

EXCHANGE RATIO (SEE PAGE 40)

    The exchange ratio will be determined at closing by dividing the 2,077,000 MTS common shares to be issued in the merger by the sum of the total number of shares of DSPT common stock outstanding plus the net option shares represented by outstanding DSPT stock options, calculated as follows:

    - DSPT's net option shares will represent DSPT shares issuable upon exercise of outstanding options less a number of DSPT shares with a value, based upon the implied DSPT share value at closing, equal to the aggregate exercise price of such options.

    - The implied DSPT share value at closing will be determined by dividing the market value of the MTS common shares issued in the merger plus the aggregate exercise price of the DSPT options by the total number of DSPT shares outstanding and subject to outstanding options.

    For example, based on an assumed price of $13.00 for MTS common stock at the closing of the merger and assuming all currently outstanding stock options remain unexercised at the time of closing, each of DSPT's common shares and each of its net option shares would receive approximately 0.8037 of a share of MTS common stock.

    The exact exchange ratio will be determined at closing and will depend upon the market price of MTS common stock, the number of outstanding shares of DSPT stock, the number of DSPT shares subject to outstanding options and the exercise prices of such options. Therefore, the actual exchange ratio for the merger, the aggregate value of the 2,077,000 MTS shares issued in the merger, and the allocation of the aggregate merger consideration between DSPT stockholders and optionholders could be affected by:

    - increases or decreases in the market price of MTS common stock;

    - exercises of DSPT options and their related exercise prices; and

    - grants of additional DSPT options.

    DSPT has agreed in the merger agreement that it will not grant options for more than 28,000 shares prior to the closing of the merger.

OWNERSHIP OF MTS FOLLOWING THE MERGER

    DSPT stockholders and optionholders will receive a total of 2,077,000 shares of MTS common stock in the merger. Based on the number of shares of MTS common stock outstanding on April 1, 1999, existing DSPT stockholders and optionholders will own approximately 10% of MTS common stock after the merger.

REASONS FOR THE MERGER (SEE PAGE 27)

    MTS. The board of directors of MTS approved the merger based on a number of factors including, among other things, the following:

    - the merger will further MTS' commitment to customers to provide a broader and more integrated analysis, simulation and testing process that will enable customers to lower development costs and move products to market faster;

    - DSPT has unique expertise, technologies and customer recognition in the market for test, analysis and validation of engine designs; and

    - the combined firms would be a stronger force in the global powertrain testing market because they complement each other in technology, customer base and geographic presence.

    DSPT. The board of directors of DSPT believes that the merger should result in a number of benefits to DSPT and its stockholders including, among other benefits, the following:

    - the potential to obtain contracts for larger system integration projects due to the lower perceived risk to customers as a result of the larger relative size of the combined company compared to DSPT;

    - the potential for increased sales to MTS' powertrain unit customers, primarily as a result of combining the product lines of the powertrain unit and DSPT to offer diesel customers broader test capabilities and complementary product lines;

    - the potential for increased sales of DSPT products to MTS powertrain component test product customers;

    - the opportunity for increased DSPT international sales, leveraging MTS' international business;

    - the potential for increased sales in the powertrain testing market as a result of integrating MTS' noise and vibration capability into DSPT products; and

    - the greater liquidity and diversification of risk offered to DSPT stockholders by an investment in MTS instead of DSPT.

DSPT'S RECOMMENDATION TO YOU (SEE PAGE 30)

    The DSPT board of directors believes that the merger is fair to you and in your best interests. The DSPT board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the merger.

THE SPECIAL MEETING (SEE PAGE 19)

    A special meeting of the stockholders of DSPT will be held on May 28, 1999, at the offices of DSPT located at 48500 Kato Road, Fremont, California at 2:00 p.m. local time to consider and vote upon a proposal to adopt the merger agreement and to approve the merger.

RECORD DATE AND VOTING POWER (SEE PAGE 19)

    You are entitled to vote at the special meeting if you owned shares of DSPT common stock on the close of business on April 15, 1999, the record date for the special meeting. You will have one vote at the special meeting for each share of DSPT common stock you owned on the record date. DSPT optionholders will not be entitled to vote at the special meeting. There are 2,351,076 shares of DSPT common stock entitled to be voted at the special meeting.

REQUIRED VOTE (SEE PAGE 19)

    The adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of DSPT common stock outstanding on the record date.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (SEE PAGE 66)

    The directors and executive officers of DSPT own approximately 8.1% of the shares entitled to vote at the special meeting. All of them have agreed to vote their shares for the adoption of the merger agreement and approval of the merger.

EXCHANGE OF STOCK CERTIFICATES (SEE PAGE 20)

    If you are a DSPT stockholder, you should not send in your stock certificates now. After the merger is completed, MTS will send DSPT stockholders and optionholders written instructions for receiving shares of MTS common stock in exchange for their stock certificates and options. MTS shareholders will keep their current certificates, and will continue to hold the same number of shares of MTS common stock after the merger.

INTERESTS OF DSPT'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 35)

    You should be aware that a number of DSPT's officers and directors have employment contracts, stock options and severance packages that give them interests in the merger that are different from other DSPT stockholders. In addition, MTS will cause indemnification and insurance arrangements to be maintained for the DSPT officers and directors.

COMPARATIVE PER COMMON SHARE MARKET PRICE INFORMATION (SEE PAGE 17)

    MTS common stock is traded on the Nasdaq National Market under the symbol "MTSC." On March 23, 1999, the last trading day before the announcement that MTS and DSPT entered into the merger agreement, the closing sale price of MTS common stock was reported at $10.313 per share. Following the merger, MTS common stock will continue to be traded on the Nasdaq National Market under the symbol "MTSC." On April 27, 1999, the closing sale price of MTS common stock was reported at $11.50.

    DSPT common stock is traded on the Nasdaq National Market under the symbol "DSPT." On March 23, 1999, the last trading day before the announcement that MTS and DSPT entered into the merger agreement, the closing sale price of DSPT common stock was reported at $5.75 per share. On April 27, 1999, the closing sale price of DSPT common stock was reported at $7.625. Following the merger, DSPT common stock will cease to be traded on the Nasdaq National Market because all of the outstanding shares of DSPT common stock will be converted into MTS common stock.

TAX MATTERS (SEE PAGE 37)

    The exchange of shares of DSPT common stock for shares of MTS common stock in the merger will be tax-free to you for federal income tax purposes. You will, however, have to pay taxes with respect to any cash received for any fractional share. Your tax basis in the shares of MTS common stock that you will receive in the merger will equal your current tax basis in your DSPT common stock. However, your tax basis will be reduced by the basis allocated to any fractional share interest for which you receive cash.

TREATMENT OF OPTIONS (SEE PAGE 36)

    In the merger, unexercised options representing "net option shares" will be exchanged for MTS common stock. DSPT intends to treat the conversion of incentive stock options into MTS common stock as a deemed exercise of the incentive stock options, resulting in income recognition for U.S. federal alternative minimum tax purposes, but not for federal regular income tax purposes. Withholding taxes will not be withheld with respect to the conversion of incentive stock options into MTS common stock.

    Holders of nonqualified stock options to acquire DSPT common stock who have their unexercised options converted into MTS common stock will recognize ordinary income for income tax purposes which will be reported on their 1999 Form W-2 (for employees) or Form 1099 (for former employees and independent contractors), in an amount equal to the value of the MTS common stock on the merger closing date. Withholding taxes will apply with respect to wage income recognized by employees and former employees.

    TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE 39)

    The merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes.

FAIRNESS OPINION OF FINANCIAL ADVISOR (SEE PAGE 31)

    In deciding to approve the merger, DSPT's board of directors considered the opinion of its financial advisor as to the fairness of the merger to you from a financial point of view. This opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion carefully.

    DSPT's financial advisor performed several analyses in connection with delivering its opinion. These analyses included comparing DSPT's and MTS' historical stock prices, comparing DSPT and MTS to other publicly-traded companies, and estimating the relative values and contributions of DSPT and MTS based on past performance.

REGULATORY REQUIREMENTS (SEE PAGE 39)

    We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished revenue and market information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. MTS and DSPT have each filed the required notification and report forms with the Department of Justice and the Federal Trade Commission, and the waiting period for those filings has not yet expired. In letters dated April 20, 1999, the U.S. Department of Justice requested that MTS and DSPT voluntarily supply information concerning the merger. Both parties have supplied some of the requested information and expect to supply further information on a voluntary basis. Assuming the Department of Justice does not extend the waiting period, it will expire on May 6, 1999. After the waiting period expires, the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

NO APPRAISAL RIGHTS (SEE PAGE 39)

    DSPT is organized under Delaware law. Under Delaware law, stockholders of DSPT have no rights to an appraisal of the value of their shares in connection with the merger.

CONDITIONS TO THE MERGER (SEE PAGE 41)

    MTS and DSPT will not complete the merger unless several conditions are satisfied or waived, including the following:

    - the adoption of the merger agreement and approval of the merger by the DSPT stockholders;

    - the absence of any legal action making the merger illegal or prohibiting the merger or that would materially limit the ability of MTS to own and operate the assets and business of DSPT;

    - the receipt of all material approvals and consents of third parties necessary to consummate the merger;

    - the receipt of all permits or other authorizations required by applicable state securities laws for the MTS common stock to be issued in connection with the merger;

    - the expiration or termination of the applicable waiting period under antitrust laws;

    - the compliance by MTS and DSPT with their obligations under the merger agreement and the representations and warranties made by MTS and DSPT, respectively, in the merger agreement being true in all material respects;

    - the delivery by counsel for each company of its tax and legal opinions to the other company; and

    - the delivery by the accounting firm for MTS of a letter stating that the firm concurs with MTS management's conclusion that the merger may be accounted for as a pooling of interests and delivery by the accounting firm for DSPT of a letter stating that the firm is not aware of any fact concerning DSPT that would preclude the merger from being treated as a pooling of interests for financial accounting purposes.

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER TRANSACTION PROPOSALS (SEE PAGE
  46)

    Subject to certain exceptions, DSPT has agreed not to pursue an alternative transaction with another party while the merger is pending unless such party has made a proposal to the DSPT board of directors for a superior transaction with DSPT.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 47)

    MTS and DSPT can agree by mutual written consent to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval. In addition, either company can terminate the merger agreement under various circumstances, including if:

    - the merger is not completed on or before July 31, 1999;

    - the merger is prohibited by a final court order;

    - the stockholders of DSPT do not vote to approve the merger and adopt the merger agreement;

    - DSPT breaches its obligation not to pursue a business combination, the board of directors recommends an alternative transaction, materially modifies in a manner adverse to MTS, or withdraws its recommendation or fails to recommend against acceptance of or takes no position regarding a third party's tender offer or exchange offer;

    - the DSPT board of directors authorizes DSPT to enter into a letter of intent or a binding written agreement that constitutes a superior proposal to the merger agreement with MTS and MTS does not make at least as favorable as the proposal within ten days after notice an offer; or

    - either party breaches its representations or obligations under the merger agreement, subject to certain exceptions.

TERMINATION FEE (SEE PAGE 48)

    In connection with the termination of the merger agreement under certain circumstances, DSPT would be required to pay MTS a termination fee of $400,000.

                                  RISK FACTORS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF MTS AND DSPT. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "FUTURE," "INTENDS," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ONLY REFLECT MANAGEMENT'S EXPECTATIONS AND ESTIMATES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF COMPETITION, TECHNOLOGICAL CHANGE AND THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS. WE ARE NOT UNDERTAKING ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO REFLECT ANY FUTURE EVENTS OR DEVELOPMENTS.

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY DSPT STOCKHOLDERS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED ALONG WITH ANY ADDITIONAL RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND ANY OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1.

RISKS RELATING TO THE MERGER

INTEGRATING THE TWO BUSINESSES MAY BE DIFFICULT TO ACHIEVE AND THIS MAY
  ADVERSELY AFFECT OPERATIONS

    After the merger, MTS and DSPT will have to integrate their operations. In particular, DSPT's transportation group and MTS' Detroit-based powertrain unit will be combined in DSPT's Ann Arbor, Michigan facility. The integration will require significant efforts from each company, including the coordination of their research and development and sales and marketing efforts. DSPT may find it difficult to integrate the operations of the powertrain unit. DSPT personnel may leave DSPT because of the merger. DSPT customers, distributors or suppliers may terminate their arrangements with DSPT, or demand amended terms to those arrangements. MTS management, including DSPT management who will become part of the MTS management team, may have their attention diverted while trying to integrate the two companies. Such diversion of management's attention or difficulties in the transition process could have an adverse impact on the combined operations. If MTS is not able to successfully integrate the operations of DSPT, MTS' expectations for its future results of operations may not be met.

THE COMBINATION MAY FAIL TO ACHIEVE BENEFICIAL SYNERGIES

    Achieving anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on a number of factors, some of which include:

    - the risk that MTS' and DSPT's customers may defer purchasing decisions following the announcement of the merger;

    - the risk that it may be more difficult to retain DSPT's key management, marketing and technical personnel after the merger;

    - the ability of DSPT to timely develop and market new products and product enhancements;

    - the ability of the combined company to increase sales of DSPT's products;

    - the ability of the combined company to increase sales of MTS' products;

    - the competitive conditions in the engine and powertrain design and testing markets; and

    - DSPT's and MTS' completion of their Year 2000 efforts to ensure that the products offered to their customers, as well as software, systems and products received from suppliers and used internally, are Year 2000 compliant by December 31, 1999.

    There can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

THE EXCHANGE RATIO, THE VALUE OF THE MERGER CONSIDERATION AND THE ALLOCATION OF
  THE MERGER CONSIDERATION BETWEEN DSPT STOCKHOLDERS AND OPTIONHOLDERS WILL FLUCTUATE PRIOR TO CLOSING

    In the merger, MTS will issue a total of 2,077,000 shares of its common stock in exchange for all outstanding shares of DSPT common stock and outstanding options to purchase DSPT common stock. The holders of DSPT common stock and the holders of options to purchase DSPT common stock will receive a fraction of a share of MTS common stock, the exchange ratio, which will be calculated based on the market price of MTS common stock, the number of outstanding shares of DSPT common stock, the number of DSPT shares subject to outstanding options and the exercise price of those options. The actual exchange ratio will not be determined until the closing. Therefore, the actual exchange ratio for the merger, the aggregate value of the 2,077,000 MTS shares to be issued in the merger and the allocation of the aggregate merger consideration between DSPT stockholders and optionholders could also be affected by:

    - increases or decreases in the market price of MTS common stock;

    - exercises of DSPT options and their related exercise prices; and

    - grants of additional DSPT options.

    See "Material Terms of the Merger Agreement--Merger Consideration" on page
40.

THE COSTS OF COMPLETING THE MERGER ARE SUBSTANTIAL AND MAY ADVERSELY AFFECT OUR
  RESULTS OF OPERATIONS

    MTS and DSPT estimate that they will incur aggregate, direct transaction costs of approximately $1,300,000 associated with the merger, which will be charged to operations in the quarter in which the merger is consummated. This estimate primarily includes fees for investment bankers, attorneys, accountants, financial printing and other related charges. In addition, it is expected that the combined company will incur additional significant charges to operations after the merger, estimated to be between $200,000 and $300,000 and which have already been reserved for, to reflect costs of integrating the two companies. These amounts are only preliminary estimates and are subject to change. Although MTS expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset the direct transaction and integration expenses over time, it is possible that such a net benefit will not be achieved in the near term or at all.

HOLDERS OF DSPT COMMON STOCK AND OPTIONS WILL HAVE DIFFERENT RIGHTS AS HOLDERS
  OF MTS COMMON STOCK FOLLOWING THE MERGER

    Following the merger, holders of DSPT common stock and options to purchase DSPT common stock outstanding on the date of the merger will become holders of MTS common stock. Certain differences exist between the rights of DSPT stockholders under DSPT's certificate of incorporation, as amended, and DSPT's bylaws and the rights of MTS shareholders under MTS' articles of incorporation, as amended, and MTS' bylaws. See "Comparison of Rights of Holders of MTS Common Stock and Holders of DSPT Common Stock" on page 66.

RISKS RELATING TO MTS' AND THE COMBINED COMPANY'S BUSINESS

MTS' COMMON STOCK PRICE IS EXPECTED TO CONTINUE TO BE VOLATILE

    As with most technology stocks, MTS' stock price is based largely on current expectations of sustained future revenue and earnings growth rates and has been volatile during the past year. Any failure to meet expected revenue and earnings levels in any period, or any negative change in perceived growth prospects of MTS after the merger, would likely have a significant adverse effect on MTS' stock price.

MTS' BACKLOG AND QUARTERLY OPERATING RESULTS MAY BE VOLATILE

    Possible significant volatility in both backlog and quarterly operating results for the combined company after the merger may result with respect to larger, individual fixed price orders currently being pursued by MTS and DSPT. In addition, delays in realization of backlog orders may occur due to technical difficulties, inability to obtain export licensing approval or delays in customers' preparation of installations sites. Any downturn in backlog or timing of orders would likely have a significant adverse effect on MTS' operating results and earnings.

FAILURE TO ADAPT TO TECHNOLOGICAL CHANGE COULD HAVE AN ADVERSE EFFECT ON MTS'
  REVENUES AND EARNINGS

    If MTS is not able to keep pace with technological change in the industries in which it competes, its revenues and earnings would be adversely effected. MTS operates in a highly competitive industry characterized by rapid technological change. MTS' ability to compete effectively and its growth prospects depend upon many factors, including the success of its existing products and services and the timely introduction and commercial acceptance of future products and services, as well as its ability to introduce new products and to enhance its existing products with features that meet changing end user requirements.

EXPORT AND IMPORT CONTROLS COULD HAVE AN ADVERSE EFFECT ON ORDERS FOR MTS
  PRODUCTS

    Export controls imposed by the U.S. government and import controls imposed by foreign governments may cause delays in shipments or rejection of orders by MTS. Delays or rejection could cause material fluctuations in operating results and earnings.

WEAK ECONOMIC CONDITIONS ABROAD COULD HAVE AN ADVERSE EFFECT ON MTS' RESULTS

    MTS' operating and financial results could be significantly adversely impacted by changes in foreign currency exchange rates and sluggish regional economic conditions, particularly in Europe and the Pacific Rim.

YEAR 2000 PROBLEMS COULD RESULT IN A LOSS OF CUSTOMERS

    The impact of Year 2000 issues on future MTS revenues is difficult to assess, but is a risk that should be considered in evaluating MTS' future growth potential. MTS believes the current versions of its products are Year 2000 compliant. MTS has been informed by DSPT that current versions of DSPT's products are Year 2000 compliant. MTS does not intend to make all prior versions of its products Year 2000 compliant and has notified its customers as to which versions will and will not be Year 2000 compliant. MTS believes that its internal information systems are Year 2000 compliant and does not expect material liabilities or operational difficulties with respect to such systems, although any material failure of such systems could have a material adverse effect on MTS' operating results and earnings. See "Information With Respect to DSPT--Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 56 and MTS' annual report on Form 10-K for the fiscal year ended September 30, 1998 incorporated by reference in this proxy statement/prospectus.

DSPT NEEDS TO DEVELOP AND MANAGE ITS SYSTEMS INTEGRATION SERVICES

    DSPT believes that the successful marketing and expansion of its transportation products will be increasingly dependent on its ability to offer systems integration services. Success depends on DSPT's ability to attract and retain qualified technical personnel, market acceptance of these services, timing of service revenues, and the ability to manage customer projects profitably. The successful management of these projects depends on the timely availability and quality of key products, the availability of key personnel, the ability to integrate different products from a variety of vendors effectively, and the management of difficult scheduling and delivery problems. Most of DSPT's systems integration projects use fixed price contracts. The pricing of fixed price contracts requires accurate cost estimates in order to be profitable.

DSPT'S QUARTERLY RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY
  FLUCTUATE SIGNIFICANTLY IN THE FUTURE

    DSPT's quarterly operating results have varied significantly depending on a number of factors. These factors include:

    - timing of receipt of system orders from and shipments to major customers;

    - variations in product mix and component costs;

    - economic conditions prevailing within geographic markets and in the worldwide transportation industry;

    - market acceptance of new products and services;

    - timing and levels of operating expenditures;

    - exchange rate fluctuations;

    - DSPT's sales being concentrated in only a few customers; and

    - DSPT's net sales being sporadic and typically generated in the last month of the quarter.

DSPT IS HIGHLY DEPENDENT ON ITS SALES OVERSEAS

    A significant part of DSPT's revenue growth in the past few years has been due to increases in DSPT's international sales, particularly in Western Europe and Asia. International sales accounted for approximately 20%, 35% and 32% of net sales in fiscals 1999, 1998 and 1997, respectively. DSPT's international sales are subject to the following risks:

    - political and economic changes and disruptions;

    - foreign regulation;

    - tariffs or other barriers; and

    - exchange rate fluctuations.

DSPT PURCHASES SEVERAL KEY COMPONENTS FROM LIMITED SOURCES AND SALES COULD BE
  LOST OR DELAYED IF THESE COMPONENTS ARE UNAVAILABLE

    DSPT currently purchases several key components used in the manufacture of its products from a single or limited sources and is dependent on supply from these sources to meet DSPT's needs. DSPT may encounter shortages and delays in obtaining such components in the future. Shortages and delays could have an adverse effect on DSPT's ability to meet customer orders and could result in lost or delayed sales and revenues.

           MTS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected historical consolidated financial information for MTS for each of the fiscal years ended September 30, 1994 through 1998 and for the unaudited three months ended December 31, 1997 and 1998. The information has been derived from MTS' consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants for each of the fiscal years ended September 30, 1994 through 1998. For additional information regarding plans and objectives of management for future operations and financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in MTS' annual report on Form 10-K for the fiscal year ended September 30, 1998 and its quarterly report on Form 10-Q for the quarter ended December 31, 1998 incorporated by reference in this proxy statement/prospectus. The information set forth below has been derived from and is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in MTS' annual report on Form 10-K for the fiscal year ended September 30, 1998 and its quarterly report on Form 10-Q for the quarter ended December 31, 1998 incorporated by reference in this proxy statement/prospectus.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       THREE MONTHS
                                                      YEARS ENDED SEPTEMBER 30,                     ENDED DECEMBER 31,
                                      ----------------------------------------------------------  ----------------------
                                         1998        1997        1996        1995        1994        1998        1997
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
OPERATING RESULTS DATA (FOR THE
  PERIOD):
  Net revenues......................  $  339,682  $  303,480  $  261,029  $  234,131  $  200,550  $   87,733  $   73,938
  Income from operations............  $   33,275  $   30,865  $   22,888  $   16,764  $   14,162  $    5,915  $    8,124
  Net income........................  $   20,766  $   20,863(1) $   14,109 $   10,461 $    8,659  $    2,827  $    4,312
  Net income per share, basic
    basis...........................  $     1.13  $     1.15(1) $     0.76 $     0.58 $     0.47  $     0.15  $     0.24
  Shares used in computing net
    income per share, basic basis...      18,441      18,207      18,669      18,116      18,313      18,594      18,290
  Net income per share, diluted
    basis...........................  $     1.08  $     1.10(1) $     0.74 $     0.58 $     0.46  $     0.15  $     0.22
  Shares used in computing net
    income per share, diluted
    basis...........................      19,252      18,956      19,106      18,180      18,672      19,095      19,260
  Dividends declared................  $    4,429  $    3,645  $    2,991  $    2,523  $    2,558  $    1,116  $    1,099
  Dividend declared per share.......  $     0.24  $     0.20  $     0.16  $     0.14  $     0.14  $     0.06  $     0.06
BALANCE SHEET DATA (AT PERIOD END):
  Working capital...................  $   88,379  $   73,326  $   69,548  $   64,575  $   56,845  $   90,051  $   73,329
  Total assets......................  $  298,448  $  216,132  $  187,396  $  189,500  $  175,708  $  303,836  $  224,220
  Interest bearing debt.............  $   74,682  $   12,865  $   11,836  $   22,965  $   23,851  $   70,427  $   22,649
  Shareholders' investment..........  $  143,036  $  124,619  $  112,814  $  106,677  $  100,046  $  146,289  $  126,957

------------------------

(1) Includes an after-tax gain of $2,654,000 from sale of land in May 1997, which is equal to $.14 per share.

          DSPT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected historical financial data for DSPT derived from the audited financial statements of DSPT is qualified by reference to and should be read in conjunction with "Information With Respect to DSPT--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes, included elsewhere in this proxy statement/prospectus.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            YEARS ENDED JANUARY 31,
                                                             -----------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
OPERATING RESULTS DATA (FOR THE YEAR):
  Net sales................................................  $  25,396  $  22,038  $  17,987  $  15,538  $  12,977
  Operating income.........................................      2,277      2,543      1,234      1,956      1,416
  Net income...............................................      1,582      1,646        914      1,277        874
  Net income per common share (basic)......................        .70        .74        .42        .60        .42
  Weighted average shares used
    in computing basic net income per share................      2,253      2,211      2,168      2,131      2,079
  Net income per common share (diluted)....................        .64        .68        .40        .55        .40
  Weighted average shares and equivalents used in computing
    diluted net income per share...........................      2,479      2,437      2,304      2,331      2,189

BALANCE SHEET DATA (AT YEAR END):
  Working capital..........................................  $   8,276  $   8,173  $   5,726  $   5,472  $   4,190
  Total assets.............................................     17,068     16,730     11,799     10,294      8,744
  Long-term obligations....................................         --         --         --         --         --
  Stockholders' equity.....................................     12,016     10,657      8,687      7,698      6,268

                     MARKET PRICE DATA AND DIVIDEND POLICY

    MTS common stock and DSPT common stock are included in the National Association of Securities Dealers Automated Quotations System and designated on the Nasdaq National Market under the symbols "MTSC" and "DSPT" respectively. This table sets forth, for the calendar quarters indicated, the range of high and low per share sales prices for MTS common stock and DSPT common stock as reported by Nasdaq. The per share price of MTS reflects two stock splits and related retroactive restatements by quarter. For market price information for DSPT common stock on a fiscal quarter basis, see page 55.

                                                                                 MTSC                  DSPT
                                                                         --------------------  --------------------
                                                                           HIGH        LOW       HIGH        LOW
                                                                         ---------  ---------  ---------  ---------
1996
  First Quarter........................................................  $   9.688  $   7.000  $   7.250  $   4.250
  Second Quarter.......................................................     11.250      8.750      6.750      5.125
  Third Quarter........................................................     10.750      9.250      6.125      4.750
  Fourth Quarter.......................................................     10.750      9.625      5.376      4.250
1997
  First Quarter........................................................     11.313      9.750      6.625      4.625
  Second Quarter.......................................................     15.250     10.250      6.125      5.375
  Third Quarter........................................................     19.625     14.375     11.875      4.875
  Fourth Quarter.......................................................     20.000     17.375     11.750      8.000
1998
  First Quarter........................................................     19.000     13.500     10.750      7.375
  Second Quarter.......................................................     19.250     15.500     10.750      7.250
  Third Quarter........................................................     17.750     11.563     10.125      6.250
  Fourth Quarter.......................................................     15.438     10.875      8.250      5.250
1999
  First Quarter........................................................     14.375      9.625      7.813      5.625
  Second Quarter (through April 27, 1999)..............................     13.188     10.875      8.000      7.438

    The following table sets forth the closing per share sales price of MTS common stock and DSPT common stock, as reported on Nasdaq, and the estimated equivalent per share price, as explained below, of DSPT common stock on March 23, 1999, the last trading day before the public announcement of the proposed merger, and on April 27, 1999:

                                                                                       DSPT ESTIMATED EQUIVALENT
DATE                                       MTS COMMON STOCK    DSPT COMMON STOCK            PER SHARE PRICE
----------------------------------------  ------------------  -------------------  ---------------------------------
March 23, 1999..........................      $   10.313           $    5.75                   $    8.62
April 27, 1999..........................      $    11.50           $   7.625                   $    9.39

    The estimated equivalent per share price of a share of DSPT common stock based on MTS share price of $10.313 equals an assumed exchange ratio of 0.8355 multiplied by the price of a share of MTS common stock. If the merger had occurred on April 27, 1999, you would have received a fraction of a share of MTS common stock worth approximately $9.39 per share for each share of DSPT common stock you owned. The actual equivalent per share price of a share of DSPT common stock that you will receive if the merger closes may be different from this price because the actual exchange ratio will not be determined until closing and because the per share price of MTS common stock on the Nasdaq National Market fluctuates continuously.

    Following the merger, MTS common stock will continue to be quoted on the Nasdaq National Market, and there will be no further market for the DSPT common stock.

    MTS' dividend policy is to maintain a payout ratio which allows dividends to increase with the long-term growth of earnings per share, while sustaining dividends in down years. MTS' dividend payout ratio target is approximately 25% of earnings per share. The current quarterly dividend of $0.06 per share equates to 26% of MTS' fiscal 1996 through fiscal 1998 average net earnings per share.

    DSPT has never declared or paid a dividend. DSPT's policy is to retain earnings for use in its business.

                           COMPARATIVE PER SHARE DATA

    Set forth below are the net income and book value per common share data for MTS on a historical basis and on a combined pro forma basis, and certain equivalent pro forma per share data for DSPT. The MTS combined pro forma data was derived by combining historical consolidated financial information of MTS and DSPT using the pooling of interests method of accounting for business combinations. The equivalent combined pro forma per share data for DSPT was calculated by multiplying the MTS combined pro forma per common share data by an assumed exchange ratio of .8037. The equivalent historical per common share data for DSPT was calculated by dividing the DSPT historical per common share data by
 .8037.

    The information in the table below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of MTS and DSPT either incorporated by reference in this proxy statement/prospectus or included elsewhere in this proxy statement/ prospectus.

                                      MTS

                                                                                                               THREE MONTHS
                                                                               YEARS ENDED SEPTEMBER 30,      ENDED DECEMBER
                                                                                                                    31,
                                                                           ---------------------------------  ---------------
                                                                             1998       1997(1)      1996          1998
                                                                           ---------  -----------  ---------  ---------------
HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations
    Basic................................................................  $    1.13   $    1.15   $    0.76     $    0.15
    Diluted..............................................................  $    1.08   $    1.10   $    0.74     $    0.15
    Dividends Declared...................................................  $    0.24   $    0.20   $    0.16     $    0.06
  Book Value.............................................................  $    7.70         N/A         N/A     $    7.86
COMBINED PRO FORMA PER COMMON SHARE DATA:
  Income from continuing operations
    Basic................................................................  $    1.05   $    1.08   $    0.73     $    0.18
    Diluted..............................................................  $    1.01   $    1.04   $    0.72     $    0.18
  Book Value.............................................................  $    7.39         N/A         N/A     $    7.60

------------------------

(1) Includes an after-tax gain of $2,654,000 from sale of land in May 1997.

                                      DSPT

                                                                                     YEARS ENDED JANUARY 31,   ADJUSTED THREE
                                                                     ADJUSTED YEAR                              MONTHS ENDED
                                                                    ENDED SEPTEMBER  ------------------------   DECEMBER 31,
                                                                       30, 1998         1997         1996           1998
                                                                    ---------------  -----------  -----------  ---------------
EQUIVALENT HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations
    Basic.........................................................     $    0.43      $    0.52    $    0.75      $    0.50
    Diluted.......................................................     $    0.38      $    0.49    $    0.68      $    0.46
  Book Value......................................................     $    5.34            N/A          N/A      $    6.07

                                                                                                              THREE MONTHS
                                                                              YEARS ENDED SEPTEMBER 30,      ENDED DECEMBER
                                                                                                                   31,
                                                                          ---------------------------------  ---------------
                                                                            1998       1997(1)      1996          1998
                                                                          ---------  -----------  ---------  ---------------
EQUIVALENT COMBINED PRO FORMA COMMON SHARE DATA:
  Income from continuing operations
    Basic...............................................................  $    0.84   $    0.87   $    0.59     $    0.14
    Diluted.............................................................  $    0.81   $    0.84   $    0.58     $    0.14
  Book Value............................................................  $    5.94         N/A         N/A     $    6.11

------------------------

(1) Includes an after-tax gain of $2,654,000 from sale of land in May 1997.

                            THE DSPT SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

    The DSP Technology Inc. special meeting will be held at DSPT's offices located at 48500 Kato Road, Fremont, California, on Friday, May 28, 1999 at 2:00 p.m. local time.

PURPOSE OF THE DSPT SPECIAL MEETING

    The purpose of the DSPT special meeting is to approve and adopt the merger agreement and the merger. DSPT stockholders may also consider and vote upon such other matters as may properly come before the DSPT special meeting or any adjournments or postponements of the meeting.

RECORD DATE AND OUTSTANDING SHARES

    The DSPT board of directors has fixed April 15, 1999 as the record date for the DSPT special meeting. Only stockholders of record of DSPT common stock on the record date are entitled to notice of, and to vote at, the DSPT special meeting. As of the record date, there were 90 stockholders of record holding an aggregate of 2,351,076 shares of DSPT common stock. Except for the stockholders identified under "Information with Respect to DSPT--Principal Stockholders" on page 61, to the knowledge of DSPT, no other person beneficially owned more than 5% of the outstanding DSPT common stock as of the record date.

    This proxy statement/prospectus was mailed to all DSPT stockholders of record as of the record date and constitutes notice of the DSPT special meeting in conformity with the requirements of the Delaware General Corporation Law.

VOTING OF PROXIES

    All properly executed proxies that are not revoked will be voted at the DSPT special meeting in accordance with the instructions contained in the proxy. If a stockholder signs and returns a proxy without indicating any voting instructions, the shares of DSPT common stock that the proxy represents will be voted "FOR" the proposal to adopt and approve the merger agreement and approve the merger under the recommendation of the DSPT board of directors or "FOR" adjournment or postponement of the DSPT special meeting if an adjournment or postponement, in the discretion of the proxy holders, is determined to be necessary or desirable. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the DSPT special meeting by:

    - executing and returning a proxy bearing a later date;

    - filing written notice of such revocation with the secretary of DSPT stating that the proxy is being revoked; or

    - attending the DSPT special meeting and voting in person.

    All written notices of revocation and other communications with respect to revocation of DSPT proxies should be sent to: DSP Technology Inc., 48500 Kato Road, Fremont, CA 94538, Attention: Secretary. Attendance at the DSPT special meeting, in and of itself, will not constitute a revocation of a proxy.

VOTE REQUIRED

    Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of a majority of the shares of DSPT common stock outstanding as of the record date. Each stockholder of record of DSPT common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of DSPT at the DSPT special meeting.

    At the record date for the special meeting, the directors and executive officers of DSPT owned approximately 8.1% of the outstanding shares of DSPT common stock entitled to vote at such meeting. All of them have agreed to vote their shares for the adoption of the merger agreement and approval of the merger.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of DSPT common stock entitled to vote at the DSPT special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority as to those shares to vote on one or more matters, those shares will be considered represented at the DSPT special meeting for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon.

SOLICITATION OF PROXIES; EXPENSES

    DSPT will bear the cost of the solicitation of proxies and all related costs. In addition, DSPT may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain directors, officers or other employees of DSPT may supplement original solicitation of proxies by mail with telephone, facsimile or personal solicitation, without payment of additional compensation. DSPT has engaged the services of Mackenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from DSPT stockholders for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

EXCHANGE OF STOCK CERTIFICATES

    If you are a DSPT stockholder, you should not send in your stock certificates now. After the merger is completed, MTS will send DSPT stockholders and optionholders written instructions for receiving shares of MTS common stock in exchange for their stock certificates and options. MTS stockholders will keep their current certificates, and will continue to hold the same number of shares of MTS common stock after the merger.

OTHER MATTERS

    As of the date of this proxy statement/prospectus, the DSPT board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

    The terms and conditions of the merger agreement and the merger are the result of arms' length negotiations between representatives of MTS and representatives of DSPT. A summary of those negotiations follows:

    During late 1997 and throughout 1998, the DSPT board considered various strategic relationships and other alternatives to increase stockholder value. On August 17, 1998, the DSPT board of directors approved the engagement of Douglas Hajjar, an experienced financial advisor, to assist the board in evaluating DSPT's strategic alternatives.

    In August of 1998, MTS identified DSPT as a possible acquisition candidate in connection with MTS' product line extension strategy. MTS concluded that DSPT's transportation group products would constitute a strategic extension of MTS' existing powertrain product line.

    On October 22, 1998, Mr. Troutman, President and Chief Executive Officer of DSPT, received a letter dated October 15, 1998 from Hal Galvin, MTS' Vice President, Corporate Business Development, proposing a strategic business combination between the two companies. On October 26, 1998, after conferring with Gray Cary Ware & Freidenrich LLP, DSPT's outside legal counsel, DSPT's financial advisor, Mr. Hajjar, and the individual DSPT directors, Mr. Troutman advised Mr. Galvin that DSPT could not respond to MTS without a specific proposal, that DSPT was executing on its strategic plan, and that its current stock price did not reflect DSPT's value. Mr. Galvin expressed MTS' interest in engaging in a dialogue with DSPT about a possible strategic business combination, but no specific proposal was advanced. Mr. Galvin invited Mr. Troutman to visit MTS headquarters to permit representatives of the two companies to learn more about each other's business and possible synergies from a strategic business combination.

    In a regularly scheduled meeting of the DSPT board of directors on November 16, 1998 at Webers Inn, Ann Arbor, Michigan, at which all DSPT directors were present, Mr. Troutman reviewed with the DSPT board his conversation with Mr. Galvin and possible risks and benefits of a strategic business combination with MTS. The board of directors authorized Mr. Troutman to explore a possible relationship with MTS and to consider other possible strategic alternatives.

    Mr. Troutman visited MTS headquarters on November 19, 1998, and met with Dr. Sidney W. Emery, Jr., Chairman and Chief Executive Officer of MTS, Keith Zell, Executive Vice President of MTS, Steven Cohoon, MTS Vice President of Vehicle Dynamics Division, and Hal Galvin. The representatives of the two companies discussed their respective businesses and possible synergies which might be achieved in a strategic business combination.

    At a regularly scheduled meeting of DSPT's board of directors at Clubsport, Fremont, California, on December 4, 1998 at which all directors were present, Mr. Troutman updated the board on various strategic alternatives, including his meeting at MTS. The directors discussed publicly available information concerning MTS and other possible strategic alternatives.

    On December 7, 1998, in a telephone conversation between Mr. Galvin and Mr. Troutman, Mr. Galvin expressed MTS' continuing interest in a possible business combination between the two companies, but no specific terms were discussed. On December 21, 1998, Mr. Galvin advised Mr. Troutman in a telephone conversation that MTS was interested in a business combination and the two had preliminary discussions regarding possible structures and valuation. On December 22, 1998, Mr. Troutman advised Mr. Galvin in a telephone conversation that the DSPT board would consider, in early January, the possibility of a business combination with MTS, but that the preliminary sense of individual directors was that while the strategic fit between the companies appeared promising, MTS' proposed valuation range was too low.

    In a January 5, 1999 telephone meeting of the DSPT board of directors at which all DSPT directors were present, Mr. Troutman updated the board regarding the late December 1998 contact by MTS. The directors reviewed DSPT's strategic direction, business and synergies, as well as its prospects and risks in achieving the operating plan. The directors also considered other strategic alternatives, and DSPT's obligations to notify FEV Motorentechnik GmbH, DSPT's strategic alliance partner, of certain offers constituting a transfer of control. The DSPT board instructed Mr. Troutman and Mr. Hajjar to continue discussions with MTS to determine if an acceptable offer would likely be forthcoming.

    From January 6, 1999 through January 8, 1999, Messrs. Troutman and Galvin exchanged information concerning capitalization and possible structures for a strategic business combination. From January 8, 1999 through January 18, 1999, the parties reviewed publicly available information concerning the respective companies.

    On Monday, January 18, 1999, at a regularly scheduled meeting of the DSPT board of directors at Clubsport, Fremont, California, at which all directors and outside legal counsel were present, Mr. Troutman updated the directors on discussions with MTS. At that same meeting, the board of directors approved a transition plan for DSPT under which DSPT's principal executive offices and transportation group would be consolidated in Ann Arbor, Michigan. DSPT announced the planned consolidation and an estimate of an associated accounting charge in a press release on January 21, 1999. On the same date, following the announcement of the consolidation, Mr. Troutman advised Mr. Galvin of the announcement. Mr. Galvin reviewed with Mr. Troutman MTS' current proposal on valuation and structure.

    At a telephonic meeting of the DSPT board of directors on January 21, 1999 at which all DSPT directors and outside legal counsel were present, Mr. Troutman reviewed his discussions with Mr. Galvin, including MTS' initial proposal on valuation, with the board. The board of directors considered advice from DSPT's financial advisor, Mr. Hajjar, and DSPT's outside counsel and discussed strategies for further discussions with MTS. The board of directors also instructed Mr. Troutman to advise DSPT's strategic alliance partner, FEV, that a transaction by a third party to acquire DSPT might be proposed in the near term and determine FEV's possible interest in a strategic business combination with DSPT. The directors considered the tax effects of a cash transaction, which the directors believed would be the most likely proposal by FEV.

    On January 22, 1999, Mr. Troutman advised Professor Franz Pischinger, President and Chief Executive Officer of FEV, that DSPT had been approached by a possible acquiror and that an acquisition proposal might be forthcoming in the near term. Professor Pischinger advised Mr. Troutman that he would consider FEV's possible interest in acquiring DSPT.

    In a telephone conversation on January 25, 1999, Mr. Troutman, Mr. Hajjar and Mr. Galvin discussed possible valuations and structure. However, no agreement was reached.

    At a telephonic meeting of the DSPT board of directors on January 25, 1999 at which all DSPT directors were present, Mr. Troutman and Mr. Hajjar summarized the parties' discussions regarding structure and valuation, the treatment of options, the possible accounting treatment for a proposed transaction, and business conditions expected for DSPT in 1999. The board of directors authorized Mr. Troutman and Mr. Hajjar to pursue negotiations with MTS to determine if a transaction on acceptable terms to DSPT was possible. Later on January 25, 1999, Messrs. Troutman, Hajjar and Galvin discussed possible synergies in a business combination between the two companies, as well as the parties' respective views on valuation and structure, but no agreement on valuation or structure was reached.

    On January 26, 1999, the MTS board of directors considered a presentation by MTS management regarding a possible acquisition of DSPT. The MTS board authorized management to continue discussions regarding a possible acquisition of DSPT.

    On January 27, 1999, Mr. Galvin advised Mr. Troutman that the proposed business combination had been discussed at the MTS board of directors meeting, but that no valuation or terms had been approved.

    At a telephonic meeting of the DSPT board of directors on January 28, 1999 at which all DSPT directors were present, Mr. Troutman and Mr. Hajjar reviewed the parties' discussions regarding valuation and the DSPT board of directors discussed strategies for further discussions regarding valuation and deal structure. The board then authorized Messrs. Troutman and Hajjar to have further discussions with MTS representatives.

    Later on January 28, 1999, Messrs. Troutman, Hajjar, Galvin, and Robert Clobes, Controller of MTS, had a telephone conversation regarding valuation and structure. The parties agreed that a transaction would be proposed as a tax-free stock-for-stock exchange, accounted for as a pooling of interests. Messrs. Galvin and Clobes advised that no DSPT stock options would be assumed, and that MTS would provide a fixed number of shares of MTS common stock representing a valuation proposed by MTS. The parties discussed the possibility of a "collar," pursuant to which if the MTS stock price went above or below agreed upon prices the parties would have a right to renegotiate. Messrs. Troutman and Hajjar advised that DSPT intended to provide for the outstanding options by a cashless exercise if an agreement on valuation and structure could be reached. The parties discussed a possible due diligence process. Mr. Galvin advised that MTS would not proceed without a letter of intent that contained a binding "no shop" provision, under which DSPT would be restricted from seeking alternative transactions. He also indicated that the valuation proposed by MTS was MTS' best and final offer.

    At a telephonic meeting of the DSPT board of directors on January 29, 1999 at which all DSPT directors and outside legal counsel were present, Messrs. Troutman and Hajjar reviewed MTS' oral proposal, including the proposed valuation and the fixed share amount, subject to a collar to be negotiated, and reviewed the parties' negotiation on valuation and structure. Messrs. Troutman and Hajjar advised that MTS' proposal on valuation was represented as MTS' best and final offer. Outside legal counsel reviewed with the directors their fiduciary duties in considering an acquisition proposal, including their duties in considering a "no shop" agreement. The board of directors discussed the cashless exercise of options and its effect on merger consideration per common share and net option share. The board of directors also considered the effect of a "collar" on the value to DSPT stockholders and the risks of a collar. The directors also reviewed with counsel DSPT's obligations under the strategic alliance agreement with FEV and the notice required if DSPT were to receive a "serious, credible offer" for a transfer of control transaction. Counsel advised on the possible adverse effects of a transfer of control involving a "competitor" of FEV as such term was used in the strategic alliance agreement. The board of directors concluded that MTS was not a "competitor" of FEV under that agreement. The board of directors then reviewed other strategic alternatives. After this review, the DSPT board of directors instructed Mr. Troutman to advise FEV that DSPT expected an offer which would result in a transfer of control in the next few days in the form of a nonbinding letter of intent, while not revealing the identity of the possible offeror.

    On February 1, 1999, Mr. Troutman advised Professor Pischinger and Dr. Schaffrath, Executive Vice President of FEV, that DSPT expected a nonbinding letter of intent with an offer in the next few days, and that the offeror was not a "competitor" of FEV as such term was defined in the strategic alliance agreement between DSPT and FEV. Mr. Troutman did not identify the possible acquiror. Professor Pischinger indicated that FEV was not in a position to make an offer to purchase DSPT.

    At a telephonic meeting of the DSPT board of directors on February 1, 1999 at which all DSPT directors were present, outside legal counsel reviewed a memorandum regarding the fiduciary duties of the board in considering an acquisition proposal. Messrs. Troutman and Millares, DSPT's Chief Financial Officer, reviewed the accounting treatment for the proposed acquisition and the consequences of treatment of options with DSPT's independent accountants. Mr. Troutman reviewed his conversation with FEV representatives. The directors reviewed financial information concerning MTS and the trading prices for MTS common stock. The board of directors discussed with counsel the advisability of a fairness opinion in connection with any binding agreement on valuation and the board of directors requested that Mr. Hajjar identify investment bankers who might be willing to serve in such an engagement. The board of directors discussed the possible effect of a "collar" on the valuation to stockholders. The board of directors discussed business and legal due diligence with counsel, management and the board's financial advisor. The board also discussed the relative liquidity and volatility of MTS common stock and DSPT common stock, relative trading volumes and analyst coverage and DSPT's growth prospects. The board of directors authorized management to continue discussions with MTS.

    Later on February 1, 1999, Mr. Galvin advised Messrs. Troutman and Hajjar in a telephone conversation that a nonbinding letter of intent was being prepared. The representatives discussed a possible due diligence process.

    On February 2, 1999, MTS released its quarterly results for the quarter ended December 31, 1998. On February 2 and February 3, 1999, representatives of DSPT and MTS discussed MTS' proposal for a collar around an agreed upon valuation, which would operate to adjust the number of MTS shares to be issued in the merger depending on the MTS stock price on closing. No agreement was reached on the proposal. Later on February 3, 1999, MTS faxed a nonbinding letter of intent to Mr. Troutman.

    At a telephonic meeting of the DSPT board of directors on February 3, 1999 at which all DSPT directors and outside legal counsel were present, management, outside legal counsel and Mr. Hajjar provided a preliminary review of the terms of the nonbinding letter of intent to the directors. Messrs. Troutman and Hajjar reviewed the representative's recent negotiations on valuation and the "collar," and the financial terms proposed in the letter, as well as the proposed treatment of stock options. The board of directors discussed the effect of the proposed collar, as well as the termination, "no shop" and breakup fee provisions. The board of directors directed management and outside legal counsel to negotiate the terms of the letter of intent.

    On February 3, 1999, DSPT and MTS entered into a mutual nondisclosure and standstill agreement under which each company agreed not to disclose confidential information that it had learned about the other and not to take any action to acquire capital stock of the other party for a period of one year without the prior consent of the other party.

    On February 4, 1999, at a telephonic meeting of the DSPT board of directors at which all directors and outside legal counsel were present, outside legal counsel and Mr. Hajjar reviewed with the board of directors in detail the terms of the proposed letter of intent. The board of directors discussed the possible engagement of Hambrecht & Quist LLC to provide a fairness opinion on the transaction. On February 6, 1999, DSPT provided comments to MTS regarding the proposed letter of intent.

    Also on February 6, 1999, DSPT notified FEV of the receipt of the letter of intent, identifying MTS as the offeror, providing the proposed financial terms of the transaction, noting that DSPT intended to negotiate the terms and advising that MTS was not a "competitor" of FEV under the strategic alliance agreement. DSPT also notified MTS on that same date of certain provisions of the strategic alliance agreement relating to transfers of control. Each notice was made as required by the strategic alliance agreement. On that same date in response to the notice, Professor Pischinger called to discuss the transaction with Mr. Troutman and advised Mr. Troutman that FEV considered MTS a "competitor" under the strategic alliance agreement.

    On February 8, 1999, representatives of MTS and DSPT, together with their respective outside counsel, negotiated the terms of the proposed nonbinding letter of intent.

    On February 8, 1999, at a telephonic meeting of the DSPT board of directors at which all DSPT directors and outside legal counsel were present, outside legal counsel and Mr. Hajjar reviewed with the board of directors the results of the representatives' negotiations on the nonbinding letter of intent. The DSPT board of directors authorized the officers to enter into the nonbinding letter of intent on substantially the terms presented. On February 9, 1999, MTS and DSPT entered into a nonbinding letter of intent.

    Also on February 9, 1999, Professor Pischinger and Dr. Schaffrath advised Mr. Troutman that Professor Pischinger had discussed the strategic alliance agreement with Dr. Emery of MTS and believed that MTS was a "competitor" under the strategic alliance agreement. Following this conversation, representatives of DSPT and FEV continued to discuss the issue. On February 12, 1999, Professor Pischinger telecopied a formal written request that MTS be added to the "competitor list" under the strategic alliance agreement. After consultation with outside legal counsel, on February 12, 1999, Mr. Troutman responded in writing and by telephone to FEV indicating that DSPT did not agree that MTS was a competitor of FEV.

    On February 10, 1999, MTS and DSPT made due diligence requests of each other. From February 11, 1999 through the date of signing the definitive acquisition agreement, representatives of MTS and DSPT conducted due diligence investigations of each other's businesses.

    On February 11, 1999, DSPT engaged Hambrecht & Quist LLC to advise on the fairness of the merger to DSPT stockholders from a financial point of view.

    On February 14, 1999, FEV again asserted in writing that MTS was a "competitor" of FEV under the agreement, but proposed that a business resolution was possible. Representatives of DSPT and FEV discussed possible business resolutions to FEV's concerns through February 19, 1999.

    On February 17, 1999, outside legal counsel for MTS delivered to outside legal counsel for DSPT an initial draft of the definitive merger agreement. From February 17, 1999 through March 23, 1999, MTS and DSPT and their respective outside legal counsel negotiated the terms of the merger agreement and related agreements.

    On February 23, 1999, Mr. Galvin and Mr. Troutman met with Professor Pischinger and Dr. Schaffrath in Aachen, Germany regarding a possible business relationship among the parties. Professor Pischinger and a representative of each of MTS and DSPT had additional meetings regarding a proposed business relationship on February 28, 1999, March 3 and March 5, 1999 in Ann Arbor and Detroit, Michigan and Eden Prairie, Minnesota. On March 9, 1999, counsel for MTS delivered to counsel for FEV a draft agreement regarding the proposed business relationship between the parties if the merger were consummated and MTS and FEV and their respective legal counsel negotiated the terms of this agreement from March 12, 1999 through March 20, 1999.

    On February 22, 1999, the MTS board of directors met to discuss the terms of the merger agreement and the merger. On February 24, 1999, the MTS board of directors by written action ratified the letter of intent with DSPT and authorized MTS management to proceed with the negotiation and execution of the definitive merger agreement and consummation of the merger.

    On March 1, 1999, at a regularly scheduled meeting of the DSPT board of directors at the Webers Inn, Ann Arbor, Michigan, all directors were present in person. Also in attendance were DSPT's outside legal counsel and members of management. The board of directors ratified the engagement of Hambrecht & Quist LLC to advise on the fairness of the merger consideration to the DSPT stockholders. Representatives of Hambrecht & Quist LLC then joined the meeting by telephone. Mr. Troutman reviewed the strategic rationale for the merger, and possible risks and benefits of the merger. Outside legal counsel reviewed the negotiations to date on the merger agreement and the proposed merger agreement, including the termination provisions and the timing of any payment of breakup fees, the no-shop provision, the conditions to the merger, the treatment of options and the representations and covenants. The board of directors considered legal and business due diligence relating to MTS, and management reviewed possible synergies in connection with the proposed business combination. Mr. Troutman summarized the status of discussions among FEV, DSPT and MTS.

    On March 1, 1999, the directors of DSPT had a dinner meeting with Messrs. Emery and Zell, to discuss the businesses of the respective companies, the strategic rationale for the merger and the possible synergies and risks of the transaction.

    On March 15, 1999, Dr. Emery advised Mr. Troutman by telephone that MTS was not willing to proceed with the proposed transaction unless the terms of the merger agreement were revised to remove the collar and eliminate any adjustment in the number of shares of MTS common stock to be issued to DSPT stockholders as a result of the price of MTS common stock at the closing. Dr. Emery explained that the MTS board of directors was concerned about possible dilution to MTS stockholders.

    On March 16, 1999, a special meeting of the DSPT board of directors was held telephonically and all DSPT directors were present. Also in attendance were DSPT's financial advisor, Doug Hajjar, representatives of Hambrecht & Quist LLC and Gray Cary Ware & Freidenrich LLP. The directors discussed with their financial and legal advisors the effect of the removal of the collar on the merger consideration to be received by the DSPT stockholders and holders of net option shares, and possible implications of the request regarding MTS' future operating results. After discussion, the board of directors requested that Mr. Troutman and Mr. Hajjar engage in further discussions with MTS concerning this request and the directors' concerns.

    Later on March 16, 1999, Messrs. Troutman and Hajjar discussed with Dr. Emery DSPT's concerns. Dr. Emery advised that MTS would not proceed with the merger if more than 2,077,000 shares of MTS common stock would be issued in the transaction.

    On March 17, 1999, a special meeting of the DSPT board of directors was held telephonically, and all directors were present. Also present were Mr. Hajjar, and representatives of Hambrecht & Quist LLC and Gray Cary Ware & Freidenrich LLP. Mr. Troutman reviewed DSPT's operating plan and the risks of achieving the plan as well as business and growth prospects. Messrs. Troutman and Hajjar then summarized their discussions with Dr. Emery and advised that MTS was unwilling to issue more than 2,077,000 shares of MTS common stock, and therefore would not proceed if the number of shares was adjusted as a result of a lower stock price. The DSPT board of directors discussed with their financial and legal advisors the effect of the removal of the collar on the merger consideration for DSPT stockholders, the risks and benefits of the proposed merger, and other alternatives available to DSPT. After discussion, the DSPT board of directors unanimously authorized management and outside legal counsel to proceed with the finalization of the merger agreement and related documents.

    On March 19, 1999, the MTS board of directors ratified its prior approval of the merger and the merger agreement.

    On March 20, 1999, MTS and FEV entered into an agreement establishing a reciprocal distributorship and licensing arrangement effective on the merger, subject to DSPT's execution of the agreement.

    On March 23, 1999, a special meeting of the DSPT board of directors was held at the Embassy Suites, Burlingame, California, at which all directors were present. Also present were representatives of Hambrecht & Quist LLC and Gray Cary Ware & Freidenrich LLP. Mr. Troutman reviewed the strategic rationale for the merger. Outside legal counsel reviewed the negotiations relating to the merger agreement and the final terms of the agreement. Representatives of Hambrecht & Quist LLC then reviewed their financial analyses with respect to the final terms of the proposed merger agreement and delivered an oral opinion (subsequently confirmed in writing) that the merger consideration was fair to the DSPT stockholders from a financial point of view. There followed a general discussion of the risks and benefits of the merger. The DSPT board of directors concluded, by the unanimous vote of the directors, that the merger was fair to and in the best interests of DSPT and its stockholders and approved the merger agreement and related agreements, and authorized DSPT management to proceed with the merger.

    On March 23, 1999, after the closing of trading on the Nasdaq National Market and following the approval of the merger agreement by the DSPT board of directors, representatives of both companies executed and delivered the merger agreement and related documents. Also on March 23, 1999, a representative of DSPT executed the agreement among FEV, MTS and DSPT, which among other matters, resolved that MTS was not a competitor of FEV for purposes of the merger.

    On March 23, 1999, after the closing of trading on the Nasdaq National Market, MTS issued a press release announcing the execution of the merger agreement and the agreement among FEV, MTS and DSPT, and DSPT issued a press release announcing the execution of the merger agreement.

REASONS FOR MERGER

    JOINT REASONS FOR THE MERGER

    MTS and DSPT have identified several potential benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include:

    - the ability to integrate MTS' powertrain unit operations with DSPT's transportation group, providing the opportunity to leverage the respective operations, engineering and sales and support organizations;

    - the potential to leverage research and development capabilities of each company, including mechanical engineering, electronic and software development skills and to share technology;

    - the ability to achieve economies of scale in corporate infrastructure; and

    - the potential to exploit further the strategic alliance relationship among MTS, FEV and DSPT.

    MTS' REASONS FOR THE MERGER

    MTS' board of directors has determined the merger is in the best interests of MTS and its shareholders. In reaching its determination, the MTS board of directors considered a number of factors, including the matters discussed above under "Joint Reasons for the Merger" and the following:

    - the technical, engineering, management and sales expertise of DSPT;

    - the judgment, advice and analysis of MTS' management with respect to the potential strategic, financial and operational benefits of the merger, including MTS management's favorable recommendation of the merger, based in part on the business, technical, financial accounting and legal due diligence investigations performed with respect to DSPT;

    - the results of operations and financial condition of MTS and DSPT, and the anticipated accretive effect, in MTS' operating results for fiscal year 2000, taken as a whole, of the merger on MTS' common stock;

    - the complementary fit between MTS' and DSPT's products, cultures, market segments and distribution channels, which are expected to facilitate integration of the two companies;

    - the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board and management of MTS to provide a fair and equitable basis for the merger;

    - the ability of MTS to account for the merger as a pooling of interests for financial accounting purposes;

    - the fact that the merger will further MTS' commitment to customers to provide a broader and more integrated analysis, simulation and testing process that will enable customers to lower development costs and move products to market faster;

    - DSPT's unique expertise, technologies and customer recognition in the market for test, analysis and validation of engine designs; and

    - the belief that the combined firms would be a stronger force in the global powertrain development and testing market because they complement each other in technology, customer base and geographic presence.

    The MTS board of directors also considered certain potentially negative factors that may result from the merger, including:

    - the potential dilutive effect on MTS' common stock price if revenue and earnings expectations of the combined company are not achieved;

    - the dilutive effect on MTS' earnings per share in MTS' fiscal 1999 which will principally result from one time charges relating primarily to costs of the transaction;

    - the potential loss of key DSPT employees critical to the ongoing success of the DSPT products and product development and to the successful integration of MTS' and DSPT's powertrain product lines;

    - the general difficulties of integrating product lines, technologies, research and development efforts, and companies; and

    - the other risks and uncertainties discussed above under "Risk Factors" on page 9.

    In analyzing the proposed merger, the MTS board did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the MTS board made its determination based upon the total mix of information available to it.

    DSPT'S REASONS FOR THE MERGER

    The DSPT board of directors believes that its ability to grow DSPT's business as a relatively small independent company, competing with larger companies with substantially greater resources and broader, integrated product offerings, is challenged. DSPT's management considered the alternatives of either acquiring smaller companies that could extend its product and service offerings or enhance the distribution of its products and services, or merging with a larger company. In this environment, the DSPT board of directors identified several potential benefits for the DSPT stockholders and customers that it believes would result from the merger. These potential benefits include the benefits discussed above under "Joint Reasons for the Merger" and the following:

    - the potential to obtain contracts for larger system integration projects due to the lower perceived risk to customers as a result of the larger relative size of the combined company compared to DSPT;

    - the potential for increased sales to MTS' powertrain unit customers, primarily as a result of combining product lines of the powertrain unit and DSPT to offer diesel customers broader test capabilities and complementary product lines;

    - the potential for increased sales of DSPT products to MTS powertrain component test product customers;

    - the opportunity for increased DSPT international sales as a result of leveraging MTS' international business;

    - the potential for increased sales in the powertrain testing market as a result of integrating MTS' noise and vibration capability into DSPT products; and

    - the greater liquidity and diversification of risk offered to DSPT stockholders by an investment in MTS instead of DSPT.

    In the course of its deliberations, the DSPT board of directors reviewed with DSPT's management a number of additional factors relevant to the merger, including, among others:

    - the information concerning MTS' and DSPT's respective businesses, prospects, financial performance and condition, operations, technology, product and service lines, management and competitive position, current market conditions and historical market prices, volatility and trading information with respect to MTS common stock and DSPT common stock;

    - the consideration that DSPT stockholders will receive in the merger and the fact that at the time the parties signed the merger agreement, the market value of the MTS common stock to be issued in exchange for the DSPT common stock represented a significant premium over the recent price range of the DSPT common stock;

    - the fact that although MTS was not assuming DSPT stock options, DSPT stockholders and holders of net option shares would receive the pro rata benefit of the aggregate exercise price for stock options outstanding on the closing of the merger;

    - the greater liquidity of the MTS common stock as compared with DSPT common stock;

    - the larger size, relative stability and greater investor visibility of MTS as compared with DSPT;

    - the current industry and economic conditions;

    - the implications for continued independent operation of DSPT in light of market and competitive conditions, including the potential for increased competition from companies having significantly greater resources than DSPT;

    - the complementary products and services, channels, partners, technology and critical skills of MTS and DSPT;

    - the alternatives available to DSPT compared to the consideration proposed to be paid to stockholders pursuant to the merger agreement;

    - the belief that the terms of the merger agreement are reasonable, including the provisions allowing DSPT to respond to certain unsolicited inquiries regarding an acquisition of DSPT, and the provisions that permit DSPT to terminate the merger agreement upon payment to MTS of a break-up fee under certain circumstances;

    - a comparison of selected recent acquisition and merger transactions in the industry;

    - the view of the DSPT board of directors, based in part on the presentations of management and DSPT's financial advisors, regarding the likelihood of a superior offer arising;

    - the expected tax and accounting treatment of the merger;

    - the opinion of Hambrecht & Quist LLC rendered at the March 23, 1999 meeting of the DSPT board of directors that, based upon and subject to the various assumptions and conditions set forth in the opinion, the merger consideration was fair to the holders of DSPT common stock from a financial point of view;

    - the impact of the merger on the customers and employees of DSPT; and

    - the reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of MTS.

    The DSPT board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk that the benefits sought to be achieved in the merger will not be achieved;

    - the fact that the number of shares of MTS common stock is fixed at 2,077,000 and that there is no guarantee as to the market value of a fraction of a share of MTS common stock to be received for each share of DSPT common stock and each net option share or that such market value will represent at closing a premium over the price range of DSPT common stock prior to the announcement of the merger agreement;

    - the fact that the fraction of a share of MTS common stock to be received by a holder of DSPT common stock or net option shares will fluctuate based on the number of options which remain unexercised at the closing of the merger and the exercise prices of such options, and that in general the more options which are exercised prior to the closing, the smaller the fraction of a share of MTS common stock each holder of DSPT common stock and net option shares will receive;

    - the fact that the higher the price of MTS common stock on the closing, the higher the percentage of total merger consideration that will be paid to holders of net option shares compared to stockholders;

    - the fact that the future growth of MTS revenues, earnings or stock price may not equal or exceed the growth experienced by a small independent technology company;

    - the loss of control over the future operations of DSPT following the merger;

    - the effect of the public announcement of the merger on DSPT's sales, customer relations and operating results and DSPT's ability to attract and retain key management, marketing and technical personnel;

    - the risk of market confusion and potential delay or reduction in orders for products and services; and

    - the other risks described above in "Risk Factors" on page 9.

    The DSPT board of directors believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the stockholders or the combined company, while others could be avoided or mitigated by DSPT or MTS, and that overall the risks associated with the merger were outweighed by the potential benefits of the merger.

    The foregoing discussion of information and factors considered by the DSPT board of directors is not intended to be all inclusive, but is believed to include all material factors considered by the DSPT board of directors. In view of the wide variety of factors considered by the DSPT board of directors, the DSPT board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all the factors set forth above, the DSPT board of directors unanimously agreed that the merger agreement and the consummation of the merger were fair to, and in the best interests of DSPT and its stockholders, and that DSPT should proceed with the merger.

RECOMMENDATION OF THE DSPT BOARD

    The DSPT board of directors has unanimously adopted and approved the merger agreement and approved the merger, and recommends a vote "FOR" the adoption and approval of the merger agreement and approval of the merger by the DSPT stockholders.

OPINION OF DSPT FINANCIAL ADVISOR

    DSPT engaged Hambrecht & Quist LLC to act as its financial advisor in connection with the merger and, in such capacity, to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of DSPT of the consideration to be received by such stockholders in the merger. Hambrecht & Quist LLC was selected by the DSPT board of directors based on its qualifications, expertise and reputation. Hambrecht & Quist LLC rendered its oral opinion, subsequently confirmed in writing, on March 23, 1999 to the DSPT board of directors that, as of such date, the consideration to be received by the holders of the DSPT common stock in the merger was fair to the holders of the DSPT common stock from a financial point of view.

    A COPY OF HAMBRECHT & QUIST LLC'S OPINION DATED MARCH 23, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST LLC IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. DSPT STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY.

    The assumptions made, matters considered and limits of review contained in Hambrecht & Quist LLC's written opinion delivered March 23, 1999 were substantially the same as those contained in the opinion attached to this proxy statement/prospectus. No limitations were placed on Hambrecht & Quist LLC by the DSPT board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

    In its review of the merger, and in arriving at its opinion, Hambrecht & Quist LLC, among other things:

    - reviewed the publicly available consolidated financial statements of MTS, for recent years and interim periods to date and certain other relevant financial and operating data of MTS, including its capital structure, made available to Hambrecht & Quist LLC from published sources;

    - discussed the business, financial condition and prospects of MTS with certain members of its senior management;

    - reviewed the consolidated financial statements of DSPT for recent years and interim periods to date and certain other relevant financial and operating data of DSPT made available to Hambrecht & Quist LLC from published sources and from the internal records of DSPT;

    - reviewed certain internal financial and operating information, including certain projections, relating to DSPT prepared by the management of DSPT;

    - discussed the business, financial condition and prospects of DSPT with certain members of its senior management;

    - reviewed the recent reported prices and trading activity for the common stocks of MTS and DSPT and compared such information and certain financial information for MTS and DSPT with similar information for certain other companies engaged in businesses Hambrecht & Quist LLC considered comparable;

    - reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    - reviewed the merger agreement; and

    - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist LLC deemed relevant.

    Hambrecht & Quist LLC did not independently verify any of the information concerning DSPT or MTS considered in connection with its review of the merger and, for purposes of its opinion, Hambrecht & Quist LLC assumed and relied upon the accuracy and completeness of all information considered. In connection with its opinion, Hambrecht & Quist LLC did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of DSPT or MTS, nor did it conduct a physical inspection of the properties and facilities of DSPT or MTS. With respect to the financial forecasts and projections used in its analysis, Hambrecht & Quist LLC assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of MTS and DSPT. For the purposes of its opinion, Hambrecht & Quist LLC also assumed that neither DSPT nor MTS was a party to any pending transactions, including external financings, recapitalizations or other material merger discussions, other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist LLC assumed that the merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, for the stockholders of DSPT and that the merger will be accounted for as a pooling of interests. Hambrecht & Quist LLC's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in the conditions would require a reevaluation of the opinion.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist LLC analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist LLC to the DSPT board. In arriving at its opinion, Hambrecht & Quist LLC did not attribute any particular weight to any analysis or factor it had considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist LLC believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist LLC presentation to the DSPT board and its opinion. In performing its analyses, Hambrecht & Quist LLC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DSPT and MTS. The analyses performed by Hambrecht & Quist LLC, and summarized below, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

    The following is a brief summary of financial analyses performed by Hambrecht & Quist LLC in connection with providing its written opinion to the DSPT board on March 23, 1999:

    PRO FORMA MERGER ANALYSIS

    Hambrecht & Quist LLC analyzed the pro forma impact of the merger on the projected results of MTS for the fiscal years ending September 30, 1999 and 2000. Hambrecht & Quist LLC prepared financial projections for MTS based on Dain Rauscher Wessels analyst estimates. Hambrecht & Quist LLC prepared financial projections for DSPT based on DSPT management estimates. Hambrecht & Quist LLC observed that based upon these forecasts, the merger resulted in greater earnings for the pro forma combined company in the fiscal year ending September 30, 2000 than for MTS as a stand-alone company. The foregoing analysis did not assume any adjustments to projected revenues or costs resulting from potential operating synergies that may be realized from the merger. The actual results and savings achieved by the combined company as a result of the merger may vary from the projected results and such variations may be material.

    CONTRIBUTION ANALYSIS

    Hambrecht & Quist LLC analyzed the contribution of each of DSPT and MTS to material financial statement categories of the pro forma combined company, assuming no revenue or expense adjustments. The financial statement categories compared included revenues, gross profit, operating income and pretax income. This contribution analysis was then compared to the respective pro forma ownership percentages of DSPT and MTS stockholders in the pro forma combined company. Hambrecht & Quist LLC observed that, calculated on a fully-diluted basis using the treasury stock method, DSPT shareholders are expected to own approximately 10% of the combined company equity at the close of the merger and MTS stockholders are expected to own approximately 90% of the combined company equity at the close of the merger. For the fiscal year ending September 30, 1999, it was estimated that DSPT would contribute approximately 7% of revenues, 9% of gross profit, 7% of operating income, and 8% of pretax income of the combined company. For the fiscal year ending September 30, 2000, it was estimated that DSPT would contribute approximately 8% of revenues, 10% of gross profit, 12% of operating income, and 13% of pretax income of the combined company.

    PREMIUM ANALYSIS

    Based on the closing price of MTS common stock of $10.813 on March 22, 1999, the implied value per share of DSPT common stock was approximately $8.93. This represented a one day premium over the closing price for DSPT common stock on March 22, 1999 of approximately 46%. Hambrecht & Quist LLC also analyzed the implied premiums to average historical closing prices for the 1 week, 1 month, 3 months, 6 months and 1 year ending March 22, 1999 and determined that the implied premiums were approximately 51%, 52%, 39%, 35% and 18%, respectively. In addition, the implied premiums to the 52-week high and low closing prices of DSPT common stock were approximately 66% and 16%, respectively.

    ANALYSIS OF PUBLICLY-TRADED COMPARABLE COMPANIES

    Hambrecht & Quist LLC compared selected historical and projected financial information of DSPT to publicly-traded companies that Hambrecht & Quist LLC deemed to be comparable to DSPT. This information included the ratios of market value to historical net income, market value to projected calendar year 1999 net income, and market value to book value. Hambrecht & Quist LLC also examined the ratios of enterprise value, market value plus debt less cash, to historical revenue, historical EBITDA, earnings before interest, taxes, depreciation and amortization, and historical EBIT, earnings before interest and taxes. Companies deemed comparable on the basis of their business activity and other factors such as market capitalization and projected growth rates included Aero Systems Engineering, Faro Technologies, Instron, Larson Davis, Modern Controls, MTS, and Transmation. Hambrecht & Quist LLC determined average trading multiples for the above companies of 0.9 times LTM, latest twelve months revenues, 6.4 times LTM EBITDA, 9.1 times LTM EBIT, 13.0 times LTM net income, 9.5 times projected calendar year 1999 net income, and 1.4 times book value.

    The foregoing multiples were applied to historical financial results of DSPT for the twelve-month period ended January 31, 1999 and projected financial results for DSPT. Based on the analysis of publicly-traded comparable companies, Hambrecht & Quist LLC calculated a range of implied equity values ranging from $7.41 per share to $11.56 per share. This compared with an implied value in the proposed merger of approximately $8.93, based on the closing price of MTS common stock on March 22, 1999.

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS

    Hambrecht & Quist LLC compared the proposed merger with selected comparable merger and acquisition transactions. This analysis included 11 transactions involving companies that provide instrumentation, measurement and control products. These transactions included Liberty Technologies/ Crane, Satec Systems/Instron, Impact Systems/Voith Sulzer Paper Technology, Waekon Industries/ Hickok, Computational Systems/Emerson Electric, Chatillon & Lloyd/AMETEK, Petrotech/Roper Industries, Measurex/Honeywell, Data Measurement/Meaurex, Uson/Roper Industries, and Powertek/ MTS. In examining these transactions, Hambrecht & Quist LLC analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The multiples determined included consideration offered as a multiple of LTM revenues, LTM EBITDA, LTM EBIT, LTM net income, and book value. In addition, Hambrecht & Quist LLC determined the one trading-day and twenty trading-day premiums paid in the above transactions which involved the acquisitions of public companies. The consideration offered in the above transactions was an average multiple of 1.2 times LTM revenue, 8.1 times LTM EBITDA, 9.0 times LTM EBIT, 13.9 times LTM net income, and 2.2 times book value. The average one- and twenty-day premiums paid were 38.3% and 41.1%, respectively.

    These multiples were applied to the historical financial results of DSPT for the twelve-month period ended January 31, 1999. The foregoing premiums were applied to the closing price of DSPT common stock for the one day and twenty trading-days prior to March 23, 1999. Based on the analysis of selected merger and acquisition transactions, Hambrecht & Quist LLC calculated a range of implied equity values ranging from $8.47 per share to $13.71 per share. This compared with an implied value in the proposed merger of approximately $8.93, based on the closing price of MTS common stock on March 22, 1999.

    No company or transaction used in the above analyses is identical to DSPT or the proposed merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the values of the companies or transactions to which they are compared.

    DISCOUNTED CASH FLOW ANALYSIS

    Hambrecht & Quist LLC analyzed the theoretical valuation of DSPT based on the discounted free cash flow projected for DSPT using management's assumptions regarding long-term growth and margins. To estimate the total present value of DSPT's business, before giving effect to its capital structure, Hambrecht & Quist LLC discounted to present value the projected stream of after-tax cash flows produced by DSPT through the fiscal year ending January 31, 2004 and the hypothetical value of selling the entire business at the end of this period (the terminal value). The terminal value was based upon multiples of 5.0 to 7.0 times projected EBITDA for the fiscal year ending January 31, 2004. In this analysis Hambrecht & Quist LLC used discount rates ranging from 17.5% to 22.5%. Hambrecht & Quist LLC calculated a range of present equity values ranging from $7.74 per share to $12.95 per share. This compared with an implied value in the proposed merger of approximately $8.93, based on the closing price of MTS common stock on March 22, 1999.

    This description of Hambrecht & Quist LLC's opinion is qualified in its entirety by reference to the full text of the opinion which is attached as Appendix B to this proxy statement/prospectus.

    Hambrecht & Quist LLC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Pursuant to an engagement letter dated February 11, 1999, DSPT agreed to pay Hambrecht & Quist LLC a fee of $150,000 in connection with the delivery of a fairness opinion. DSPT also has agreed to reimburse Hambrecht & Quist LLC for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist LLC against certain liabilities, including liabilities under federal securities laws or relating to or arising out of Hambrecht & Quist LLC's engagement as financial advisor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    INDEMNIFICATION

    The merger agreement provides that after the effective time, all rights to indemnification existing in favor of any person who is a current or prior officer or director of DSPT for acts and omissions occuring prior to the effective time shall survive the merger and shall be fulfilled and honored by MTS and its wholly-owned subsidiary DSPT. MTS has agreed to maintain DSPT's policy or policies of directors' and officers' liability insurance for not less than six years following the effective time of the merger. Further, MTS has agreed to provide capital to the extent DSPT lacks sufficient capital to pay the premiums for this coverage.

    EMPLOYMENT ARRANGEMENTS

    DSPT has entered into retention agreements dated as of January 18, 1999 with
F. Gil Troutman, Jr., DSPT's President and Chief Executive Officer, and Larry Moulton, DSPT's General Manager of the Transportation Group. If Mr. Troutman or Mr. Moulton resigns for "good reason" or is terminated without "cause" within 12 months after the date of a merger or acquisition of DSPT, each officer is entitled to all salary, accrued but unused vacation and his pro rata target bonus for the year each through the date of his termination or resignation and an additional 18 months (12 months for Mr. Moulton) of salary and bonus, reimbursement of any expenses incurred in connection with DSPT's business, reimbursement of his health insurance premiums for 18 months (12 months for Mr. Moulton) and any benefits under DSPT's 401(k) plan or other benefit plans.

    In connection with the merger agreement, MTS has entered into separate employment agreements with Mr. Troutman and Mr. Moulton which will become effective upon the closing of the merger. Under the employment agreements, MTS has agreed to employ Messrs. Troutman and Moulton after the merger becomes effective and the retention agreements described above will have no effect.

    Mr. Troutman's employment agreement provides for a 36 month term of employment after the merger becomes effective and yearly base compensation of $200,000, subject to review annually by MTS. In addition, under the agreement, Mr. Troutman is eligible for MTS' Management Variable Compensation Bonus Plan and will be guaranteed a bonus of $9,250 for MTS' fiscal year 1999.

    Other benefits and compensation provided to Mr. Troutman under the agreement are:

    - the use of an automobile;

    - participation in MTS' 401(k) and Profit Sharing Retirement plans;

    - the grant of an option to purchase 10,000 shares of MTS common stock priced at fair market value as of the effective time of the merger and an option to purchase at least 5,500 shares of common stock in subsequent years;

    - consideration for option grants when options are granted to other executives at MTS; and

    - the benefits under any other benefit or compensation plans that are adopted by MTS.

    If Mr. Troutman's employment is terminated by MTS during the first 36 months of the agreement other than for death, disability or for "cause," as defined in the employment agreement, he will be entitled to payment of his monthly base salary of $16,666 and 1/24th of the bonus he has earned during the two most recent fiscal years prior to the termination per month for the remainder of the 36-month term of the agreement and for a minimum of nine months. However, if Mr. Troutman's employment is terminated during MTS' fiscal year ended September 30, 2000, the bonus payment will be 1/12th of the bonus earned during the previous fiscal year. If his employment is terminated during MTS' fiscal year ending September 30, 1999, the bonus payment will be 1/12th of the bonus that would have been earned that year based on actual achievement of the established targets.

    In addition, for nine months after termination, MTS will continue Mr. Troutman's health and life insurance benefits and pay the employer portion of the premiums and his options will continue to be exercisable.

    Mr. Troutman has also agreed to non-compete, confidentiality and trade secret provisions in the employment agreement.

    Mr. Moulton's employment agreement with MTS provides for substantially the same terms as Mr. Troutman's, except that Mr. Moulton's yearly base salary shall be $150,000. Mr. Moulton's compensation under the MTS Management Variable Compensation Plan is also calculated at a lower rate than Mr. Troutman's. Furthermore, Mr. Moulton will be granted an option to purchase 5,000 shares of MTS common stock priced at fair market value as of the effective time of the merger and an option to purchase at least 3,650 shares of MTS common stock in subsequent years.

    Michael Ford and MTS have orally agreed that if Mr. Ford is terminated by MTS other than for death, disability or cause, Mr. Ford will receive a severance payment equal to at least six months of his base salary.

    STOCK OPTION ACCELERATION

    All options under the DSPT 1991 Directors' Stock Option Plan and 1991 Stock Option Plan, the "Plans", and certain options issued outside the Plans contain terms that provide that vesting of all such options will accelerate thirty days prior to a transfer of control if the options are not assumed by the acquiror, except that vesting with respect to options for 39,000 shares granted outside the Plans do not accelerate upon a transfer of control. Under the terms of the merger agreement, MTS has not assumed any outstanding options under the Plans or otherwise. Accordingly, vesting with respect to all outstanding options other than the unvested portion of options for 39,000 shares will accelerate thirty days prior to the effective time of the merger.

AFFILIATE AGREEMENTS

    Each of the directors and executive officers of DSPT have entered into agreements restricting sales, transfers, pledges, dispositions or other transactions reducing their risk of investment relative to shares of DSPT common stock and the shares of MTS common stock received by them in the merger, or options to purchase common stock, during the period commencing 30 days prior to the effective time of the merger and ending on the date on which financial results covering at least 30 days of post-merger combined operations of MTS and DSPT have been published by MTS. The agreements also restrict the sale, transfer or other disposition of shares of MTS common stock received by them in the merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. These agreements are intended to help ensure compliance with the requirements of applicable federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting purposes.

TREATMENT OF OPTIONS

    In the merger, unexercised options representing "net option shares" will be exchanged for MTS common stock. DSPT intends to treat the conversion of incentive stock options into MTS common stock as a deemed exercise of the incentive stock options, resulting in income recognition for U.S. federal alternative minimum tax purposes, but not for federal regular income tax purposes. Withholding taxes will not be withheld with respect to the conversion of incentive stock options into MTS common stock.

    Holders of nonqualified stock options to acquire DSPT common stock who have their unexercised options converted into MTS common stock will recognize ordinary income for income tax purposes which will be reported on their 1999 Form W-2, for employees, or Form 1099, for former employees and independent contractors, in an amount equal to the value of the MTS common stock on the merger closing date. Withholding taxes will apply with respect to wage income recognized by employees and former employees.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following contains a description of the material federal income tax consequences of the merger to the holders of common stock. This summary relies upon the opinions of Lindquist & Vennum P.L.L.P. and Gray Cary Ware & Freidenrich LLP, and is based upon current provisions of the Internal Revenue Code of 1986, existing regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to MTS, DSPT or the stockholders of DSPT. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, holders who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy, and holders who do not hold their shares as capital assets. In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws or the tax consequences of transactions effectuated prior to or after the merger, whether or not such transactions are in connection with the merger. Accordingly, holders of DSPT common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

    As a condition to the consummation of the merger, Lindquist & Vennum P.L.L.P. and Gray Cary Ware & Freidenrich LLP must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions discussed in this section are included as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Those opinions assume and are conditioned upon the following:

    - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from MTS, Badger and DSPT to support the tax opinions and in all other instruments and documents related to the formation, organization and operation of MTS, Badger and DSPT, and that no actions have been or will be taken which are inconsistent with such statements, descriptions and representations;

    - that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that all of those documents have been, or will be by the effective time, duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of those documents;

    - that all covenants contained in the merger agreement and the tax representations described above are performed without waiver or breach of any material provision of those covenants;

    - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without those qualifications; and

    - that the merger will be consummated in accordance with the merger agreement, and without any waiver, breach or amendment of any of the material provisions of the merger agreement, will be effective under the applicable state law, and will be reported by MTS and DSPT on their respective federal income tax returns in a manner consistent with treatment of the merger as a reorganization.

    No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of DSPT should be aware that the tax opinions discussed in this section are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary position would not be sustained by a court.

    Subject to these assumptions and limitations, it is the opinion of Lindquist & Vennum P.L.L.P., tax counsel to MTS, and Gray Cary Ware & Freidenrich LLP, tax counsel to DSPT that:

    (1) the merger will be treated for federal income tax purposes as a reorganization;

    (2) MTS, Badger and DSPT will each be a party to the reorganization;

    (3) MTS, Badger and DSPT will not recognize any gain or loss solely as a result of the merger;

    (4) stockholders of DSPT will not recognize any gain or loss upon the receipt of solely MTS common stock for their common stock, other than with respect to cash received in lieu of fractional shares of common stock;

    (5) the aggregate basis of the shares of MTS common stock received by a stockholder in the merger, including any fractional share deemed received, will be the same as the aggregate basis of the shares of DSPT common stock surrendered in exchange;

    (6) the holding period of the shares of MTS common stock received by a DSPT stockholder in the merger will include the holding period of the shares of DSPT common stock surrendered in exchange, provided that those shares of DSPT common stock are held as capital assets at the effective time of the merger; and

    (7) a stockholder of DSPT who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between a stockholder's basis in the fractional share and the amount of cash received. The gain or loss will be a capital gain or loss if the DSPT common stock is held by the stockholder as a capital asset at the effective time of the merger.

    DSPT stockholders should attach to their federal income tax returns for the year of the merger a statement of all facts pertinent to the nonrecognition of gain or loss upon the exchange of DSPT common stock for MTS common stock, including the stockholder's tax basis in the stockholder's DSPT common stock and a description of the MTS common stock received.

    Regardless of whether or not the merger qualifies as a reorganization, a DSPT stockholder receiving MTS common stock would recognize income or gain to the extent those shares are considered to be received in exchange for services or property other than solely DSPT common stock. Gain would also be recognized to the extent a DSPT stockholder is treated as receiving consideration other than MTS common stock in exchange for the stockholder's DSPT common stock.

    A successful IRS challenge to the status of the merger as a reorganization would result in a DSPT stockholder recognizing gain or loss with respect to each share of DSPT common stock in an amount equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the MTS common stock received in exchange. A stockholder's aggregate basis in the MTS common stock received would equal its fair market value, and the stockholder's holding period for the MTS common stock would begin the day after the merger.

ANTICIPATED ACCOUNTING TREATMENT

    The merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception. Either MTS or DSPT may terminate the merger agreement if the merger cannot be accounted for as a pooling of interests.

GOVERNMENTAL APPROVALS

    The merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be consummated until the waiting period specified under the act has expired. MTS and DSPT filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission on April 6, 1999. These filings commenced the 30-day waiting period. In letters dated April 20, 1999, the U.S. Department of Justice, Antitrust Division requested that MTS and DSPT voluntarily supply supplemental information concerning the merger. This request is not a formal "second request" for additional information or documentary materials under the Hart-Scott-Rodino Antitrust Improvements Act, but there can be no assurance that a "second request" will not be issued. MTS and DSPT have supplied some of the requested information and expect to supply further information on a voluntary basis. If additional information or documents is requested by these agencies, consummation of the merger could be delayed.

ABSENCE OF APPRAISAL RIGHTS

    Under Section 262 of the Delaware General Corporation Law, stockholders who do not vote in favor of or consent to a merger are not entitled to appraisal rights if the stock subject to such merger is listed on a national exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and the consideration to be received in such merger consists of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Because the Nasdaq National Market is designated as such a system and the DSPT common stock and MTS common stock are quoted on the Nasdaq National Market, holders of DSPT common stock are not entitled to appraisal rights with respect to the merger.

RESALE OF MTS COMMON STOCK

    The MTS common stock to be issued in connection with the merger will be freely transferable, except that shares issued to any DSPT stockholder or optionholder who is an affiliate of DSPT or who becomes an affiliate of MTS are subject to restrictions on resale. An affiliate is defined generally as including, without limitation, directors, executive officers and other persons who control a company. Stockholders of DSPT who may be deemed to be affiliates have executed agreements that prohibit the sale, transfer or other disposition of their DSPT common stock or MTS common stock received by stockholders in the merger, except in compliance with the requirements of federal securities laws and pooling of interests requirements. See "Approval of the Merger and Related Transactions--Affiliate Agreements" on page 36.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

    The following description of the merger agreement describes the material terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement/ prospectus and is incorporated by reference. We encourage you to read the entire merger agreement.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. If all the conditions to the merger contained in the merger agreement are satisfied or waived, we anticipate the effective time will occur on the date of the special meeting or as soon as practicable following the special meeting.

MERGER CONSIDERATION

    At the effective time of the merger, MTS will issue a total of 2,077,000 shares of its common stock in exchange for all outstanding shares of DSPT common stock and outstanding options to purchase DSPT common stock. As a result, each outstanding share of DSPT common stock and each "net option share" will be exchanged for a fraction, the exchange ratio, of a share of MTS common stock equal to 2,077,000 divided by the sum of outstanding DSPT shares and DSPT "net option shares."

    - "Net option shares" will represent the number of DSPT shares subject to outstanding options less a number of shares with a value, based upon the implied DSPT "share value" at the time of the merger, equal to the aggregate exercise price. Unvested shares will be discounted using a method mutually agreeable to the companies. As of April 14, 1999, DSPT had options for 663,468 shares outstanding with a weighted average exercise price of $5.446.

    - The implied "DSPT share value" at the time of the merger will be determined by dividing (a) the market value of the 2,077,000 MTS shares of common stock issued in the merger plus the aggregate exercise price of the DSPT options by (b) the total number of DSPT shares outstanding plus DSPT shares subject to outstanding options.

    - Example. For example, assuming at the time of the merger that the market value of MTS' common stock is $13.00 and all of DSPT's outstanding options as of April 14, 1999 remain unexercised, each DSPT share outstanding and each "net option share" will receive 0.8037 of a share of MTS common stock. If the market value of MTS' common stock is $11.00 at the time of the merger, each "net option share" will receive 0.8209 of a share of MTS common stock.

    The exact exchange ratio will not be determined until closing and will depend upon the market price of MTS common stock, the number of outstanding shares of DSPT common stock, the number of DSPT shares subject to outstanding options and the exercise prices of such options. Therefore, the actual exchange ratio for the merger, the aggregate value of the 2,077,000 MTS shares of common stock issued in the merger, and the allocation of the aggregate merger consideration between DSPT stockholders and optionholders could be affected by:

    - increases or decreases in the market price of MTS common stock;

    - exercises of DSPT options and their related exercise prices; and

    - grants of additional DSPT options.

    DSPT has agreed in the merger agreement that it will not grant options for more than 28,000 shares prior to the closing of the merger.

    The following table shows, for certain MTS stock prices at closing, the exchange ratio for the merger, the implied value of a share of DSPT common stock, the value of the aggregate merger consideration to be received by DSPT stockholders and optionholders and the allocation of such merger consideration between DSPT stockholders and optionholders. The amounts shown in the table below are calculated assuming that the number of outstanding shares of DSPT stock, the number of shares subject to outstanding options and the related exercise prices of such options remain constant at April 14, 1999 levels prior to closing.

                                                           % MERGER          % MERGER
                                           AGGREGATE     CONSIDERATION   CONSIDERATION TO
 MTS SHARE    EXCHANGE    IMPLIED DSPT      MERGER          TO DSPT            DSPT
   PRICE        RATIO      SHARE VALUE   CONSIDERATION   STOCKHOLDERS      OPTIONHOLDERS
-----------  -----------  -------------  -------------  ---------------  -----------------
 $    7.00        .8850     $    6.20    $  14,539,000          96.6%              3.4%
      8.00        .8360          6.90       16,616,000          94.2               5.8
      9.00        .8458          7.61       18,693,000          92.3               7.7
     10.00        .8321          8.32       20,770,000          90.8               9.2
     11.00        .8209          9.03       22,847,000          89.6              10.4
     12.00        .8116          9.74       24,924,000          88.6              11.4
     13.00        .8037         10.45       27,001,000          87.7              12.3
     14.00        .7969         11.16       29,078,000          86.7              13.0
     15.00        .7910         11.86       31,155,000          86.3              13.7
     16.00        .7859         12.57       33,232,000          85.8              14.2
     17.00        .7814         13.28       35,309,000          85.3              14.7
     18.00        .7773         13.99       37,386,000          84.8              15.2

    The following table shows, at an MTS share price of $13.00, the effect on the merger consideration if DSPT options for varying amounts of shares are exercised with a weighted average exercise price of $5.446, which is the weighted average exercise price of all options outstanding on April 14, 1999. The actual values will depend on the actual exercise prices of the options, if any, that are exercised. It is not possible to predict what the weighted average exercise prices of such options will be. DSPT optionholders may exercise options at any time until the effective time of the merger.

NUMBER SHARES                                                   % MERGER         % MERGER
  SUBJECT TO                                    AGGREGATE     CONSIDERATION    CONSIDERATION
  EXERCISED      EXCHANGE     IMPLIED DSPT       MERGER          TO DSPT          TO DSPT
   OPTIONS         RATIO       SHARE VALUE    CONSIDERATION   STOCKHOLDERS     OPTIONHOLDERS
--------------  -----------  ---------------  -------------  ---------------  ---------------
      50,000         .7966          10.36     $  27,001,000         88.9%            11.1%
     100,000         .7896          10.30     $  27,001,000         90.0%            10.0%
     200,000         .7756          10.08     $  27,001,000         92.1%             7.9%

    The value of MTS common stock at the time of the special meeting, the date of the completion of the merger, the date that stockholders eventually sell shares of MTS common stock, or at any other time, may be significantly different than the price of MTS common stock today. See "Market Price Data and Dividend Policy" on page 15 and "Material Terms of the Merger Agreement--Merger Consideration" on page 40. On April 27, 1999, the closing sale price of MTS common stock was $11.50. DSPT stockholders should obtain recent market quotations for MTS common stock and DSPT common stock and understand the exchange ratio being offered in the merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

    The obligations of MTS and DSPT to complete the merger are subject to the following conditions:

    - adoption of the merger agreement and approval of the merger by the DSPT stockholders;

    - the absence of any legal action making the merger illegal or prohibiting the merger or that would materially limit the ability of MTS to own and operate the assets and business of DSPT;

    - receipt of all material approvals and consents of third parties necessary to consummate the merger;

    - authorization for listing by the Nasdaq National Market of the MTS common stock to be issued in the merger to the DSPT stockholders;

    - receipt of all permits or other authorizations required by applicable state securities laws for the MTS common stock to be issued in connection with the merger;

    - expiration or termination of the applicable waiting period under antitrust laws; and

    - the registration statement of which this proxy statement/prospectus is a part being declared effective under the Securities Act.

    CONDITIONS TO THE OBLIGATION OF DSPT

    The obligation of DSPT to complete the merger is subject to the following additional conditions:

    - compliance by MTS with its obligations under the merger agreement and the representations and warranties made by MTS in the merger agreement being true as of the effective time of the merger as if made at that time. Any inaccuracies in the representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies considered collectively do not constitute a material adverse effect on MTS;

    - Gray Cary Ware & Freidenrich LLP delivering to DSPT its tax opinion;

    - Grant Thornton LLP delivering to DSPT and Arthur Andersen LLP letters stating that such accounting firm is not aware of any fact concerning DSPT that would preclude the merger from being treated as a pooling of interests for financial accounting purposes;

    - Arthur Andersen LLP delivering to MTS a letter stating that such accounting firm concurs in MTS management's conclusion that the merger may be accounted for as a pooling of interests; and

    - Lindquist & Vennum P.L.L.P. delivering to DSPT its legal opinion.

    CONDITIONS TO THE OBLIGATION OF MTS

    The obligation of MTS to complete the merger is subject to the following additional conditions:

    - compliance by DSPT with its obligations under the merger agreement and the representations and warranties made by DSPT in the merger agreement being true as of the effective time of the merger as if made at that time. Any inaccuracies in representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies considered collectively do not constitute a material adverse effect on DSPT;

    - Lindquist & Vennum P.L.L.P. delivering to MTS its tax opinion;

    - Grant Thornton LLP delivering to DSPT letters stating that such accounting firm is not aware of any fact concerning DSPT that would preclude the merger from being treated as a pooling of interests for financial accounting purposes;

    - Gary Cary Ware & Freidenrich LLP delivering to MTS its legal opinion;

    - Arthur Andersen LLP delivering to MTS a letter stating that such accounting firm concurs in MTS management's conclusion that the merger may be accounted for as a pooling of interests; and

    - execution of employment agreements by F. Gil Troutman and Larry Moulton.

Messrs. Troutman and Moulton delivered signed employment agreements satisfying this condition on the date the merger agreement was signed.

    "Material Adverse Effect" means an effect that is, or at the time of the effect it is probable that the effect will be, materially adverse (1) to the company's business, results of operation or financial condition, (2) to the ability of the company to conduct its business, as presently conducted, following the effective time or, with respect to DSPT, to the ability of MTS to derive the benefits of owning all of the stock of the surviving corporation, or
(3) to the company's ability to perform any of its material obligations under the merger agreement or to consummate the merger. The following events are not material adverse effects:

    - changes in the market price or trading volume of the DSPT common stock or the MTS common stock;

    - DSPT or MTS failing to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of the merger agreement and prior to the merger;

    - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. or world economy;

    - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the powertrain testing or instrumentation industry generally;

    - an event, violation, inaccuracy, circumstance or other matter that results primarily from the announcement or the pendency of the merger or the transactions contemplated by the merger agreement; or

    - an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required or permitted by the merger agreement.

    There can be no assurance that all of the conditions to the merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties of DSPT and MTS relating to, among other things, aspects of the respective businesses of the companies and other matters. The representations and warranties expire at the effective time of the merger.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    AFFIRMATIVE COVENANTS OF DSPT

    DSPT has agreed that, prior to the effective time, except to the extent MTS shall consent in writing, DSPT will:

    - conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice; and

    - use commercially reasonable efforts to preserve substantially intact its business organization, to keep the services of its officers and employees available and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers and others having business dealings with it.

    NEGATIVE COVENANTS OF DSPT

    DSPT has agreed that, prior to the effective time, except to the extent MTS shall consent in writing and subject to certain exceptions, DSPT will not:

    - amend its certificate of incorporation or bylaws;

    - subject to the continuation of its normal stock option program, issue or sell, or issue options, warrants, commitments, subscriptions, rights to purchase or otherwise any stock of any class;

    - split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution;

    - incur or assume any debt except for borrowing incurred in the ordinary course of business and consistent with past practice;

    - increase the compensation or pay, modify or accelerate the benefits, including but not limited to pension, severance, retirement, change of control and stock option benefits, of any DSPT director, officer, employee or consultant other than in the ordinary course or business or consistent with past practice or consistent with existing contractual commitments or as required by applicable law;

    - sell, transfer, mortgage, dispose of or encumber any assets material to DSPT taken as a whole, other than liens that would not materially adversely affect DSPT, except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of the merger agreement;

    - acquire or agree to acquire any other business or any material assets or make new capital expenditures in excess of $50,000, except purchases of inventory in the ordinary course of business and consistent with past practice;

    - enter into, amend or terminate any material contracts;

    - make any material changes in credit policies or inventory consignment practices;

    - remove or permit the removal of any material assets of DSPT from any of its facilities except in the ordinary course or business or unless the removed asset is replaced with a similar item of equal quality;

    - alter or revise any accounting methods in any material respect, except as required by law or by a change in generally accepted accounting principles;

    - institute, settle or compromise any legal or governmental action pending or threatened against DSPT involving amounts in excess of $50,000; or

    - knowingly take any action that would render any representation, warranty, covenant or agreement of DSPT in the merger agreement inaccurate or breached such that the conditions to the obligation of MTS to close the merger will not be satisfied at closing.

    AFFIRMATIVE COVENANTS OF MTS

    MTS has agreed that, prior to the effective time, it will:

    - conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice; and

    - use commercially reasonable efforts to preserve substantially intact its business organization, to keep the services of its officers and employees available and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors and others having business dealings with it.

    NEGATIVE COVENANTS OF MTS

    MTS has agreed that, prior to the effective time, except to the extent DSPT shall consent in writing and subject to certain exceptions, MTS will not:

    - amend its articles of incorporation or bylaws;

    - subject to the continuance of normal stock option programs and other exceptions, issue or sell, or issue options, warrants, commitments, subscriptions, rights to purchase or otherwise any stock of any class;

    - combine or reclassify any shares of its capital stock or declare, set aside or pay any extraordinary dividend or other distribution;

    - acquire or agree to acquire or dispose of any business or assets which could reasonably be expected to materially delay the consummation or materially increase the risk of non-consummation of the transactions contemplated by the merger agreement;

    - sell, transfer, mortgage or otherwise dispose of or encumber any assets or properties material to MTS taken as a whole, other than liens that would not materially adversely affect MTS, except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of the merger agreement;

    - alter or revise any accounting methods in any material respect, except as required by law or by a change in generally accepted accounting principles;

    - knowingly take any action that would result in a failure to maintain the quotation of MTS common stock on the Nasdaq National Market; or

    - knowingly take any action that would render any representation, warranty, covenant or agreement of MTS in the merger agreement inaccurate or breached such that the conditions to the obligation of DSPT to close the merger will not be satisfied at closing.

    MUTUAL COVENANTS OF MTS AND DSPT

    MTS and DSPT have each agreed that, prior to the effective time, they will:

    - permit the other company to inspect its records and to consult with its officers, employees, consultants, advisors, distributors, customers, suppliers and other companies having business with DSPT during normal business hours;

    - notify the other company of the occurrence of any event that will or could reasonably be expected to result in a failure to satisfy certain conditions of the merger;

    - use commercially reasonable efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies;

    - use reasonable best efforts to cause the merger to be treated as a pooling of interests for financial accounting purposes;

    - use commercially reasonable efforts to cause the merger to qualify, and not take any action which would prevent the merger from qualifying, as a tax-free reorganization; and

    - use commercially reasonable efforts to take all action necessary to consummate the transactions in the merger agreement.

    In addition, DSPT will:

    - use commercially reasonable efforts to obtain all material approvals and consents of third parties necessary to consummate the transactions contemplated by the merger agreement;

    - call and hold a meeting of its stockholders for the purpose of considering and acting upon a proposal to consummate the transactions contemplated by the merger agreement;

    - cooperate with MTS and use reasonable best efforts to cause to be delivered to MTS a letter from Grant Thornton LLP regarding pooling issues; and

    - use commercially reasonable efforts to cause all outstanding shares of any subsidiary to be transferred for no or nominal consideration to a person designated by MTS.

    In addition, MTS shall:

    - prepare and submit an application to the Nasdaq National Market to list the MTS common stock to be issued in connection with the merger;

    - take all action necessary to cause the merger subsidiary to perform its obligations under the merger agreement;

    - from and after the effective time, to the extent practicable and commercially reasonable and subject to certain exceptions, provide employee benefits and programs to the employees of DSPT that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date of the merger agreement and disclosed to MTS in writing; and

    - maintain DSPT's directors' and officers' liability insurance for the directors and officers of DSPT for a minimum period of six years following the effective time of the merger.

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER TRANSACTION PROPOSALS

    DSPT has agreed not to, directly or indirectly:

    - solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, a third party concerning an alternative transaction. An alternative transaction includes any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction, an acquisition of more than 50% of the DSPT common stock or a sale, lease, exchange, license, transfer or other disposition of more than 50% of DSPT's assets in a single or series of related transactions; or

    - otherwise knowingly facilitate any effort or attempt to propose, make or implement an alternative transaction.

    These clauses and the other provisions of the merger agreement, however, will not prohibit DSPT from, prior to the vote of the DSPT stockholders in the merger, furnishing nonpublic information to or entering into discussions or negotiations with any third party that makes an unsolicited superior proposal, defined below, if, and only to the extent that

    - DSPT's board of directors reasonably and in good faith determines that failure to take that action would be inconsistent with its fiduciary duties to DSPT's stockholders;

    - prior to furnishing nonpublic information to or entering into discussions or negotiations with the third party, DSPT (1) provides written notice to MTS that it intends to furnish information to or enter into discussions or negotiations with a third party making a superior proposal, naming the person or entity making the superior proposal, and (2) receives from such third party an executed confidentiality agreement with terms no less favorable to DSPT than the confidentiality agreement with MTS; and

    - DSPT provides MTS with all nonpublic information to be provided to the third party and keeps MTS informed, on a daily or more regular basis of the status, terms and conditions and all other material information with respect to any discussions or negotiations.

    For purposes of the merger agreement, the term "superior proposal" means a proposal for an alternative transaction that the DSPT board of directors determines, reasonably and in good faith to be more favorable to DSPT's stockholders than the merger. This determination must be made after consultation with DSPT's financial advisors, taking into account the likelihood of consummation of the alternative transaction, including, but not limited to, the conditions to consummation and the consequences under the alternative transaction of any material adverse effects or changes in DSPT.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time as follows:

    - by mutual written consent of MTS and DSPT duly authorized by the board of directors of each MTS and DSPT;

    - by MTS or DSPT if the merger has not been consummated by July 31, 1999; however, such right to terminate will not be available for any company that breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure to consummate the merger by such date, and if there is a request for additional information from the Department of Justice or the Federal Trade Commission pursuant to the HSR Act the date for consummating the merger shall be extended to October 31, 1999;

    - by MTS or DSPT if a court or an administrative, governmental or regulatory authority has issued a final nonappealable order, decree or ruling, or taken any other action having the effect of permanently restraining, enjoining or prohibiting the merger;

    - by MTS or DSPT if DSPT's stockholders do not approve and adopt the merger agreement and the merger; however, such right to terminate will not be available to any company that breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure to obtain that stockholder approval;

    - by MTS if

       -- DSPT has breached its obligations with respect to alternative transactions as discussed above;

       -- DSPT's board of directors recommends, approves or authorizes DSPT's acceptance or execution of a letter of intent or definitive agreement providing for an alternative transaction;

       -- DSPT's board of directors has modified in a manner materially adverse to MTS, or withdrawn, its recommendation of the merger agreement; or

       -- a tender offer or exchange offer for any outstanding shares of DSPT common stock is commenced and the DSPT board of directors fails to recommend against acceptance or the tender offer by its stockholders or exchange offer or takes no position with respect to the acceptance of the tender or exchange offer by DSPT's stockholders.

    - by MTS or DSPT prior to the approval by the stockholders of DSPT if

       -- DSPT's board of directors has authorized DSPT to enter into a letter of intent or binding written agreement concerning a superior proposal and has provided written notice to MTS of the proposal;

       -- MTS does not make, within 10 business days after receipt of DSPT's written notice of its intention to enter into the letter of intent or binding agreement, an offer that the DSPT board determines is at least as favorable to DSPT's stockholders as the superior proposal; and

       -- upon a termination under these circumstances, DSPT pays to MTS the termination fee described below, DSPT agrees not to enter into such a letter of intent until at least the eleventh business day after MTS has received written notice from DSPT and to notify MTS if its intention to enter into such a letter of intent or binding agreement changes.

    - by MTS if MTS is not in material breach of its obligations under the merger agreement and there has been a material breach by DSPT of any of DSPT's representations, warranties or obligations under the merger agreement so that the conditions of the obligations of MTS to close the merger cannot be satisfied and the breach cannot be cured by DSPT through the exercise of reasonable efforts; or

    - by DSPT if DSPT is not in material breach of its obligations under the merger agreement and there has been a material breach by MTS of any of MTS' representations, warranties or obligations under the merger agreement so that the conditions to the obligations of DSPT to close the merger cannot be satisfied and the breach cannot be cured by MTS through the exercise of reasonable efforts.

EXPENSES AND TERMINATION FEE

    If the merger is abandoned because the merger agreement is terminated, all expenses will be paid by the party incurring them.

    DSPT will pay to MTS a termination fee equal to $400,000 if the merger agreement is terminated:

    - by MTS if DSPT has breached its obligations with respect to alternative transactions as discussed above;

    - by MTS if

       -- DSPT's board of directors recommends, approves or authorizes DSPT's acceptance or execution of a letter of intent or definitive agreement providing for an alternative transaction;

       -- DSPT's board of directors has modified in a manner materially adverse to MTS, or withdrawn, its recommendation of the merger agreement; or

       -- a tender offer or exchange offer for any outstanding shares of DSPT common stock is commenced and the DSPT board of directors fails to recommend against acceptance or takes no position with respect to the acceptance by DSPT's stockholders, and within twelve months after the date of such termination DSPT enters into a letter of intent or a definitive agreement with a third party for an alternative transaction.

    - by MTS or DSPT if the DSPT board authorizes DSPT to accept a superior proposal and MTS does not make an offer that is at least as favorable to DSPT's stockholders as the superior proposal within 10 business days after DSPT's written notice.

                        INFORMATION WITH RESPECT TO DSPT

BUSINESS OF DSPT

INTRODUCTION

    DSPT designs, develops, manufactures, markets and integrates high-speed computer-automated instrumentation for measurement and control applications. DSPT has two divisions, the transportation group, which focuses on powertrain testing, and the lab group, which focuses on vehicle safety and component testing, general data acquisition and signal analysis. Powertrain testing is currently DSPT's largest market and major focus.

    On January 21, 1999, DSPT announced its strategic decision to relocate its corporate headquarters to, and consolidate its transportation group operations in Ann Arbor, Michigan in order to allow efficient operation of the transportation group, its largest and most profitable business segment. DSPT recorded a one-time pre-tax restructuring charge of $496,000 in the fourth quarter of 1999 which consists of $306,000 in severance pay and $190,000 in estimated idle facility and winding down costs in connection with the restructuring.

    DSPT's products are used to gather and measure analog signals generated by transducers and/or detectors which measure physical properties such as temperature, pressure and acceleration. These products have been used primarily in the transportation industry, in powertrain testing such as dynamometer control and automotive combustion research, and vehicle impact and simulation testing. Aerospace companies, universities and government-funded agencies use DSPT's products in ultrasonics, chemical kinetics, plasma diagnostics, spectroscopy, fusion research, explosives testing and vibration analysis.

    DSPT was incorporated in California in July 1982 and began operations in May 1984. DSPT reincorporated in Delaware in September 1997.

STRATEGY

    DSPT's strategy is to focus its resources on the transportation market as DSPT's largest market. DSPT defines the transportation market as including the following industries and segments:

    - major vehicle manufacturers and their suppliers;

    - the diesel industry, e.g., manufacturers of heavy trucks, farm and construction equipment and large stationary engines;

    - the fuels and lubricants industry;

    - small engine manufacturers; and

    - racing engine technology.

    DSPT believes that the fundamental factors of government environmental regulation, global competition among vehicle manufacturers, and rapid technological progress are expanding the demand for advanced turnkey powertrain test solutions. Large domestic and international customers demand more custom turnkey solutions that require more complex services. DSPT believes that investments in this area are necessary and logical steps towards expanding its share of the transportation market.

    To address its customers' needs in the transportation market, DSPT announced its strategic decision in early fiscal 1997 to focus more heavily and expand its capabilities on the services side of the business, continue development of new products with higher levels of capability and integration, and take a more aggressive approach to marketing with the goal of becoming a full-service company capable of manufacturing and providing turnkey integration of DSPT's products.

    DSPT also continues to invest in the development of data acquisition products. In fiscal 1999, DSPT introduced ADAPT-CAS, its new combustion analysis system, BaseLine ADAPT, its new, low-cost dynamometer control system, and software enhancements to ADAPT-DAC, DSPT's primary dynamometer control system.

    DSPT entered into a Strategic Alliance Agreement dated February 26, 1995 with FEV Motorentechnik GmbH & Co. KG. As of February 26, 1999, FEV beneficially owned approximately 12.5% of DSPT outstanding common stock. DSPT entered into the strategic relationship with FEV in order to combine resources, technology and distribution for joint product development and distribution within certain territories. Under the terms of the agreement, DSPT and FEV have agreed to jointly develop and manufacture certain products as well as act as sole distributors of each other's pre-existing products within certain respective territories, and to act as strategic partners with respect to distribution for other parts of the world. DSPT, MTS and FEV have entered into an agreement which will supersede this agreement effective upon the merger. See "Information with Respect to MTS" on page 65.

PRODUCTS AND CUSTOMERS

    DSPT manufactures and markets data acquisition and control products in the form of integrated systems, modules and proprietary software developed by DSPT. The transportation group provides powertrain testing and the lab group provides vehicle safety and component testing and general data acquisition and signal analysis.

    POWERTRAIN TESTING PRODUCTS

    DSPT supplies a wide range of products and services for powertrain test cells. DSPT's RedLine and BaseLine products are accepted as standards by leading automakers around the world. These systems help its customers develop more cost effective, fuel efficient engines. By integrating hardware, software, services and expertise into a cost-effective system, DSPT creates solutions that focus on its customers' specific needs. These solutions, based on industry standards, provide long-term flexibility for changing test requirements. The following is a list of DSPT's major customers in the transportation market:

-  Engelhard Corporation               -  John Deere

-  FEV                                 -  Lubrizol Corporation

-  General Motors Corporation          -  Sverdrup Technology, Inc.

    REDLINE ADAPT-DAC. The data acquisition and control system is a crucial component in a powertrain test cell. RedLine ADAPT-DAC offers real-time control over the engine being tested. Multi-processor architecture allows the system to acquire data on hundreds of pre-set parameters simultaneously as the engine responds to test conditions. It can interface with and control a wide variety of other test instruments and systems, including emission benches, combustion analyzers and other devices. With its networking capabilities, ADAPT-DAC can provide centralized, remote control of an entire suite of test cells. It features innovative graphics and runs on a personal computer in the Windows environment. The systems sell from $60,000 for a base model up to $500,000 with accessory products, hardware spares, custom software, integration, installation and training.

    REDLINE ADAPT-CAS. DSPT introduced the RedLine ADAPT-CAS at the SAE show in February 1998. It is the third generation combustion analysis product of RedLine ACAP which was introduced in 1991. ADAPT-CAS incorporates years of feedback from industry leaders around the world. Designed for seamless integration with ADAPT-DAC or with VME-bus or VMX-bus systems from other vendors, it enhances the usefulness and quality of test data, raises the efficiency of test cell operations and increases test safety. It is easy to use and features dynamic graphic displays. Integrated with ADAPT-DAC, the combined system offers a single user interface for operation, display of data, and system configuration. The systems range in price from approximately $30,000 for a base system to over $150,000.

    REDLINE DYNO. DSPT offers a line of dynamometers called RedLine DYNO. These dynamometers are low-inertia, high-response units designed for the quick transient conditions of sophisticated powertrain testing. They interface directly with RedLine ADAPT-DAC and provide another element in the complete solution for powertrain testing. The systems range in price from approximately $25,000 to $125,000.

    REDLINE CONNECT. As test cell electronics proliferate, test-cell wiring becomes more complex, time-consuming and error-prone. The RedLine CONNECT system provides a fast, simple, modular solution for interfacing test cell instrumentation and signals. It combines the flexibility of individual signal connections with the speed and convenience of single-point mass termination. These systems range in price from approximately $15,000 to $25,000.

    BASELINE ADAPT. BaseLine ADAPT is a self-contained data acquisition and control system needing only a PC workstation and test cell interfaces to implement an operational test system. It is the lower cost alternative to RedLine ADAPT and offers space savings of approximately 70%, a significant advantage in the equipment-crammed environment of today's test cell. Typical systems range in price from approximately $35,000 to $45,000.

    TEST CELL INSTRUMENTATION AND ACCESSORY PRODUCTS. DSPT provides a comprehensive array of test cell accessories (e.g., engine supports, coolant control systems, containerized powertrain test cells) as integral parts of RedLine installations.

    TEST CELL SERVICES. DSPT provides test cell services to its customers as part of a turnkey solution. These services are provided with sales of the powertrain testing products described above. DSPT provides services in the areas of custom manufacturing, system integration, project engineering and management, installation and commissioning. Test cell services personnel work in close partnership with customers to design, install and service a wide variety of powertrain test facilities. In the planning phase, project and applications engineers work closely with customers' selected contractors to design and integrate complex systems and facilities that will meet their needs. During installation, DSPT's installers and commissioning engineers work with the customer to ensure timely completion and thorough testing of all equipment.

    VEHICLE SAFETY AND COMPONENT TESTING PRODUCTS

    IMPAX data acquisition systems are systems typically used in collecting and processing data from full-scale vehicle crash tests, sled simulators and component test stands. In addition, they have been used for investigating lift-off dynamics for space launch vehicles. Systems prices range from about $150,000 to $400,000 depending on the configuration. Major customers for this product are General Motors Corporation, Autoliv, Lockheed-Martin and Morton International.

    GENERAL DATA ACQUISITION AND SIGNAL ANALYSIS PRODUCTS

    SIGNAL ACQUISITION PRODUCTS. SigLab high-performance signal acquisition products are subsystems for personal computers and workstations in the electronic and electro-mechanical device analysis market. SigLab products provide a cost-effective, portable technology for measurement applications like computer hard disk head positioning or acoustic noise suppression systems in automobiles. The products are controlled by and integrated with the MATLAB software from The MathWorks Inc. of Natick, Massachusetts. The products range in price from $5,000 for a base 2-channel unit to $30,000 for a 6-channel system with optional software and additional memory. Major customers for these products are distributors such as Signaltech, Sigmatest and Accoutionies, and customers such as G-Tech Instrument, Inc. and Phase Metrics.

    CUSTOM DATA ACQUISITION SYSTEMS. DSPT also designs custom systems for customer-specific measurement or control applications. These systems are configured from DSPT's line of modules, such as signal conditioners, transient recorders, analog-to-digital converters and interface modules. These systems are typically sold to universities, government-funded labs and research and development labs. The typical selling price of a system ranges from about $25,000 to about $300,000 for a complex installation. Major customers for these products are Boeing Commercial Airplane, Naval Air Warfare Center, Telogy, Stanford Linear Accelerator and Ethyl Corporation.

MANUFACTURING AND SUPPLIERS

    DSPT manufactures its products from components and prefabricated parts such as integrated circuits, printed circuit boards, power supplies and enclosures manufactured by others. Manufacturing operations consist of assembly of printed circuit boards, power supplies and crates, system integration and final testing. Materials and components used by DSPT in manufacturing are available primarily from domestic sources. Where possible, DSPT buys from multiple sources to avoid dependence on any single supplier. However, certain custom analog devices are only available from a limited number of suppliers.

MARKETING AND SALES

    In the United States, DSPT primarily sells and services its products through its own sales and service organizations located in Michigan and California. In Canada, Western Europe, Korea and Japan, DSPT sells its products through independent distributors through whom DSPT provides technical and administrative assistance. For its transportation market products, DSPT distributes its products through FEV in Europe except for the United Kingdom. In the United Kingdom, DSPT operates a sales and customer support subsidiary for its powertrain testing products. DSPT's standard terms of sale generally require payment within 30 days of shipment.

    The following customers accounted for over 10% of fiscal 1999 net sales:
General Motors accounted for 15%, Sverdrup for 14% and Engelhard for 12%. In fiscal 1998, General Motors accounted for 21% of net sales and Hyundai Motor accounted for 14% of net sales. General Motors accounted for 18% of net sales in fiscal 1997. No other customer accounted for 10% or more of DSPT's net sales in fiscal years 1999, 1998 or 1997. Sales of DSPT products through DSPT's relationship with FEV during fiscal 1999 were approximately $1,248,000 or approximately 5% of DSPT's total net sales.

    Export sales, primarily to the United Kingdom, Western Europe, and the Far East, accounted for approximately 20%, 35% and 32% of sales in 1999, 1998 and 1997, respectively.

    At January 31, 1999, DSPT had an order backlog of approximately $4,800,000 compared to a backlog of approximately $11,500,000 at January 31, 1998, and approximately $9,500,000 at January 31, 1997. Backlog consists of orders believed by management to be firm and scheduled for delivery within twelve months. However, most orders can be rescheduled or canceled by customers without significant penalty. In addition, backlog is dependent on the timing of orders, particularly large orders, and on seasonal spending for capital requirements. Accordingly, backlog at January 31, 1999, or at any other date, may not be indicative of prospective sales.

SERVICE AND WARRANTY

    DSPT maintains a telephone hotline staffed with qualified technicians to respond to service calls. Most servicing is performed at its facilities in Fremont, California and Ann Arbor, Michigan.

    DSPT generally extends a one-year warranty for its products. Warranty costs have been nominal to date.

RESEARCH AND DEVELOPMENT

    DSPT's ability to compete successfully in an industry subject to rapid technological change depends on, among other things, its ability to anticipate and respond to such change. Accordingly, DSPT is committed to a high level of research and development activity. In 1999, the principal products introduced were the transportation group's RedLine ADAPT-CAS, its new combustion analysis system, BaseLine ADAPT, a lower cost dynamometer controller and several software enhancements and upgrades to ADAPT-DAC system, its primary dynamometer control system. In 1999, the lab group introduced several new software add-ons which have helped broaden the market for its signal acquisition products. DSPT expects that in 2000 research and development activities will focus primarily on software development for new products and product enhancements.

    DSPT incurred expenditures for research and development of $2,765,000 in fiscal 1999, $2,352,000 in fiscal 1998 and $2,203,000 in fiscal 1997, representing 11%, 11%, and 12% of total sales in each such period. In accordance with the Statement of Financial Accounting Standards No. 86 which requires the capitalization of software development costs incurred subsequent to establishing the technological feasibility of producing the finished software product. DSPT capitalized $522,000, $517,000, and $630,000 in fiscal 1999, 1998 and 1997, respectively.

COMPETITION

    Competition, from both U.S. and foreign competitors, is strong and active. Some of these competitors are substantially larger companies with greater resources. DSPT management believes that these companies include AVL located in Graz, Austria, and Sverdrup, a system integrator based in Tennessee.

    DSPT competes primarily on the basis of product diversity, features and functions, price/ performance, flexibility, and technical support. In addition, DSPT believes that an additional competitive factor in the automotive market is its installed base in the United States. DSPT believes that it competes favorably with respect to all these factors. Systems integration experience and ability is increasingly a factor in large system orders and DSPT believes that it has the personnel and the resources to compete in this area, although many of its competitors are substantially larger with greater resources.

PROPRIETARY RIGHTS

    DSPT relies upon a combination of copyright, trade secret laws and non-disclosure and licensing agreements to establish and maintain its proprietary rights to its products. The laws of foreign countries may not protect DSPT's proprietary rights to the same extent as do the laws of the United States. Although DSPT continues to implement protective measures and intends to defend its proprietary rights, these measures may not be successful. DSPT believes, however, that, because of the rapid pace of technological change in the automated test, measurement and control industries, the legal protections for its products are less significant factors in DSPT's success than the knowledge, ability, and experience of DSPT's employees, the frequency of product enhancements and the timeliness and quality of support services provided by DSPT.

    DSPT is subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights. Technology used in DSPT's products is licensed from third parties on a non-exclusive basis. These license agreements generally require DSPT to pay royalties and to fulfill confidentiality obligations in order to maintain the licenses. The termination of any of these licenses may have a material adverse effect on DSPT's operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of its products or relating to current or future technologies, DSPT may not be able to do so on commercially reasonable terms.

EMPLOYEES

    DSPT had 158 employees at January 31, 1999. Of these employees, 107 worked in manufacturing and engineering, 29 in marketing and sales and 22 in administration. None of DSPT's employees is represented by a labor union and there has never been a disruption of operations due to labor dispute.

PROPERTIES

    DSPT's facilities consist of approximately 28,000 square feet of space in Fremont, California and approximately 26,000 square feet of space in Ann Arbor, Michigan which are leased under operating leases. The Fremont facility lease provides for monthly rent payments of $15,146 through October 1998 and $35,388 from November 1998 through lease expiration on July 1999. DSPT plans to move its lab group to a smaller location when the lease expires.

    The Ann Arbor facility leases consist of:

    - A seven-year lease for one building which expires in January 2000, providing for annually increasing monthly rental payments reaching $10,257 during the seventh year. DSPT expects to move out of this facility when the lease expires.

    - A 31-month lease for another building which expires in June 1999, with monthly rental payments of $4,308 from December 1996 through May 1998 and increasing to $4,602 per month thereafter. DSPT plans to extend its lease on this facility until it is able to move into its new facility.

    - A facility sublease commencing October 1998, providing for monthly rental payments of $4,696, and renewable annually each June until June 2002. If DSPT does not renew the lease, DSPT is responsible to pay the lessor a one-time payment to cover the unamortized costs of the tenant improvements. DSPT expects to renew its lease for another year in June 1999.

    DSPT is obligated to pay real estate taxes, insurance and maintenance expenses associated with the leased facilities.

    DSPT is in the process of constructing a new 57,200 square foot facility located in Ann Arbor, Michigan, which will house its corporate headquarters and transportation group. Under the terms of the construction contract, DSPT is obligated to pay the contractor $3,750,000 for the construction of the new facility which is expected to be completed sometime during the fall of 1999. Management believes that the new facilities will be adequate for the company over the next two to three years.

    DSPT also owns a condominium located in Ann Arbor, Michigan.

MARKET FOR DSPT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    MARKET INFORMATION

    DSPT's common stock is currently traded on the Nasdaq National Market under the symbol "DSPT." The following table sets forth, for the periods indicated, the high and low closing sales prices of the common stock as reported by the Nasdaq market.

                                                                YEAR ENDED            YEAR ENDED
                                                             JANUARY 31, 1999      JANUARY 31, 1998
                                                           --------------------  --------------------
                                                             HIGH        LOW       HIGH        LOW
                                                           ---------  ---------  ---------  ---------
First Quarter............................................     10.625      8.000      6.375      5.375

Second Quarter...........................................     10.000      7.500      6.000      4.875

Third Quarter............................................      9.375      5.375     11.625      5.625

Fourth Quarter...........................................      7.938      6.50      11.938      8.000

    HOLDERS

    The approximate number of holders of record of DSPT's common stock at March 31, 1999 was 90. DSPT believes that these recordholders represent approximately 1,050 beneficial owners.

    DIVIDEND POLICY

    DSPT has never declared or paid dividends on its common stock. There are no dividend restrictions in DSPT's bank line of credit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    RESULTS OF OPERATIONS

    The following table sets forth, for the indicated periods, the percentages that certain items in the consolidated statements of income bear to net sales. The table and subsequent discussion should be read in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.

                                                                YEAR ENDED JANUARY 31,
                                                         -------------------------------------
                                                            1999         1998         1997
                                                            -----        -----        -----
Net sales..............................................         100%         100%         100%
Gross profit...........................................          53           54           56
Research and development expenses......................          11           11           12
Marketing, general and administrative expenses.........          32           31           37
Restructuring costs....................................           2           --           --
Operating income.......................................           9           12            7
Net income.............................................           6            7            5

    For accounting purposes, DSPT changed to a 52/53 week convention with the fiscal year ending on the Sunday nearest the end of January effective on the fiscal year beginning February 1, 1997. However, for financial reporting purposes, each fiscal quarter or year is presented as if it ended on the last day of such period. The number of days covered in each year used in the period-to-period comparisons are essentially the same with 1999 and 1998 having 364 days and 1997 having 366 days.

    OVERVIEW. One of the major trends occurring in the transportation industry, DSPT's largest market, is that large customers are demanding custom turnkey solutions that require more complex integration services. DSPT believes that investments in this area are necessary to expand its share of the transportation market. Starting in 1997, DSPT invested heavily in developing significant service capabilities in the areas of custom manufacturing, system integration, project engineering/management, installation and commissioning with the goal of becoming a full-service company capable of manufacturing and providing turnkey integration of its products. DSPT's turnkey solutions, which combine our products and integration services, have provided DSPT's growth in the last three years.

    REVENUES AND SALES BACKLOG. Revenues were $25,396,000, $22,038,000 and $17,987,000 in 1999, 1998 and 1997, respectively, with annual revenue growth of 15% from 1998 to 1999 and 23% from 1997 to 1998. Revenue growth during 1999 and 1998 was principally driven by several large orders, contracts greater than $1,000,000, for the transportation group turnkey RedLine data acquisition and control systems that increased sales backlogs to $9,500,000 at January 31, 1997 and to $11,500,000 at January 31, 1998. In addition, the introduction of new products in the lab group slowed the decline in revenues for the lab group from 1997 to 1998 and resulted in a slight increase from 1998 to 1999.

    Overall revenue growth slowed in 1999 and sales backlog decreased to $4,800,000 at January 31, 1999, as the total dollar amount of large orders for transportation group products dropped significantly in 1999 compared to 1998, primarily due to delays in budgetary approvals from several major customers, as well as the delay in the introduction of DSPT's new RedLine combustion product, Redline ADAPT-CAS. In addition, revenues and sales bookings from the Asian market for Transportation Group products fell dramatically, reflecting the economic conditions in that region.

    The revenue increase in 1997 compared to 1996 was principally due to continued increase in demand for the transportation group products and services associated with RedLine ADAPT-DAC.

    Product revenues amounted to $21,349,000, $19,114,000 and $16,154,000 in
1999, 1998 and 1997, respectively. Product revenues grew by 12% in 1999 from 1998, and by 18% in 1998 and 1997. Product revenue growth in 1999 and 1998 was primarily due to the large orders received for its turnkey solutions in 1998 and 1997. The decrease in the rate of product revenue growth experienced in 1999 is attributable to the factors described above.

    Service revenues amounted to $4,047,000, $2,924,000 and $1,833,000 in 1999,
1998 and 1997, respectively. Service revenues grew by 38% in 1999 from 1998, and by 59% in 1998 from 1997. Service revenues amounted to 16%, 13% and 10% of total revenues in 1999, 1998 and 1997, respectively. The growth in service revenues in all periods reflects an increase in integration services revenues as part of turnkey system solutions introduced in 1997 to fill the growing need from DSPT's large transportation group customers. In addition, maintenance contracts and training services also increased as product revenues increased.

    GROSS PROFIT. Gross profit percentage decreased to 53% in 1999 compared to 54% in 1998 and 56% in 1997. Gross profit percentage is subject to change due to various factors, including variation in product mix, changes in component costs and revenue levels. As anticipated in 1999 and 1998, the decrease in gross profit percentages is a result of product mix shift towards lower margin transportation group turnkey RedLine systems. This shift in product mix decreased the gross profit percentage in the transportation group segment from a high of 56% in 1997 to 52% in 1998 and 51% in 1999. These percentages were offset partially by the increasing gross profit margins for the lab group that went from 58% in 1997 to 62% in 1998 and 68% in 1999. The increase in margins in the lab group was primarily due to a shift in product mix to higher margin new products.

    Information regarding gross margins related to product sales and service sales are not provided separately as such information is not readily available from DSPT's management information system.

    RESEARCH AND DEVELOPMENT. DSPT invests in new product and application developments in both the transportation group and lab group. The majority of the research and development expenses in all the periods presented were for the transportation group which introduced several new products and enhancements during the last three years.

    Research and development expenses during the last three years remained at 11-12% of revenues. The increase in absolute dollars in 1999 compared to 1998 was primarily due to the addition of engineering consultants in the short term to accelerate the completion of certain product development projects, including RedLine which was behind schedule. DSPT anticipates research and development expenses to continue to increase in absolute dollars as it continues to add personnel to staff its development projects. However, it is expected that research and development expenses will remain at approximately 11% of net sales.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses increased in absolute dollar amounts by $1,095,000, or 16% in 1999 from $6,916,000 in 1998. As a percentage of sales, these expenses increased slightly to 32% in 1999 compared to 31% in 1998. The increase in spending in 1999 compared to 1998 was due to increased sales and marketing expenses, including the hiring of additional marketing personnel and increased advertising and sales collateral budgets. These expenses were primarily incurred to permit increased focus on industrial manufacturers and a broad range of transportation industry equipment suppliers. DSPT also increased trade show expenses to introduce new products and incurred higher administrative support costs in 1999.

    Marketing, general and administrative expenses increased in absolute dollar amounts by 3% in 1998 compared to 1997, and decreased as a percentage of sales to 31% in 1998 from 37% in 1997. The increase in absolute dollars was a result of DSPT hiring additional sales and applications personnel to address the increased level of sales opportunities primarily for turnkey systems. The decrease in the percentage of sales was a result of increased revenues.

    RESTRUCTURING COSTS. On January 21, 1999, DSPT announced its strategic decision to relocate its corporate headquarters to, and consolidate its transportation group operations in, Ann Arbor, Michigan in order to allow efficient operation of the transportation group, its largest and most profitable business segment. DSPT recorded a one-time, pre-tax restructuring charge of $496,000 in the fourth quarter of 1999 which consists of $306,000 in severance pay and $190,000 in estimated idle facility and winding down costs.

    DSPT expects that after the move and consolidation is complete sometime in fiscal 2000, earnings will benefit from a lower cost structure and improved operating efficiencies. Manufacturing, sales and service for the transportation group will be consolidated with corporate headquarters into a single, company-owned facility in Ann Arbor.

    OTHER INCOME. Other income, net of interest expense in 1999 was essentially unchanged at $221,000 compared to $225,000 in 1998, and increased from $123,000 in 1997. On average, DSPT had much higher available cash to invest or to take advantage of vendor early payment discounts in 1999 and 1998 than in 1997.

    INCOME TAXES. The effective tax rate computed for 1999 was 37% compared to 40% in 1998 and 33% in 1997. The lower tax rate in 1999 versus 1998 reflect primarily the higher research and development credits and lower state tax rates.

    The higher tax rate in 1998 compared to 1997 reflect 1998's higher domestic income contribution, higher state income taxes and lower research and development tax credits compared to 1997. Domestic tax rates historically have been higher than DSPT's foreign subsidiary's tax rates.

    Factors that may affect the tax rates include research and development tax credits, differences in state tax rates, software capitalization levels and foreign income contributions.

    NET INCOME. As a result of the factors discussed above, net income decreased in absolute dollars to $1,582,000, or $.64 per diluted share in 1999, from $1,646,000, or $.68 per diluted share in 1998. 1997 net income was $914,000, or $.40 per diluted share.

    LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS. During 1999, operating activities used $724,000 of cash, compared with cash generated of $3,915,000 and $929,000 in 1998 and 1997, respectively. The cash used in 1999 for operating activities was largely due to the application of customer prepayments against receivables and to increased accounts receivable brought about primarily by high shipments in the last month of the year end. The major uses of cash in investing and financing activities included additions to property and equipment, investment in software development and the repurchase of DSPT's common stock on the open market.

    Capital expenditures for property and equipment additions totaled $1,743,000 in 1999, $407,000 in 1998, and $1,015,000 in 1997. Major capital expenditures in 1999 included the purchase of land for the Ann Arbor building site and construction-in-progress costs for the new 57,200 square foot facility. DSPT purchased the land late in the second quarter of 1999 in anticipation of growth over the next three to five years. Due to the rising building lease costs in the Ann Arbor, Michigan area, DSPT found that it would cost less to own its own facility. Building construction costs along with furniture, fixtures and equipment is currently estimated at $4,600,000. DSPT anticipates that the construction and eventual mortgage of the building will be financed through the Michigan Strategic Fund industrial bond financing. In August 1998, the Michigan Strategic Fund adopted an inducement resolution for a loan not to exceed $5,900,000 for DSPT. The bond issuance is pending negotiations between DSPT, Michigan Strategic Fund and DSPT's bank. As part of the financing, DSPT's bank will be expected to issue a letter of credit and will require a guarantee from MTS. DSPT expects the financing to be completed in May 1999.

    DSPT has secured a building contractor to build the first phase on the property, and began construction of the first phase in February 1999. Based on DSPT's current growth plans, DSPT believes that the building site is sufficient to allow DSPT to grow over the next three to five years.

    SHARE REPURCHASE PLAN. In May 1998, DSPT announced plans to repurchase up to 225,000 shares of its outstanding common stock, which represents approximately 10% of its shares, at prevailing market prices because it deemed the repurchase a good investment. DSPT terminated the repurchase plan in March 1999 in connection with the board of directors' approval of the proposed merger between DSPT and MTS. As of January 31, 1999, the DSPT had repurchased approximately 51,000 shares on the open market for an aggregate amount of $397,000, or $7.72 per share. As a result of the small number of shares of repurchased common stock through January 31, 1999, the repurchase had minimal effect on net income per share. DSPT made no further common stock repurchases after January 31, 1999.

    FOREIGN CURRENCIES. DSPT denominates substantially all of its transactions in U.S. currency other than transactions by its foreign subsidiary. The assets and liabilities of the Company's foreign subsidiary is denominated in the country's local currency and translated at the year-end rate of exchange. The related income statement items are translated at the average rate of exchange for the year. The resulting translation adjustments are excluded from income and reflected as a separate component of shareholders' equity. Realized and unrealized exchange gains or losses arising from transaction adjustments are reflected in operations and are not material.

    WORKING CAPITAL. Working capital at January 31, 1999 was $8,276,000 compared to $8,173,000 at the beginning of the fiscal year, while the current ratios stood at 2.8 to 1.0 at January 31, 1999 and at 2.5 to 1.0 at January 31, 1998. DSPT has a $4,000,000 secured bank line of credit with no balance outstanding at January 31, 1999. DSPT currently anticipates that internally generated funds, bank borrowings and anticipated revenue bonds will be sufficient to satisfy its anticipated operating needs over the foreseeable future.

    Management believes that inflation has not had a material effect on DSPT's operations or financial condition.

    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    DSPT management believes that the market risk associated with DSPT's market risk sensitive instruments as of January 31, 1999 is not material, and therefore, disclosure is not required.

    YEAR 2000 COMPLIANCE

    DSPT has an informal initiative in place to address Year 2000 issues and risks. The five elements of the initiative can be summarized as follows:

    - product readiness;

    - internal infrastructure readiness;

    - facilities readiness;

    - supplier and vendor readiness; and

    - DSPT's contingency plan.

    PRODUCT READINESS. DSPT's products perform functions related to acquiring data from tests of other companies' products and do not perform date calculations and, therefore DSPT does not consider Year 2000 issues and risks related to its products to be significant. All products sold by DSPT since the beginning of calendar 1998 have been tested by DSPT and determined to be Year 2000 compliant. DSPT has contacted all of its significant customers and informed them that prior versions of

DSPT products may not be Year 2000 compliant. Customers with earlier versions of DSPT products, other than some former DSPT products which are obsolete, may upgrade at the cost of an annual maintenance contract to assure compliance.

    INTERNAL INFRASTRUCTURE READINESS. DSPT has also reviewed its internal management information systems, billing, outside payroll and other information service functions critical to its operations and determined the nature and extent of any Year 2000 issues related to such functions. DSPT's management information systems, billing and outside payroll systems are run on software provided by third party vendors. DSPT has obtained certifications from each of such vendors that those systems have been tested and are Year 2000 compliant. DSPT has a small number of noncompliant personal computers which will be phased out of use during DSPT's consolidation of the transportation group to Ann Arbor.

    FACILITIES READINESS. DSPT has conducted a limited review of its facilities, including air conditioning, heating and other facilities related systems, and has determined that its facilities are not Year 2000 compliant. DSPT's California lease expires at the end of July 1999 and DSPT will relocate the remaining operations being conducted in Fremont, California to a new facility in the same area. DSPT expects to consolidate all of its operations in Michigan into a new company-owned facility before the end of calendar 1999. As a term and condition to entering into any new lease or building construction, DSPT is requiring its lessor/building contractor to certify that the premises are Year 2000 compliant.

    SUPPLIER AND VENDOR READINESS. DSPT does not have any formal plan for addressing Year 2000 compliance with its suppliers and vendors. DSPT has received voluntary certification of Year 2000 compliance from many of its existing suppliers and vendors who are critical to DSPT's operations. DSPT is in the process of selecting new suppliers of most components and new assembly houses for transportation group products as a result of the consolidation of its transportation group operations in Ann Arbor, Michigan. DSPT has made the receipt of Year 2000 compliance certification a term and condition of entering into any new relationship with suppliers and vendors. DSPT intends to seek certification of Year 2000 compliance from any remaining existing suppliers and vendors critical to its operations beginning in May or June, 1999. DSPT expects to concentrate on its suppliers of circuit boards, limited source vendors and outside assembly houses for such third party products. DSPT expects to have the supplier/vendor certification project complete by the fall of 1999.

    CONTINGENCY PLANNING. DSPT does not consider the risks associated with Year 2000 issues to be significant to DSPT. DSPT has begun outlining the measures that it can take in January 2000 to minimize any Year 2000 related problems. Such measures include the following:

    - developing alternate supplier relationships;

    - stocking critical inventory items; and

    - stocking critical alternate parts and components.

    DSPT has also done the following with respect to Year 2000 issues and compliance: notified its significant customers regarding the need to update DSPT's older products for Year 2000 compliance; determined a course of action for phasing out noncompliant end user computers; and implemented policies regarding Year 2000 compliance with new suppliers and vendors and new landlords. DSPT also expects to implement a more formal policy with respect to existing suppliers and vendors who are critical to its operations. DSPT's costs to date in addressing Year 2000 issues have not been significant, and DSPT expects that any future costs will be immaterial.

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 26, 1999, with respect to the beneficial ownership of DSPT's common stock by (1) all persons known by DSPT to be the beneficial owners of more than 5% of the outstanding common stock of DSPT, (2) each director of DSPT, (3) the Chief Executive Officer and the three other executive officers of DSPT as of January 31, 1999 whose salary and bonus for the year ended January 31, 1999 exceeded $100,000, and (4) all executive officers and directors of DSPT as a group:

                                                                                                SHARES OWNED(2)
                                                                                            ------------------------
                                                                                             NUMBER OF   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                                                      SHARES      OF CLASS
------------------------------------------------------------------------------------------  -----------  -----------
FEV Motorentechnik GmbH & Co. KG..........................................................     285,000(3)      12.71%
  Neuenhostrasse 181
  52078 Aachen, Germany

FMR Corp..................................................................................     224,100(4)       9.99%
  82 Devonshire Street
  Boston, MA 02109

Kennedy Capital Management, Inc...........................................................     138,000(5)       6.15%
  10829 Olive Blvd.
  St. Louis, MO 63141

F. Gil Troutman, Jr.......................................................................     116,666(6)       5.09%

Alan S. Broad.............................................................................      96,868(7)       4.27%

J. Scott Kamsler..........................................................................      61,200(8)       2.72%

Howard O. Painter, Jr.....................................................................      79,000(9)       3.49%

Jose M. Millares, Jr......................................................................      38,666(10)       1.70%

Michael Ford..............................................................................      21,000(11)      *

Larry Moulton.............................................................................      19,032(12)      *

Executive officers and directors as a group (seven persons)...............................     432,432(13)      17.88%

------------------------

*   Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o DSP Technology Inc., 48500 Kato Road, Fremont, California 94538-7338.

(2) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) According to a Schedule 13D filed with the Securities and Exchange Commission on June 8, 1998, FEV has sole voting power and sole dispositive power with respect to the 285,000 shares of the DSPT's common stock.

(4) According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 7, 1999, all 224,100 shares are beneficially owned by FMR Corp. through its wholly-owned subsidiary, Fidelity Management & Research Company, "Fidelity", which is deemed to beneficially own such shares as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, the "Funds". The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounts to 224,100 shares of DSPT's common stock. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Funds each has the sole power to dispose of the 224,100 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' board of trustees. Members of the Edward C. Johnson 3d family, through their ownership of voting common stock of FMR Corp. and their execution of a stockholder's voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp., and may therefore be deemed to beneficially own the shares of DSPT's stock beneficially owned by FMR Corp.

(5) According to a Schedule 13G filed with the Securities and Exchange Commission on February 5, 1999, all 138,000 shares are beneficially owned by Kennedy Capital Management, Inc. which is deemed to beneficially own such shares as a result of acting as an investment advisor to various companies registered under Section 203 of the Investment Advisers Act of 1940. Kennedy Capital is deemed to have the sole power to vote or to direct the vote of 126,100 of the 138,000 shares beneficially owned. Kennedy Capital has the sole power to dispose or to direct the disposition of 138,000 shares.

(6) Includes 51,666 shares subject to stock options exercisable within 60 days of February 26, 1999.

(7) Includes 24,832 shares subject to stock options exercisable within 60 days of February 26, 1999.

(8) Includes 9,000 shares subject to stock options exercisable within 60 days of February 26, 1999.

(9) Includes 24,000 shares subject to stock options exercisable within 60 days of February 26, 1999.

(10) Includes 28,166 shares subject to stock options exercisable within 60 days of February 26, 1999.

(11) Includes 21,000 shares subject to stock options exercisable within 60 days of February 26, 1999.

(12) Includes 17,832 shares subject to stock options exercisable within 60 days of February 26, 1999.

(13) Includes 176,496 shares subject to stock options exercisable within 60 days of February 26, 1999.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of Mr. F. Gil Troutman, Jr., the President and Chief Executive Officer of DSPT, for services in all capacities to the company, during the fiscal years ended January 31, 1999, 1998 and 1997. Mr. Troutman will serve as a Vice President of MTS following the merger.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                                                         COMPENSATION
                                                                                                            AWARDS
                                                                                  ANNUAL COMPENSATION   ---------------
                                                                                 ---------------------    SECURITIES
                                                                                                          UNDERLYING
NAME AND PRINCIPAL POSITION                                             YEAR       SALARY      BONUS        OPTIONS
--------------------------------------------------------------------  ---------  ----------  ---------  ---------------
F. Gil Troutman, Jr.................................................       1999  $  192,046  $       0         5,000
Chief Executive Officer and President                                      1998  $  173,076  $  51,000
                                                                           1997  $  175,448  $       0

    STOCK OPTION INFORMATION

    The following table sets forth certain information with respect to grants of options to purchase DSPT's common stock made during the fiscal year ended January 31, 1999 to Mr. Troutman:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                             % OF TOTAL                                ANNUAL RATES OF
                                               NUMBER OF       OPTIONS                                   STOCK PRICE
                                              SECURITIES     GRANTED TO     EXERCISE                   APPRECIATION FOR
                                              UNDERLYING      EMPLOYEES      OR BASE                    OPTION TERM(3)
                                                OPTIONS       IN FISCAL       PRICE     EXPIRATION   --------------------
NAME                                          GRANTED(1)        YEAR        ($/SH)(2)      DATE         5%         10%
-------------------------------------------  -------------  -------------  -----------  -----------  ---------  ---------
F. Gil Troutman............................        5,000            5.6%    $   8.125      2/22/08   $  25,548  $  64,746

------------------------

(1) Options granted during fiscal 1999 under DSPT's 1991 Stock Option Plan generally vest in equal annual amounts over a three-year period; provided, however, no option may be exercised in whole or in part until six months after the date of grant.

(2) The option was granted at fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the optionholder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved. One share of stock purchased at $8.125 in fiscal 1999 would yield profits of approximately $5.11 per share at 5% appreciation over ten years, or approximately $12.95 per share at 10% appreciation over the same period.

    The following table provides specified information concerning unexercised options held as of January 31, 1999 by Mr. Troutman. Mr. Troutman did not exercise any options during the year ended January 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                               OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                                              ----------------------------  ----------------------------
NAME                                          EXERCISABLE(1) UNEXERCISABLE  EXERCISABLE(2)  UNEXERCISABLE
--------------------------------------------  -------------  -------------  -----------  ---------------
F. Gil Troutman, Jr.........................       51,666          3,334     $ 219,400      $       0

------------------------

(1) Options granted during fiscal 1999 under DSPT's 1991 Stock Option Plan generally vest in equal annual amounts over a three-year period; provided, however, no option may be exercised in whole or in part until six months after the date of grant.

(2) Based on the closing price of $6.938, as reported on the Nasdaq National Market, on January 29, 1999, less the exercise price.

                        INFORMATION WITH RESPECT TO MTS

AGREEMENT WITH FEV

    On March 21, 1999, MTS entered into a reciprocal distribution and licensing agreement with FEV Motorentechnik GmbH, DSPT's strategic alliance partner, and DSPT. This agreement will become effective only upon the closing of the merger and will supersede the current strategic alliance agreement between FEV and DSPT if the merger is consummated. It provides for the reciprocal distribution by MTS and DSPT, as a group, and FEV of engine testing instruments and systems developed and produced by the other party within certain designated geographical territories. The agreement also provides for the licensing of specified products by each party to the other for manufacture and distribution by the licensee within its territory. In addition, FEV agreed that, pending the consummation of the merger, it will not be deemed a "competitor" for purposes of the existing strategic alliance agreement.

    MTS considers this new agreement with FEV to be an important alliance which will provide an opportunity to increase the speed of customers' engine design processes. It also believes that the agreement will link MTS' mechanical and systems skills, DSPT's data acquisition and analysis strengths and FEV's engine design capabilities.

BACKLOG

    On January 25, 1999, MTS issued a press release announcing that, due to the timing of customer deliveries in its backlog, MTS is projecting lower revenue than planned in the near term. MTS expects that this projection is likely to reduce net income in MTS' second fiscal quarter of 1999 to a level only slightly better than the results of its first fiscal quarter for the same year. MTS expects, however, to recover this projected earnings shortfall in the second half of its current fiscal year.

              COMPARISON OF RIGHTS OF HOLDERS OF MTS COMMON STOCK
                        AND HOLDERS OF DSPT COMMON STOCK

DESCRIPTION OF MTS CAPITAL STOCK

    The following describes of the material provisions of the articles of incorporation and bylaws of MTS. MTS' articles of incorporation and bylaws are included as exhibits to the documents incorporated by reference registration statement of which this proxy statement/prospectus is a part.

    MTS COMMON STOCK

    MTS is authorized to issue 64,000,000 shares of common stock, par value $.25 per share. As of December 31, 1998, there were 18,626,853 shares of MTS common stock issued and outstanding and approximately 1,760 holders of record of MTS common stock. The holders of MTS common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders and have cumulative voting rights in the election of directors. The holders of MTS common stock are entitled to receive ratably such dividends, if any, as may be declared by the MTS board of directors out of legally available funds. In the event of liquidation, dissolution or winding up of MTS, the holders of MTS common stock are entitled to share ratably in all assets of MTS. The holders of MTS common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the MTS common stock is Norwest Bank Minnesota, N.A.

COMPARATIVE RIGHTS OF MTS AND DSPT STOCKHOLDERS

    If the merger is consummated, the stockholders of DSPT will become shareholders of MTS. The rights of the shareholders of MTS are governed by MTS' amended and restated articles of incorporation, as amended, its bylaws and the Minnesota Business Corporation Act. The rights of the stockholders of DSPT are governed by DSPT's certificate of incorporation, its bylaws and the Delaware General Corporation Law. The following is a brief summary of the primary differences between the rights of MTS shareholders and the rights of DSPT stockholders.

    CLASSIFICATION, REMOVAL AND ELECTION OF DIRECTORS

    The bylaws of MTS and DSPT provide that the number of directors of both companies is determined by resolution of their respective boards of directors. Newly created MTS directorships resulting from an increase in the authorized number of directors may be filled by a two-thirds vote of the directors then in office and any vacant directorships may be filled by a majority of the directors then in office. Newly created and vacant DSPT directorships may be filled by a majority of the directors then in office. Any director of either company may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Neither MTS' articles of incorporation nor DSPT's certificate of incorporation provide for a classified board of directors.

    VOTING RIGHTS

    MTS' and DSPT's governing documents both provide for cumulative voting rights in the election of directors.

    Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes which equal the number of directors to be elected. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as he chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative.

    PREFERRED STOCK

    DSPT's certificate of incorporation provides that shares of preferred stock may be issued with terms, preferences and rights determined by DSPT's board of directors without stockholder approval. MTS is not authorized to issue preferred stock.

    STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

    Neither MTS' nor DSPT's governing documents contain any provisions that would require greater than a majority of its respective stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions.

    RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

    Under MTS' and DSPT's bylaws, special meetings of stockholders may be called by the board of directors, the chairman of the board, or holders of 10% or more of the outstanding voting power. MTS' bylaws also require the secretary of the company to call a special meeting upon the written request of two or more directors.

    ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Under MTS' and DSPT's bylaws, advance notice is required of stockholder proposals or director nominations to be considered at a meeting of the stockholders.

    ACTION BY WRITTEN CONSENT

    Minnesota law provides that any action of the shareholders of a Minnesota corporation may be taken without a meeting if a written consent is signed by all of the holders of outstanding voting stock of the corporation. DSPT's bylaws provide that any action of its stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize or take the action at a stockholder meeting. Prompt notice of the taking of any corporate action without a meeting by less than unanimous consent shall be given to those DSPT stockholders who have not consented in writing.

    AMENDMENT OF GOVERNING DOCUMENTS

    Minnesota law provides that an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. MTS' articles of incorporation do not contain any provisions that require a larger affirmative vote in order to amend its articles.

    Delaware law provides that an amendment to the certificate of incorporation requires the affirmative vote of the holders of a majority of the shares entitled to vote unless the corporation's certificate requires a greater or lesser number for approval. DSPT's certificate of incorporation does not contain any provision requiring a different number for approval.

    The MTS bylaws provide that the MTS board of directors has the power to make and alter the bylaws, subject to the power of the MTS shareholders to change or repeal the bylaws.

    The DSPT bylaws provide that the DSPT board of directors have the power to alter, amend or repeal the bylaws, subject to the power of the DSPT stockholders to alter, amend repeal or replace the bylaws.

    BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    MTS is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A control share acquisition is an acquisition, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combinations in approved in a prescribed manner. A business combination includes any merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who is the beneficial owner of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner of 10% or more of the corporation's voting stock. These provisions of the Minnesota law could delay, defer or prevent a change in control of MTS.

    Section 203 of the Delaware General Corporation Act provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such shareholder became an interested stockholder unless

    - prior to the date the stockholder became an interested stockholder the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - the business combination is approved by the board of directors and authorized by 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An interested stockholder means any person that is the owner of 15% or more of the outstanding voting stock; however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders.

                                    EXPERTS

    The audited consolidated financial statements and schedule incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated November 20, 1998 with respect thereto and are included in this proxy statement/prospectus and registration statement in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of DSPT included herein as of January 31, 1999 and 1998 and for each of the three years in the period ended January 31, 1999 have been audited by Grant Thornton LLP, independent public accountants, as set forth in their report thereon included in this proxy statement/prospectus and registration statement.

                                 LEGAL MATTERS

    The validity of the MTS common stock to be issued in the merger has been passed upon for MTS by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. The tax consequences of the merger have been passed upon for MTS by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota and for DSPT by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Patrick Delaney, a partner in Lindquist & Vennum P.L.L.P., is the Secretary of MTS.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated Statements of Income..........................................................................        F-4

Consolidated Statement of Stockholders' Equity.............................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of DSP Technology Inc.:

    We have audited the accompanying consolidated balance sheets of DSP Technology Inc. and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DSP Technology Inc. and subsidiaries as of January 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
San Jose, California
March 12, 1999, except for Note N as to
  which the date is March 23, 1999

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                JANUARY 31,
                                                                            --------------------
                                                                              1999       1998
                                                                            ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents...............................................  $   1,432  $   4,701
  Accounts receivable, net of allowance for doubtful accounts of $185 in
    1999 and $150 in 1998.................................................      7,122      5,581
  Inventories.............................................................      3,052      2,682
  Deferred income taxes...................................................        808        577
  Prepaid expenses and other..............................................        334        216
                                                                            ---------  ---------
    Total current assets..................................................     12,748     13,757
Property and equipment, net...............................................      2,557      1,341
Other assets..............................................................      1,763      1,632
                                                                            ---------  ---------
                                                                            $  17,068  $  16,730
                                                                            ---------  ---------
                                                                            ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................  $     906  $     687
  Accrued liabilities.....................................................      2,621      3,755
  Income taxes payable....................................................        945      1,142
                                                                            ---------  ---------
    Total current liabilities.............................................      4,472      5,584

Deferred income taxes.....................................................        580        489

Commitments...............................................................         --         --

Stockholders' equity:
  Preferred stock; 2,500,000 shares authorized; none issued...............         --         --
  Common stock; 25,000,000 shares authorized, $.001 par value; shares
    issued and outstanding: 2,241,579 in 1999 and 2,264,860 in 1998.......      3,057      3,301
  Retained earnings.......................................................      8,920      7,338
  Accumulated other comprehensive income..................................         39         18
                                                                            ---------  ---------
    Total stockholders' equity............................................     12,016     10,657
                                                                            ---------  ---------
                                                                            $  17,068  $  16,730
                                                                            ---------  ---------
                                                                            ---------  ---------

   The accompanying notes are an integral part of these financial statements

 .

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED JANUARY 31,
                                                                   -------------------------------
                                                                     1999       1998       1997
                                                                   ---------  ---------  ---------
Net sales
  Products.......................................................  $  21,349  $  19,114  $  16,154
  Services.......................................................      4,047      2,924      1,833
                                                                   ---------  ---------  ---------
                                                                      25,396     22,038     17,987

Cost of sales....................................................     11,847     10,227      7,842
                                                                   ---------  ---------  ---------
  Gross profit...................................................     13,549     11,811     10,145
Operating expenses:
  Research and development.......................................      2,765      2,352      2,203
  Marketing, general and administrative..........................      8,011      6,916      6,708
  Restructuring costs............................................        496         --         --
                                                                   ---------  ---------  ---------
                                                                      11,272      9,268      8,911
                                                                   ---------  ---------  ---------
  Operating income...............................................      2,277      2,543      1,234
Other income, net................................................        221        225        123
                                                                   ---------  ---------  ---------
  Income before income taxes.....................................      2,498      2,768      1,357
Income taxes.....................................................        916      1,122        443
                                                                   ---------  ---------  ---------
  Net income.....................................................  $   1,582  $   1,646  $     914
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Net income per share:
  Basic..........................................................  $     .70  $     .74  $     .42
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
  Diluted........................................................  $     .64  $     .68  $     .40
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Weighted average shares used in computing basic net income per
  share..........................................................      2,253      2,211      2,168
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Weighted average shares and equivalents used in computing diluted
  net income per share...........................................      2,479      2,437      2,304
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                ACCUMULATED
                                                           COMMON STOCK            OTHER                        TOTAL
                                                       --------------------    COMPREHENSIVE     RETAINED    STOCKHOLDERS'
                                                        SHARES     AMOUNT         INCOME         EARNINGS       EQUITY
                                                       ---------  ---------  -----------------  -----------  ------------
Balance at January 31, 1996..........................      2,154  $   2,920                      $   4,778    $    7,698
Comprehensive income:
  Foreign currency translations......................                                    7                             7
  Net income.........................................                                                  914           914
                                                                                                             ------------
Comprehensive income.................................                                                                921
Exercise of stock options............................         26         68                                           68
                                                       ---------  ---------            ---      -----------  ------------
Balance at January 31, 1997..........................      2,180  $   2,988      $       7       $   5,692    $    8,687
                                                       ---------
                                                       ---------
Comprehensive income:
  Foreign currency translations......................                                   11                            11
  Net income.........................................                                                1,646         1,646
                                                                                                             ------------
Comprehensive income.................................                                                              1,657
Exercise of stock options............................         85        313                                          313
                                                       ---------  ---------            ---      -----------  ------------
Balance at January 31, 1998..........................      2,265  $   3,301      $      18       $   7,338    $   10,657
                                                       ---------
                                                       ---------
Comprehensive income:
  Foreign currency translations......................                                   21                            21
  Net income.........................................                                                1,582         1,582
                                                                                                             ------------
Comprehensive income.................................                                                              1,603
Exercise of stock options............................         28         99                                           99
Repurchase of common stock...........................        (51)      (397)                                        (397)
Compensation charge from nonqualified stock
  options............................................                    54                                           54
                                                       ---------  ---------            ---      -----------  ------------
Balance at January 31, 1999..........................      2,242  $   3,057      $      39       $   8,920    $   12,016
                                                       ---------  ---------            ---      -----------  ------------
                                                       ---------  ---------            ---      -----------  ------------

    The accompanying notes are an integral part of this financial statement.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                         YEAR ENDED JANUARY 31,
                                                                                     -------------------------------
                                                                                       1999       1998       1997
                                                                                     ---------  ---------  ---------
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net income.......................................................................  $   1,582  $   1,646  $     914
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation and amortization..................................................        975      1,107        847
    Deferred income taxes..........................................................       (140)       (80)       217
    Changes in operating assets and liabilities:
      Accounts receivable..........................................................     (1,541)      (797)    (1,482)
      Inventories..................................................................       (370)      (667)       180
      Prepaid expenses and other...................................................       (118)       (24)      (149)
      Accounts payable.............................................................        219       (112)       340
      Accrued liabilities..........................................................     (1,134)     1,906        478
      Income taxes payable.........................................................       (197)       936       (416)
                                                                                     ---------  ---------  ---------
        Net cash (used in) provided by operating activities........................       (724)     3,915        929
                                                                                     ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment..............................................     (1,743)      (407)    (1,015)
  Redemptions of certificates of deposit, net of purchases.........................         --         --        199
  Investment in software development...............................................       (522)      (517)      (630)
  Other............................................................................         18         74        (44)
                                                                                     ---------  ---------  ---------
        Net cash used in investing activities......................................     (2,247)      (850)    (1,490)
                                                                                     ---------  ---------  ---------
Cash flows from financing activities:
  Repurchase of common stock.......................................................       (397)        --         --
  Proceeds from issuance of common stock...........................................         99        313         68
                                                                                     ---------  ---------  ---------
        Net cash (used in) provided by financing activities........................       (298)       313         68
                                                                                     ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents...................................     (3,269)     3,378       (493)
Cash and cash equivalents at beginning of period...................................      4,701      1,323      1,816
                                                                                     ---------  ---------  ---------
Cash and cash equivalents at end of period.........................................  $   1,432  $   4,701  $   1,323
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during year for income taxes...........................................  $   1,086  $      23  $     639
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
  Cash paid during year for interest...............................................  $      18  $      22  $      22
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS. The Company designs, develops, manufactures, markets and integrates high-speed computer-automated instrumentation for measurement and control applications. The Company has two groups, the Transportation Products Group, which focuses on powertrain testing, and the Lab Products Group, which focuses on vehicle safety and component testing and general data acquisition and signal analysis. The Company's principal markets are in the United States, United Kingdom, Western Europe, and the Far East. Powertrain testing is currently the Company's largest market and major focus.

    The Company's fiscal year ends on the Sunday nearest to January 31. However, for financial statement purposes, each fiscal year is presented as if it ended on January 31.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out) or market. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate.

    REVENUE RECOGNITION. The Company recognizes revenue primarily upon shipment when the product need only be manufactured and delivered. Revenue on contracts requiring delivery, installation and integration and contracts requiring longer delivery periods (long-term contracts) is recognized based on completed milestones or deliverables. Long-term contracts typically run from 18 to 24 months. The Company evaluates profitability on long-term contracts on an ongoing basis and recognizes losses when identified. Historically, no losses have been incurred on long-term contracts and no losses are anticipated on contracts in progress at January 31, 1999.

    COST OF SALES. Information regarding cost of sales related to product sales and service sales are not disaggregated as such information is not readily available from the Company's management information system.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets or the lease term if shorter. Building and improvements are depreciated over 40 years. Machinery, equipment, and furniture are depreciated over three to five years.

    INTANGIBLE ASSETS. Cost in excess of net assets of acquired business ("goodwill") is amortized on a straight line basis over 25 years. The Company evaluates the realizability of goodwill periodically by comparing the carrying value to the undiscounted future cash flows of the related assets. Purchased technology, is included in other assets and amortized over five years. Effective February 1, 1996, impairments, if any, are recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," if applicable.

    RESEARCH AND DEVELOPMENT. Expenditures for research and development are expensed as incurred, except for certain costs incurred in developing computer software to be sold, which have been capitalized in accordance with the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Such costs are capitalized once technological feasibility of the product has been established based upon completion of a detailed program design. Software costs capitalized amounted to $522,000, $517,000 and $630,000 for the years ended

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
January 31, 1999, 1998 and 1997, respectively. Capitalized software is included in other assets and is being amortized to Research and Development expenses on a straight-line basis over the lesser of three years or the estimated economic lives of the respective products, beginning when the products are offered for sale. To date, the estimated useful lives of the products have always exceeded three years. The Company evaluates the realizability of capitalized software on an ongoing basis relying on a number of factors including operating results, business plans, market trends and product development cycles.

    TRANSLATION OF FOREIGN CURRENCIES. The Company denominates substantially all of its transactions in U.S. currency, except for transactions by its foreign subsidiary. The assets and liabilities of the Company's foreign subsidiary are denominated in the country's local currency and translated at the year-end rate of exchange. The related income statement items are translated at the average rate of exchange for the year. The resulting translation adjustments are excluded from income and reflected as a separate component of stockholders' equity. Realized and unrealized exchange gains or losses arising from transaction adjustments are reflected in operations and are not material.

    INCOME TAXES. The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting purposes.

    NET INCOME PER SHARE. The following table sets forth the computation of basic and diluted earnings per shares ("EPS").

                                                                       YEAR ENDED JANUARY 31,
                                                                   -------------------------------
                                                                     1999       1998       1997
                                                                   ---------  ---------  ---------

                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Numerator
Net income.......................................................  $   1,582  $   1,646  $     914
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Denominator
Number of shares on which basic EPS is calculated:
  Average outstanding during the year............................      2,253      2,211      2,168
  Add: Incremental shares under stock option plans...............        226        226        136
                                                                   ---------  ---------  ---------
Number of shares on which diluted EPS is calculated..............      2,479      2,437      2,304
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Basic EPS........................................................  $     .70  $     .74  $     .42
Diluted EPS......................................................  $     .64  $     .68  $     .40

    CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. These instruments are recorded at their carrying values which approximate fair values because of their short maturity.

    USING ESTIMATES. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS. Certain reclassifications have been made in the prior year financial statements to conform with the fiscal 1999 presentation.

    COMPREHENSIVE INCOME. The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective February 1, 1998. SFAS No. 130 establishes new rules for presenting comprehensive income and its components. The adoption had no impact on the Company's net income or stockholder's equity. SFAS No. 130 requires foreign currency translation adjustments to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

    SEGMENT REPORTING. The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective February 1, 1998, SFAS No. 131 establishes new rules for presenting reportable business segments. The adoption had no effect on the Company's net income or stockholders' equity.

NOTE B--INVENTORIES

    Inventories consist of:

                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------

                                                                                 (THOUSANDS)
Raw materials..............................................................  $   1,607  $   1,695
Work-in-process............................................................      1,068        637
Finished goods.............................................................        377        350
                                                                             ---------  ---------
                                                                             $   3,052  $   2,682
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE C--PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                               JANUARY 31,
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------

                                                                               (THOUSANDS)
Building and improvements................................................  $     111  $      --
Machinery and equipment..................................................        805        734
Office furniture.........................................................      2,152      1,914
Computer equipment.......................................................      2,550      2,263
                                                                           ---------  ---------
                                                                               5,618      4,911
Accumulated depreciation and amortization................................     (4,097)    (3,570)
Land and construction in progress........................................      1,036         --
                                                                           ---------  ---------
                                                                           $   2,557  $   1,341
                                                                           ---------  ---------
                                                                           ---------  ---------

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE D--OTHER ASSETS

    Other assets consist of:

                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                 (THOUSANDS)
Capitalized software, net of accumulated amortization of $1,106 in 1999 and
  $849 in 1998.............................................................  $   1,464  $   1,199
Cost in excess of net assets of acquired business, net of accumulated
  amortization of $759 in 1999 and $641 in 1998............................        126        244
Other......................................................................        173        189
                                                                             ---------  ---------
                                                                             $   1,763  $   1,632
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE E--BANK LINE OF CREDIT

    At January 31, 1999, the Company has a $4,000,000 line of credit with a bank renewable annually in May. Under the provisions of the line of credit agreement, interest on borrowings is charged at the bank's prime rate of interest (7.75% at January 31, 1999). Borrowings are collaterized by all unencumbered assets of the Company and the Company must maintain certain financial ratios and be profitable on an annual basis. There was no outstanding balance at January 31, 1999 or 1998. Funds were borrowed at a weighted average interest rate of 8.1% and 8.63% during 1999 and 1998, respectively.

NOTE F--ACCRUED LIABILITIES

    Accrued liabilities consist of:

                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                 (THOUSANDS)
Employee compensation and benefits.........................................  $     697  $     755
Commissions................................................................         47        112
Customer deposits..........................................................        711      1,969
Restructuring costs........................................................        496         --
Other......................................................................        670        919
                                                                             ---------  ---------
                                                                             $   2,621  $   3,755
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE G--INCOME TAXES

    Earnings before taxes consists of:

                                                                       YEAR ENDED JANUARY 31,
                                                                   -------------------------------
                                                                     1999       1998       1997
                                                                   ---------  ---------  ---------
                                                                             (THOUSANDS)
U.S. operations..................................................  $   1,927  $   2,269  $     962
Foreign operations...............................................        571        499        395
                                                                   ---------  ---------  ---------
                                                                   $   2,498  $   2,768  $   1,357
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE G--INCOME TAXES (CONTINUED)
    Income tax expense consists of:

                                                                          YEAR ENDED JANUARY 31,
                                                                      -------------------------------
                                                                        1999       1998       1997
                                                                      ---------  ---------  ---------
                                                                                (THOUSANDS)
Currently payable:
  Federal income taxes..............................................  $     720  $     800  $      67
  State income taxes................................................        176        227         43
  Foreign taxes.....................................................        160        175        116
                                                                      ---------  ---------  ---------
                                                                          1,056      1,202        226
Deferred:
  Federal income taxes..............................................       (110)       (71)       184
  State income taxes................................................        (30)        (9)        33
                                                                      ---------  ---------  ---------
                                                                           (140)       (80)       217
                                                                      ---------  ---------  ---------
                                                                      $     916  $   1,122  $     443
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The difference between income tax rates computed by applying the Federal statutory income tax rate to income before income taxes and the actual effective tax rate is reconciled as follows:

                                                                           YEAR ENDED JANUARY 31,
                                                                       -------------------------------
                                                                         1998       1998       1997
                                                                       ---------  ---------  ---------
Federal statutory rate...............................................       34.0%      34.0%      34.0%
Goodwill.............................................................        1.6         .5        1.1
State income taxes, net of federal benefit...........................        4.6        5.4        2.7
Research and development credits.....................................       (2.6)      (1.8)      (3.3)
Benefit of foreign sales corporation.................................        (.4)      (1.0)      (3.8)
Other................................................................        (.5)       2.4        2.0
                                                                             ---        ---        ---
  Effective tax rate.................................................       36.7%      40.5%      32.7%
                                                                             ---        ---        ---
                                                                             ---        ---        ---

    At January 31, 1999 and 1998, respectively, the major components of deferred tax assets are: inventory reserves and cost capitalization--$289,000 and $284,000; receivable and warranty reserves-- $118,000 and $105,000; restructuring accrual--$198,000 and none; and accrued compensation--$147,000 and $126,000. The major item in non-current deferred tax liabilities is research and development expenses of $580,000 at January 31, 1999 and $481,000 at January 31, 1998.

NOTE H--STOCK OPTION PLANS

    The Company has two stock option plans, the 1991 Option Plan ("1991 Option Plan") and the 1991 Directors Option Plan ("1991 Directors Option Plan") accounted for under APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. The 1991 Option Plan provides for the granting of incentive and non-statutory options to employees. The 1991 Directors Option Plan provides for the granting of nonqualifed stock options to directors of the Company who are not employees of the Company. The options, which have terms of five or ten years when issued, typically vest over three years. The exercise price of each option equals the market price of the Company's stock on the date of grant or, in the case of those holding more than 10% of the

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE H--STOCK OPTION PLANS (CONTINUED)
Company's outstanding common stock, 110% of the market price. Accordingly, no compensation cost has been recognized for grants from either plan. A total of 1,129,327 shares of the Company's common stock have been reserved for issuance under the 1991 Option Plan, of which 255,182 shares are available for grant at January 31, 1999. The 1991 Directors Option Plan has 75,000 common shares reserved, of which 6,000 shares are available for grant at January 31, 1999.

    Had compensation costs for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and income per share would have been reduced to the pro forma amounts indicated below. Pro forma results for 1999, 1998 and 1997 may not be indicative of pro forma results in future periods because the pro forma amounts do not include pro forma compensation cost for options granted prior to February 1, 1995.

                                                                         YEAR ENDED JANUARY 31,
                                                                     -------------------------------
                                                                       1999       1998       1997
                                                                     ---------  ---------  ---------
Net income (In thousands):
  As reported......................................................  $   1,582  $   1,646  $     914
  Pro forma........................................................  $   1,269  $   1,310  $     678
Net income per share:
  As reported--Basic...............................................  $     .70  $     .74  $     .42
  As reported--Diluted.............................................  $     .64  $     .68  $     .40
  Pro forma--Basic.................................................  $     .56  $     .59  $     .31
  Pro forma--Diluted...............................................  $     .51  $     .55  $     .30

    A summary of the status of the various stock option plans as of January 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below.

                                                           YEAR ENDED JANUARY 31,
                                          ---------------------------------------------------------
                                                1999                1998                1997
                                          -----------------   -----------------   -----------------
                                                   WEIGHTED            WEIGHTED            WEIGHTED
                                                   AVERAGE             AVERAGE             AVERAGE
                                                   EXERCISE            EXERCISE            EXERCISE
                                          SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                          ------   --------   ------   --------   ------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Outstanding at beginning of year........    600     $4.81       602     $4.47       555     $4.29
Granted.................................    135      7.68       103      6.09        95      5.11
Exercised...............................    (28)     3.53       (85)     3.69       (26)     2.67
Forfeited...............................    (17)     6.07       (20)     5.83       (22)     4.81
                                          ------              ------              ------
Outstanding at end of year..............    690     $5.39       600     $4.81       602     $4.47
                                          ------              ------              ------
                                          ------              ------              ------

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions.

Weighted-average fair value of options
  granted during the year...............            $5.56                4.27               $3.18
Expected term (years)...................                7                   7                   6
Volatility..............................             77.0%               67.0%               60.0%
Risk free interest rate.................              5.2%                6.3%                6.8%
Dividend yield..........................               --                  --                  --

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE H--STOCK OPTION PLANS (CONTINUED)
    The following information applies to options outstanding at January 31, 1999:

                                     OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                        ---------------------------------------------  ----------------------------
                                            WEIGHTED
                                             AVERAGE       WEIGHTED        NUMBER        WEIGHTED
                                            REMAINING       AVERAGE      EXERCISABLE      AVERAGE
RANGE OF EXERCISE                          CONTRACTUAL     EXERCISE    ---------------   EXERCISE
PRICES                                        LIFE           PRICE                         PRICE
----------------------                   ---------------  -----------  (IN THOUSANDS)   -----------
                            NUMBER
                          OUTSTANDING      (IN YEARS)
                        ---------------
                        (IN THOUSANDS)
$0.875 - $ 1.250......            37                1      $    1.23             37      $    1.23
 2.625 -   3.875......           135                5           3.25            135           3.25
 4.000 -   6.000......           198                7           5.15            147           5.09
 6.125 -   8.625......           307                8           6.80            160           6.37
 9.313 -  10.625......            13               10           9.58              1           9.37
                                 ---                                            ---
                                 690                                            480
                                 ---                                            ---
                                 ---                                            ---

    During 1999, the Company awarded options for 39,000 shares to certain non-employees for services rendered or to be rendered. These stock options are included in the stock option plan information above. The Company recognized a charge to earnings of approximately $54,000 in connection with the option grants.

NOTE I--COMMITMENTS

    LEASES. The Company leases its facilities in Fremont, California and Ann Arbor, Michigan under operating leases which expire at various times during 2000. Rental expenses were $433,000 in 1999, $350,000 in 1998, and $303,000 in
1997.

    Future minimum rental commitments for all leases with initial non-cancelable lease terms of more than one year are $382,000 in 2000.

    The Company has entered into a construction contract to build a 57,200 square foot facility on its eight acre land in Ann Arbor, Michigan, which will house all of its Ann Arbor, Michigan operations. The Company expects to vacate all of its leased facilities in Ann Arbor, Michigan once the new building is completed. Under the terms of the construction contract, DSPT is obligated to pay the contractor $3,750,000 for the construction of the new facility which is expected to be completed in the fall of 1999.

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE J--MAJOR CUSTOMERS AND FOREIGN SALES

    Three separate customers accounted for 10% or more of net sales in 1999 as follows: 15%, 14% and 12%. One customer accounted for 21% and 18% of net sales for 1998 and 1997, respectively. One other customer accounted for 14% of net sales in 1998.

    Foreign sales were as follows:

                                                                       YEAR ENDED JANUARY 31,
                                                                   -------------------------------
                                                                     1999       1998       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
United Kingdom ("UK")............................................  $   2,948  $   2,640  $   2,916
Asia/Pacific Rim.................................................        601      3,496      1,476
Western Europe, excluding UK.....................................      1,531      1,457      1,352
Other countries..................................................         41        148         16
                                                                   ---------  ---------  ---------
                                                                   $   5,121  $   7,741  $   5,760
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

NOTE K--BUSINESS SEGMENTS AND FOREIGN OPERATIONS

    BUSINESS SEGMENTS.  The Company operates in two business segments:
Transportation Products Group and Lab Products Group. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately based on the fundamental differences in their operations.

    The Transportation Products Group designs, manufactures and sells primarily integrated systems and services for powertrain testing.

    The Lab Products Group consists of the Company's SigLab Group and Advanced Research Group. The SigLab Group provides high-performance signal acquisition products used as subsystems for personal computers and workstations in the electronic and electro-mechanical device analysis market. The Advanced Research Group designs, manufactures and sells standard and custom systems to advanced research laboratories conducting studies for defense and aerospace related data acquisition and testing.

    Information by industry segment is set forth below (in thousands):

                                                                   YEAR ENDED JANUARY 31,
                                                               -------------------------------
                                                                 1999       1998       1997
                                                               ---------  ---------  ---------
Net sales:
  Transportation Products Group..............................  $  21,661  $  18,309  $  13,354
  Lab Products Group.........................................      3,735      3,729      4,633
                                                               ---------  ---------  ---------
                                                               $  25,396  $  22,038  $  17,987
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Income from operations:
  Transportation Products Group..............................  $   2,032  $   2,467  $     931
  Lab Products Group.........................................        245         76        303
                                                               ---------  ---------  ---------
                                                               $   2,277  $   2,543  $   1,234
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE K--BUSINESS SEGMENTS AND FOREIGN OPERATIONS (CONTINUED)

                                                                    TRANSPORTATION      LAB
                                                                        GROUP          GROUP
                                                                    --------------  -----------
1999
Identifiable assets...............................................    $   14,856     $   2,212
Depreciation and amortization.....................................           758           217
Net capital expenditures..........................................         1,700            43
1998
Identifiable assets...............................................    $   14,766     $   1,964
Depreciation and amortization.....................................           878           229
Net capital expenditures..........................................           385            22
1997
Identifiable assets...............................................    $    9,016     $   2,783
Depreciation and amortization.....................................           692           155
Net capital expenditures..........................................           978            37

    GEOGRAPHIC INFORMATION. A summary of the Company's operations by geographic area is presented below:

                                                                   YEAR ENDED JANUARY 31,
                                                               -------------------------------
                                                                 1999       1998       1997
                                                               ---------  ---------  ---------
                                                                         (THOUSANDS)
Net Sales
  United States..............................................  $  22,488  $  19,402  $  15,083
  United Kingdom.............................................      2,908      2,636      2,904

Operating Margin
  United States..............................................  $   1,799  $   2,042  $     839
  United Kingdom.............................................        478        501        395

Identifiable Assets
  United States..............................................  $  14,642  $  14,960  $  10,408
  United Kingdom.............................................      2,426      1,770      1,391

NOTE L--EMPLOYEE BENEFIT PLAN

    The Company has established the DSP Technology Inc. 401(k) Profit Sharing Plan covering substantially all employees of the Company who have at least six months of service and are at least twenty-one years of age. The amount participants may voluntarily contribute in any year is established by law and subject to cost of living adjustments. The Company has the option to make matching contributions on a year to year basis. Contributions to the plan by the Company in 1999, 1998, and 1997 aggregated $137,000, $85,000, and $69,000, respectively.

NOTE M--RESTRUCTURING COSTS

    On January 21, 1999, the Company announced its strategic decision to relocate its corporate headquarters to, and consolidate its Transportation Group operations in, Ann Arbor, Michigan, in order to focus on its largest and most profitable business segment. The Company recorded a one-time

                      DSP TECHNOLOGY INC. AND SUBSIDIARIES

NOTE M--RESTRUCTURING COSTS (CONTINUED)
pre-tax restructuring charge of $496,000 ($314,000 after tax) in the fourth quarter of 1999 which consist of: $306,000 in severance pay and $190,000 in estimated idle facility and winding down costs.

    Had one-time after-tax restructuring costs of $314,000 been excluded from the 1999 results as reported, the Company's net income and net income per share would have been increased to the pro forma amounts indicated below:

                                                                                   YEAR ENDED
                                                                                   JANUARY 31,
                                                                                      1999
                                                                                   -----------
Net income (In thousands):
  As reported....................................................................   $   1,582
  Pro forma......................................................................       1,896

Net income per share:
  As reported--Basic.............................................................   $     .70
  As reported--Diluted...........................................................   $     .64
  Pro forma--Basic...............................................................   $     .84
  Pro forma--Diluted.............................................................   $     .76

NOTE N--SUBSEQUENT EVENT

    On March 23, 1999, the Company entered into a merger agreement with MTS Systems Corporation ("MTS"). Pursuant to the agreement, the stockholders and option holders of the Company will receive an aggregate consideration of 2,077,000 shares of MTS common stock in exchange for the outstanding shares and net option shares of the Company.

NOTE O--RELATED PARTY

    The Company has a strategic alliance agreement with FEV Motorentechnik GmbH & Co. KG ("FEV"). The purpose of the alliance is to develop and distribute test instrumentation and control products for the transportation industry. FEV is a privately-held company based in Aachen, Germany, and is a leader in complete engine and powertrain research and development and instrumentation for the transportation industry. FEV owns approximately 12.7% of the Company's common stock. During fiscal 1999, 1998, and 1997, the Company sales to FEV were $1,249,000, $1,040,000, and $1,102,000, respectively.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            MTS SYSTEMS CORPORATION,
                              BADGER MERGER CORP.,
                                      AND
                              DSP TECHNOLOGY INC.

                           Dated as of March 23, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
     ARTICLE 1  THE MERGER; CONVERSION OF SHARES..........................................................        A-5
           1.1  THE MERGER................................................................................        A-5
           1.2  EFFECTIVE TIME............................................................................        A-5
           1.3  CONVERSION OF SHARES AND OPTIONS..........................................................        A-5
           1.4  NO APPRAISAL RIGHTS.......................................................................        A-6
           1.5  EXCHANGE OF COMPANY COMMON STOCK..........................................................        A-6
           1.6  EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK................................................        A-8
           1.7  CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION.................................        A-8
           1.8  BYLAWS OF THE SURVIVING CORPORATION.......................................................        A-9
           1.9  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.......................................        A-9

     ARTICLE 2  CLOSING...................................................................................        A-9
           2.1  TIME AND PLACE............................................................................        A-9
           2.2  FILINGS AT THE CLOSING....................................................................        A-9

     ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................        A-9
           3.1  ORGANIZATION..............................................................................        A-9
           3.2  AUTHORIZATION.............................................................................       A-10
           3.3  CAPITALIZATION............................................................................       A-10
           3.4  REPORTS AND FINANCIAL STATEMENTS..........................................................       A-11
           3.5  ABSENCE OF UNDISCLOSED LIABILITIES........................................................       A-12
           3.6  CONSENTS AND APPROVALS....................................................................       A-12
           3.7  COMPLIANCE WITH LAWS......................................................................       A-12
           3.8  LITIGATION................................................................................       A-13
           3.9  ABSENCE OF MATERIAL ADVERSE CHANGES.......................................................       A-13
          3.10  OFFICERS, DIRECTORS AND EMPLOYEES.........................................................       A-13
          3.11  TAXES.....................................................................................       A-13
          3.12  CONTRACTS.................................................................................       A-14
          3.13  INTELLECTUAL PROPERTY RIGHTS..............................................................       A-14
          3.14  BENEFIT PLANS.............................................................................       A-15
          3.15  MINUTE BOOKS..............................................................................       A-17
          3.16  NO FINDERS................................................................................       A-17
          3.17  PROXY STATEMENT...........................................................................       A-17
          3.18  FAIRNESS OPINION..........................................................................       A-17
          3.19  STATE TAKEOVER LAWS.......................................................................       A-17
          3.20  MERGER FILINGS............................................................................       A-17
          3.21  ENVIRONMENTAL LAWS........................................................................       A-17
          3.22  ACCOUNTING MATTERS........................................................................       A-18

     ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY............................       A-18
           4.1  ORGANIZATION..............................................................................       A-18
           4.2  AUTHORIZATION.............................................................................       A-19
           4.3  CAPITALIZATION............................................................................       A-19
           4.4  CONSENTS AND APPROVALS....................................................................       A-19
           4.5  REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES.........................................       A-20
           4.6  REGISTRATION STATEMENT....................................................................       A-20
           4.7  NO FINDERS................................................................................       A-21

                                                                                                              PAGE
                                                                                                            ---------
           4.8  ABSENCE OF UNDISCLOSED LIABILITIES........................................................       A-21
           4.9  COMPLIANCE WITH LAWS......................................................................       A-21
          4.10  LITIGATION................................................................................       A-21
          4.11  ABSENCE OF MATERIAL ADVERSE CHANGES.......................................................       A-21
          4.12  REORGANIZATION............................................................................       A-22
          4.13  MERGER FILINGS............................................................................       A-22
          4.14  ACCOUNTING MATTERS........................................................................       A-22
          4.15  TAXES.....................................................................................       A-22
          4.16  CONTRACTS.................................................................................       A-22
          4.17  BENEFIT PLANS.............................................................................       A-22

     ARTICLE 5  COVENANTS.................................................................................       A-24
           5.1  CONDUCT OF BUSINESS OF THE COMPANY........................................................       A-24
           5.2  CONDUCT OF BUSINESS OF PARENT.............................................................       A-26
           5.3  NO SOLICITATION...........................................................................       A-27
           5.4  ACCESS AND INFORMATION....................................................................       A-28
           5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.........................       A-29
           5.6  CONSENTS..................................................................................       A-30
           5.7  AFFILIATES' LETTERS.......................................................................       A-31
           5.8  EXPENSES..................................................................................       A-31
           5.9  FURTHER ACTIONS...........................................................................       A-31
          5.10  REGULATORY APPROVALS......................................................................       A-31
          5.11  CERTAIN NOTIFICATIONS.....................................................................       A-32
          5.12  [INTENTIONALLY OMITTED]...................................................................       A-33
          5.13  NASDAQ LISTING APPLICATION................................................................       A-33
          5.14  LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.........................................       A-33
          5.15  SUBSIDIARY SHARES.........................................................................       A-33
          5.16  BENEFIT PLANS AND EMPLOYEE MATTERS........................................................       A-33
          5.17  OBLIGATIONS OF MERGER SUBSIDIARY..........................................................       A-34
          5.18  PLAN OF REORGANIZATION....................................................................       A-34
          5.19  POOLING...................................................................................       A-34
          5.20  TAX MATTERS...............................................................................       A-34
          5.21  INDEMNIFICATION OF OFFICERS AND DIRECTORS.................................................       A-35

     ARTICLE 6  CLOSING CONDITIONS........................................................................       A-35
           6.1  CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY....................       A-35
           6.2  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.................................       A-36
           6.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY..................................................       A-36

     ARTICLE 7  TERMINATION AND ABANDONMENT...............................................................       A-37
           7.1  TERMINATION...............................................................................       A-37
           7.2  EFFECT OF TERMINATION.....................................................................       A-38
     ARTICLE 8  MISCELLANEOUS.............................................................................       A-39
           8.1  AMENDMENT AND MODIFICATION................................................................       A-39
           8.2  WAIVER OF COMPLIANCE; CONSENTS............................................................       A-39
           8.3  INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................       A-40
           8.4  NOTICES...................................................................................       A-40

                                                                                                              PAGE
                                                                                                            ---------
           8.5  ASSIGNMENT................................................................................       A-41
           8.6  GOVERNING LAW.............................................................................       A-41
           8.7  COUNTERPARTS..............................................................................       A-41
           8.8  KNOWLEDGE.................................................................................       A-41
           8.9  INTERPRETATION............................................................................       A-41
          8.10  PUBLICITY.................................................................................       A-41
          8.11  ENTIRE AGREEMENT..........................................................................       A-41
          8.12  SEVERABILITY..............................................................................       A-42
          8.13  SPECIFIC PERFORMANCE......................................................................       A-42

EXECUTION.................................................................................................       A-43

EXHIBITS:

Exhibit A:      Amended and Restated Certificate of Incorporation [not provided]
Exhibit B:      Form of Affiliate's Letter [not provided]
Exhibit C:      Key Executives [not provided]
Exhibit D:      Employment Agreements [not provided]
Exhibit E:      Gray Cary Ware & Freidenrich Opinion Matters [not provided]
Exhibit F:      Lindquist & Vennum Opinion Matters [not provided]

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT (the "Agreement") is dated as of March 23, 1999, by and among MTS SYSTEMS CORPORATION, a Minnesota corporation ("Parent"), BADGER MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and DSP TECHNOLOGY INC., a Delaware corporation (the "Company").

    WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary, and the Company have each approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" transaction within the meaning of Accounting Principles Board Opinion No. 16 and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                   ARTICLE 1 THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived on the Closing Date (as defined in Section 2.1), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock, or holder of options to purchase capital stock, of the Company or Merger Subsidiary:

        (a) The holders of shares of common stock of the Company, $.001 par value per share ("Company Common Stock") and holders of option(s) to purchase Company Common Stock ("Company Option(s)") will receive an aggregate of 2,077,000 shares of the common stock of Parent ("Parent Common Stock"), $.25 par value per share (the "Merger Consideration"), such that each share of Company Common Stock outstanding immediately prior to the Effective Time and each Option Share (as defined in Section 1.3(b)) will represent only the right to receive a fraction of a share of Parent Common Stock equal to the Merger Consideration divided by the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) the total number of Option Shares represented by the Company Options outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration").

        (b) Each Company Option outstanding immediately prior to the Effective Time shall represent the number of Option Shares ("Option Shares") determined by (i) dividing the Option Value by the Final Company Value and
    (ii) multiplying that result by the number of shares subject to each option. The "Option Value" shall mean the Final Company Value less the option exercise price, provided, that with respect to any portion of a Company Option which is not vested immediately prior to the Effective Time, the "Option Value" shall mean (i) the fair value of the unvested portion of the Company Option (as determined pursuant to an appropriate discounting method mutually agreed to by the parties), less (ii) the option exercise price for such unvested portion of the option. The "Final Company Value" shall mean the value obtained by adding (x) the Merger Consideration multiplied by the Final Parent Price and (y) the aggregate exercise price of the Company Options outstanding immediately prior to the Effective Time, and dividing the sum of (x) and (y) by the sum of the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time. The "Final Parent Price" shall mean the closing sale price of a share of Parent Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the Effective Time.

        (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

        (e) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.001 per share ("Surviving Corporation Common Stock").

    1.4 NO APPRAISAL RIGHTS. The parties acknowledge that, pursuant to Section 262(b)(1) of the DGCL, no holders of Company Common Stock shall have appraisal rights in connection with the Merger.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall cause the Company's stock transfer agent, or such other agent as is mutually agreed to by the parties, to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail (i) to each holder of record (other than Parent, Merger Subsidiary, the Company, or any wholly owned subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares, and (ii) to each holder of Company Option(s) a form letter of transmittal and instructions for such holder's use in effecting the receipt of certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares in exchange for such Company Option(s).

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Company Options, upon surrender to the Exchange Agent of a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the Option Shares represented by the Company Options shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the Option Shares represented by the Company Options shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c).

        (c) Holders of Company Common Stock or Company Options will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only (i) for holders of Company Common Stock, after they have surrendered their Company Certificates for exchange and (ii) for holders of Company Options, after they have submitted a duly-executed letter of transmittal. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock or Company Options will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All certificates evidencing shares of Parent Common Stock that are issued (i) upon the surrender for exchange of Company Certificates or (ii) in exchange for Company Options in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.5(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates or Option Shares represented by the Company Options, respectively.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or distributions as provided in Section 1.5(c). As of the Effective Time, the holders of Company Options shall cease to have any rights as optionholders of the Company, except such rights, if any, as they may have pursuant to this Agreement.

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock or Company Option(s) immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent and/or multiple Company Options are held by such holder. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock or Company Options who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the closing sale price of a share of Parent Common Stock as reported by the Nasdaq National Market on the Closing Date by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted, such conversion to be on the basis of one share of Surviving Corporation Common Stock for each share of Merger Subsidiary Common Stock. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

    1.7 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth on EXHIBIT A attached hereto, and shall, as amended, subject to Section

5.21, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.8 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall, subject to Section 5.21, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                               ARTICLE 2 CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the date that the Required Company Stockholder Vote (as defined in Section 3.2) is obtained, or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (e.g., by facsimile exchange of signature pages with originals to promptly follow by overnight delivery) as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of Section 252 of the DGCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

            ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except: (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Company Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 or in any other filing by the Company with the SEC (as defined in Section 3.4) filed after the date of filing such Form 10-K and prior to the date hereof (for purposes of clauses (i) and (ii) above, disclosures in the Company Disclosure Schedule and such Company SEC filings shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 3 to which the relevancy of such disclosures is readily apparent), the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

    3.1 ORGANIZATION. The Company and each subsidiary (referred to herein with respect to the Company or Parent, as applicable, as a "Subsidiary") of the Company is an entity duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. "Company Material Adverse Effect" means an effect that is, or at the time of such effect it is probable that the effect will be, materially adverse: (i) to the business, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of the Surviving Corporation to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to derive the benefits of owning all of the stock of the Surviving Corporation; or (iii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; PROVIDED, HOWEVER, that none of the following shall be deemed to have a Material Adverse Effect on the Company: (A) a change in the market price or trading volume of the Company Common Stock, (B) a failure by the Company to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of this Agreement and prior to the Closing, (C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. or world economy, (D) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the powertrain testing or instrumentation industry generally, (E) an event, violation, inaccuracy, circumstance or other matter that results primarily from the announcement or the pendency of the Merger or the transactions contemplated by this Agreement or (F) an event violation, inaccuracy, circumstance or other matter that results from the taking of any action required or permitted by this Agreement. The jurisdictions in which the Company and each Subsidiary are incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns less than substantially all of the outstanding equity interest. As of the date hereof, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole.

    3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company, other than a meeting of the Company's stockholders (the "Company Stockholders' Meeting"), are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by a majority of the shares of the Company Common Stock outstanding as of the record date of the Company Stockholders' Meeting (the "Required Company Stockholder Vote"), no other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.3 CAPITALIZATION. As of the close of business on February 26, 1999, the authorized capital stock of the Company consisted of (i) 25,000,000 shares of Company Common Stock, $.001 par value per share, of which 2,242,179 were issued and outstanding and 90,200 shares were held in the Company's treasury, and (ii) 2,500,000 shares of Company Preferred Stock, none of which were issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien") that would materially affect the Company's interest in such shares. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. As of the close of business on February 26, 1999, except for (i) Company Options to purchase an aggregate total of 51,000 shares of Company Common Stock not granted pursuant to the 1991 Stock Option Plan or 1991 Outside Directors Stock Option Plan (collectively, the "Stock Option Plans") and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, and (ii) Company Options to purchase an aggregate total of 637,051 shares of Company Common Stock that were granted pursuant to the Stock Option Plans and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary was a party that, directly or indirectly, (a) obligated the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (c) related to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock that were outstanding as of February 26, 1999, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Stock Option Plans is required to carry out the provisions of Section 1.3. All actions, if any, required on the part of the Company under the Stock Option Plans to allow for the treatment of Company Options as is provided in Section 1.3, have been, or prior to the Closing will be, validly taken by the Company.

    3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since February 1, 1995 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference or to be included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended January 31, 1999 (the "Company January 31, 1999 Financials"), and the unaudited interim financial statements at and for periods commencing on or after February 1, 1999, to be included or incorporated by reference in the forms, reports, registration statements and other documents filed by the Company with the SEC (i) were or will be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied or will comply as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in stockholders' equity of the Company and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in or to be included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain and will not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that will be accrued or reserved against in the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of January 31, 1999 contained in the Company January 31, 1999 Financials (the "Company Audited Balance Sheet") or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since January 31, 1999, and (c) liabilities or obligations that would not have a Company Material Adverse Effect.

    3.6 CONSENTS AND APPROVALS. Except for: (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) obtaining the Required Company Stockholder Vote,
(iii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate in any material way any material statute, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency by which the Company or any Subsidiary, or any of their respective properties or assets may be bound; (c) require any filing by the Company with or permit, consent, or approval to be obtained by the Company from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

    3.7 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in default or violation in any material respect of any applicable federal, state, local, or foreign laws, ordinances, regulations, published interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not have a Company Material Adverse Effect.

    3.8  LITIGATION.

        (a) As of the date of this Agreement, there is no Merger-Related Proceeding (as defined below) pending, or to the knowledge of the Company, threatened in writing against the Company. For purposes of this Agreement, "Merger-Related Proceeding" shall mean any meritorious asserted claim, action, suit, proceeding, governmental investigation or governmental review of any kind: (i) challenging or seeking to prevent, enjoin or delay the Merger or any of the other transactions contemplated by this Agreement, or
    (ii) seeking material damages from the Company or any of its Subsidiaries or from Parent or any of its subsidiaries in connection with the consummation or anticipated consummation of the Merger.

        (b) There are no asserted claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations or governmental reviews of any kind pending, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any asset or property of the Company or any Subsidiary, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that would not have a Company Material Adverse Effect.

    3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Between January 31, 1999 and the date hereof, there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would have a Company Material Adverse Effect; (c) material change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9.

    3.10 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth, as of the date hereof, the name and current annual salary rate of each current officer of the Company whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $100,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company whose employment with the Company has terminated either voluntarily or involuntarily during the 12-month period preceding the date of this Agreement; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company as of the date hereof. Except as would not have a Company Material Adverse Effect: (i) no unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary; (ii) no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary; and (iv) there is no labor dispute pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and its employees.

    3.11 TAXES. Except for such matters that would not have a Company Material Adverse Effect, (i) the Company and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) the Company and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes which will be reflected on the

Company Audited Balance Sheet will be adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To the Company's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by the Company or any of its Subsidiaries, other than audits and claims that would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.12 CONTRACTS. The Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), every employment, consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound. Neither the Company nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to the Company and its Subsidiaries, considered as a whole, except for such violations or defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which materially restricts the Company's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business currently conducted by the Company, (ii) which imposes on the Company or any Subsidiary material obligations, the non-performance of which would have a Company Material Adverse Effect, that are not reflected in the Company's financial statements included within the Company's SEC Filings, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

    3.13 INTELLECTUAL PROPERTY RIGHTS. For purposes of this Section, "Intellectual Property" shall mean patents, mask works, trademarks, trade names, service marks, copyrights, know-how, trade secrets and other proprietary information, the loss, impairment or misappropriation of which, either individually or in the aggregate, would have a Company Material Adverse Effect, and all applications for or registrations of any of the foregoing. Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries own or have a valid license to (or otherwise possess legally enforceable rights to use) the Intellectual Property used in or necessary for the conduct of the Company's business as conducted prior to the date of this Agreement ("Company Intellectual Property"), free and clear of any Lien (as defined in Section 3.3, but excluding licenses) that would have a Company Material Adverse Effect. As of the date of this Agreement, the Company Disclosure

Schedule contains a complete and accurate list of (i) all patents, mask works, trademarks (with a separate listing of registered and unregistered trademarks), trade names, service marks and registered copyrights in the Company Intellectual Property, (ii) all applications and registrations therefor, and (iii) all licenses or other agreements pursuant to which the Company grants any rights relating to Company Intellectual Property to a third party (other than end-user licenses). As of the date of this Agreement, the Company Disclosure Schedule contains a list of all licenses or agreements from a third party to the Company or any Subsidiary relating to any Intellectual Property that the Company is licensed or otherwise authorized by such third parties to use, distribute or otherwise exploit (other than any item of Intellectual Property generally available on standard terms and conditions). To the knowledge of the Company, no claim is being asserted and no person is threatening in a writing delivered to the Company or a Subsidiary to assert a claim, with respect to the use of the Company Intellectual Property owned by the Company or challenging or questioning the validity or effectiveness of any license or agreement with respect to any Company Intellectual Property, except for such claims that would not have a Company Material Adverse Effect. To the knowledge of the Company, neither the use by the Company or any Subsidiary of the Company Intellectual Property in the present conduct of its business nor any product or service of the Company or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) unless provided otherwise in the Company Disclosure Schedule, all applications listed in the Company Disclosure Schedule are still pending in good standing and have not been abandoned, and
(ii) to the knowledge of the Company, the Company Intellectual Property is not being challenged in any judicial or administrative (excluding any patent-office or registration) proceeding. To the knowledge of the Company, no person or entity, nor such person's or entity's business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property, except as would not have a Company Material Adverse Effect.

    3.14  BENEFIT PLANS.

        (a) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in
    Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not have a Company Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

        (c) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in
    Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Except as set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary currently maintains or contributes to any material oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law which would have a Company Material Adverse Effect.

        (f) The Internal Revenue Service has issued favorable determination letters with respect to all presently maintained Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Parent the written documents setting forth the terms of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of the three most recent annual reports (Form 5500), the most recent favorable determination opinion or letters, current summary plan descriptions, and all employee handbooks or manuals. The Company has provided to Parent (i) copies of all employment agreements with officers of any of the Company, its U.S. Subsidiaries or, to the extent reasonably available, the Company's non-U.S. Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all material severance, bonus or incentive agreements, programs and policies of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees which contain change in control provisions. With respect to any items that would be described in the immediately preceding sentence but for the fact that such copies relate to non-U.S. Subsidiaries and are not reasonably available to the Company, the Company (i) shall deliver copies thereof to Parent prior to the Effective Time, and (ii) represents and warrants to Parent that such items will not, individually or in the aggregate, be material to the Company and its Subsidiaries.

        (g) The execution by the Company of, and performance by the Company of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Prop. Treas. Reg. Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    3.15 MINUTE BOOKS. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Board of Directors, and committees of the Board of Directors of the Company since January 1, 1996.

    3.16 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

    3.17  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by the Company specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

    3.18 FAIRNESS OPINION. The Company has received an opinion from Hambrecht & Quist to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock or Company Options, and the Company will promptly deliver a copy of such opinion to Parent.

    3.19 STATE TAKEOVER LAWS. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, such that the provisions of Section 203 (entitled "Business Combinations with Interested Stockholders") of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

    3.20 MERGER FILINGS. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Subsidiary for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

    3.21 ENVIRONMENTAL LAWS. Except as set forth on the Company Disclosure Schedule, the Company and its U.S. Subsidiaries are each in compliance in all material respects with all Applicable Laws with respect to Hazardous Substances. There is no pending or, to the knowledge of the Company, threatened investigation or proceeding with respect to the operations of the Company or any of its U.S. Subsidiaries as they pertain to Hazardous Substances. Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company, there is and has been no current or past usage or practice of the Company or any of its U.S. Subsidiaries with respect to any Hazardous Substances which may support a claim or cause of action against the Company or any of its U.S. Subsidiaries under Applicable Law. For purposes of this Section 3.21, "Applicable Law" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any governmental authority, interpretations of any of the foregoing by a governmental authority having jurisdiction with respect thereto, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment); and "Hazardous Substances" means any substance, material or waste which is as of the Closing Date regulated or, on or before the Closing Date, is proposed to be regulated, by any governmental authority, as hazardous, polluting or toxic pursuant to any Applicable Law.

    3.22 ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any affiliate (as such term is used in Rule 145 under the Securities
Act) of the Company has taken or agreed to take or plans to take any action that could prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

    Except (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Parent Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof (for purposes of clauses (i) and (ii) above, disclosures in the Parent Disclosure Schedule and such Parent SEC filings shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 4 to which the relevancy of such disclosures is readily apparent), Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

    4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. "Parent Material Adverse Effect" means an effect that is, or at the time of such effect it is probable that the effect will be, materially adverse (i) to the business, results of operation, or financial condition of Parent and its Subsidiaries, considered as a whole, (ii) to Parent's ability to conduct such business, as presently conducted, following the Effective Time, or (iii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed to have a Material Adverse Effect on Parent: (A) a change in the market price or trading volume of the Parent Common Stock, (B) a failure by Parent to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of this Agreement and prior to the Closing, (C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. or world economy, (D) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the powertrain testing or instrumentation industry generally, (E) an event, violation, inaccuracy, circumstance or other matter that results primarily from the announcement or the pendency of the Merger or the transactions contemplated by this Agreement or (F) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required or permitted by this Agreement. Parent has heretofore delivered or made available to Company or its advisers complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect, and of the organizational documents and agreements defining the rights of Parent or any Subsidiary with respect to any material joint ventures, partnerships or other business in which Parent owns less than substantially all of the outstanding equity interest. As of the date hereof, neither Parent nor any Subsidiary, directly or indirectly, owns or controls or has any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to Parent and its Subsidiaries, considered as a whole.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary, and no vote, consent or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of February 26, 1999, the authorized capital stock of Parent consisted of 64,000,000 shares of Common Stock with a par value of $.25 per share, of which there were 18,626,853 shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 1,000 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for quotation on the Nasdaq National Market, subject to official notice of issuance. All issued and outstanding shares of capital stock of each Subsidiary of Parent are owned, beneficially and of record, by Parent, free and clear of any Lien that would materially affect Parent's interest in such shares. As of the close of business on February 25, 1999, except for options to purchase an aggregate total of 2,845,299 shares of Parent Common Stock that were granted pursuant to Parent's 1990 Stock Option Plan, 1994 Stock Option Plan or its 1997 Stock Option Plan and that are listed, together with their respective exercise prices, in the Parent Disclosure Schedule, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which Parent or any Subsidiary was a party that, directly or indirectly, (a) obligated Parent or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by Parent or any Subsidiary of any shares of its capital stock, or (c) related to the voting or control of such capital stock.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NASD, the HSR Act, and Foreign Merger Laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate in any material way any material statute, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound; (c) require any filing by Parent or Merger Subsidiary with or permit, consent, or approval to be obtained by Parent or Merger Subsidiary from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its Subsidiaries under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

    4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since October 1, 1994 (such forms, reports, registration statements and other documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Parent SEC Filings, including but not limited to Parent's audited financial statements at and for the year ended September 30, 1998 (the "Parent September 30, 1998 Financials"), and the unaudited interim financial statements at and for periods commencing on or after October 1, 1998 included or incorporated by reference in the forms, reports, registration statements and other documents filed by Parent with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in shareholders' equity of Parent and its consolidated Subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in the audited or unaudited interim financial statements in the Parent SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation or warranty is made by Parent with respect to information supplied by or on behalf of the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

    4.7 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

    4.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Parent's knowledge, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Parent as of September 30, 1998 contained in the Parent SEC Filings or in the unaudited consolidated balance sheet of Parent as of December 31, 1998 contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 (collectively, the "Parent Balance Sheets") or referred to in the notes thereto,
(b) liabilities incurred in the ordinary course of business since December 31, 1998 and (c) liabilities or obligations that would not have a Parent Material Adverse Effect.

    4.9 COMPLIANCE WITH LAWS. Neither Parent nor any of its Subsidiaries is in default or violation in any material respect of any applicable federal, state, local or foreign laws, ordinances, regulations, published interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not have a Parent Material Adverse Effect.

    4.10  LITIGATION.

        (a) As of the date of this Agreement, there is no Merger-Related Proceeding pending, or to the knowledge of Parent, threatened in writing against Parent.

        (b) There are no asserted claims, actions, suits, proceedings or to the knowledge of Parent, governmental investigations governmental reviews of any kind pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its subsidiaries, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that would not have a Parent Material Adverse Effect.

    4.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Between September 30, 1998 and the date hereof, there has not been any (a) Parent Material Adverse Effect, (b) damage, destruction or loss, not covered by insurance, that would have a Parent Material Adverse Effect, (c) material change by Parent or any of its Subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by Parent's independent public accountants, or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 4.11.

    4.12 REORGANIZATION. Neither Parent nor, to the knowledge of Parent, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from so qualifying under Section 368(a) of the Code.

    4.13 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

    4.14 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any affiliate (as such term is used in Rule 145 under the Securities Act) of Parent has taken or agreed to take or plans to take any action that could prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    4.15 TAXES. Except for such matters that would not have a Parent Material Adverse Effect, (i) Parent and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) Parent and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes which are reflected on the Parent Balance Sheets are adequate to cover all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To Parent's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by Parent or any of its Subsidiaries, other than audits and claims that would not have a Parent Material Adverse Effect. Neither Parent nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

    4.16 CONTRACTS. Neither Parent nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to Parent and its Subsidiaries, considered as a whole, except for such violations or defaults that would not have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which materially restricts Parent's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business currently conducted by Parent,
(ii) which imposes on Parent or any Subsidiary material obligations , the non-performance of which would have a Parent Material Adverse Effect, that are not reflected in Parent's financial statements included within the Parent SEC Filings, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

    4.17  BENEFIT PLANS.

        (a) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this

    Agreement, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by Parent or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and Parent or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not have a Parent Material Adverse Effect.

        (b) Neither Parent nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

        (c) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in
    Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by Parent or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither Parent nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any Subsidiary currently maintains or contributes to any material oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law which would have a Parent Material Adverse Effect.

        (f) The Internal Revenue Service has issued favorable determination letters with respect to all presently maintained Parent and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Parent has made available to the Company the written documents setting forth the terms, or with respect to those plans for which a written document does not exist, a summary of the material terms, of all presently maintained Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of the three most recent annual reports (Form 5500), the most recent favorable determination opinion or letters, current summary plan descriptions, and all employee handbooks or manuals.

                              ARTICLE 5 COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will (i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and (ii) use commercially reasonable efforts to preserve substantially intact its respective business organization, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any Subsidiary. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

        (a) amend its Certificate or Articles of Incorporation or, pursuant to action by the Company's Board of Directors, amend its Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than, so long as treatment of the Merger as a pooling of interests is not reasonably expected by Parent's or the Company's independent accountants to be jeopardized, the (i) issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement or granted in accordance with this subsection (b) and (ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than the fair market value on the date of grant, up to the number of shares specified in Section
    5.1 of the Company Disclosure Schedule).

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities (other than, so long as treatment of the Merger as a pooling of interests is not jeopardized, pursuant to contractual agreements with employees, directors or consultants existing as of the date of this Agreement); or amend or alter any material term of any of its outstanding securities;

        (d) other than indebtedness incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness or as described in Section 5.1 of the Company Disclosure Schedule, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset other than any Lien that would not materially adversely affect the Company's or any Subsidiary's rights with respect thereto;

        (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except in each case in the ordinary course of business and consistent with past practice (including, without limitation, annual year end increases and accelerated payments customarily made upon termination of employment) or consistent with existing contractual commitments or as required by applicable law; (ii) pay or accelerate or otherwise modify in any material respect the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any of its directors, officers, employees or consultants except as required by any existing plan, agreement, or arrangement, or as set forth in Section 5.1 of the Company Disclosure Schedule; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments or as required by applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

        (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof or as described in Section 5.1 of the Company Disclosure Schedule, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole other than any Lien that would not materially adversely affect the Company's and its Subsidiaries' rights with respect to such assets or properties;

        (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, except as provided in subsection (h) below and except purchases of inventory in the ordinary course of business consistent with past practice;

        (h) make or agree to make any new capital expenditure or expenditures, except for up to $50,000 of capital expenditures pursuant to the Company's budget previously provided to Parent or as described in Section 5.1 of the Company Disclosure Schedule;

        (i) enter into, amend in any material respect, or terminate any joint ventures or any other agreements, commitments, or contracts that are material to the Company and its Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), except as set forth in Section 5.1 of the Company Disclosure Schedule;

        (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any material distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), or enter into any contract, plan, agreement, understanding, arrangement or obligation which materially restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business, except as set forth in Section 5.1 of the Company Disclosure Schedule;

        (k) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business or unless the same is replaced with similar items of equal quality;

        (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $50,000 at law or in equity or before any Governmental Body or any nongovernmental self-regulatory agency;

        (o) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 6.2 will not be satisfied as of the Closing Date; or

        (p) agree, whether in writing or otherwise, to do any of the foregoing.

    5.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement or as set forth in Section 5.2 of the Parent Disclosure Schedule, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent and each Subsidiary will (i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and
(ii) use commercially reasonable efforts to preserve substantially intact its respective business organization, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having material business relationships with it. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its Subsidiaries to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

        (a) amend its Certificate or Articles of Incorporation or, pursuant to action by Parent's Board of Directors, amend its Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than, so long as treatment of the Merger as a pooling of interests is not reasonably expected by Parent's or the Company's independent accounts to be jeopardized, the (i) issuance of shares of Parent Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement or granted in accordance with this subsection (b) and (ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than the fair market value on the date of grant, up to the number of shares specified in Section 5.2 of the Parent Disclosure Schedule).

        (c) combine or reclassify any shares of its capital stock, declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock or its other securities (other than, so long as treatment of the Merger as a pooling of interests is not jeopardized, pursuant to Parent's previously announced stock repurchase program, or contractual arrangements with employees, directors, or consultants existing as of the date of this Agreement) or amend or alter any material term of any of its outstanding securities;

        (d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose of or agree to dispose of, any assets of any person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transactions contemplated by this Agreement;

        (e) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof or as described in Section 5.2 of the Parent Disclosure Schedule, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Parent and its Subsidiaries, considered as a whole other than any Lien that would not materially adversely affect the Parent's and its Subsidiaries' rights with respect to such assets or properties;

        (f) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in generally accepted accounting principles and concurred with by Parent's independent public accountants;

        (g) knowingly take any action that would result in a failure to maintain the quotation of Parent Common Stock on the Nasdaq National Market.

        (h) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in
    Section 6.3 will not be satisfied as of the Closing Date; or

        (i) agree, whether in writing or otherwise, to do any of the foregoing.

    5.3 NO SOLICITATION. The Company and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney or accountant retained by the Company or any Subsidiary) not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed Alternative Transaction (as defined below), or otherwise knowingly facilitate any effort or attempt to propose, make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Parent, Merger Subsidiary or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of the Company or any Subsidiary; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, Intellectual Property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions. The Company will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any proposed Alternative Transaction. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of a proposed Alternative Transaction.

The foregoing notwithstanding, this Agreement shall not prohibit the Board of Directors of the Company from (i) prior to the Required Company Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that:

        (a) the Board of Directors reasonably and in good faith determines that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its stockholders under applicable law;

        (b) prior to first furnishing nonpublic information to, or first entering into any substantive discussions and negotiations with, such person or entity after the date hereof, the Company (i) provides written notice to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, a person or entity making a Superior Proposal, and naming and identifying the person or entity making the Superior Proposal, and (ii) receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined below) entered into with Parent; and

        (c) the Company provides Parent with all non-public information to be provided to such person or entity which Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; and

(ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the 1934 Act with regard to a proposed Alternative Transaction.

Nothing in this Section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit the Company to enter into any agreement providing for an Alternative Transaction (other than as specifically provided in Article 7 hereof, or the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in the Company) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

    5.4  ACCESS AND INFORMATION.

        (a) The Company and Parent shall afford each other, and to their respective accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company and Parent shall furnish promptly to each other all information concerning its and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, research and development, intellectual property, officers, employees, consultants, advisers, distributors, customers, suppliers, and others having material dealings with it or any Subsidiary as the other may reasonably request, and reasonable opportunity to contact and obtain information from such officers, employees, consultants, advisers, distributors, customers, suppliers, and others having dealings with it or any Subsidiary as the other may reasonably request provided that each party may require the other to enter into a supplemental confidentiality agreement with regard to certain technical proprietary or competitively sensitive information prior to providing such information to the other party. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of their respective businesses and, in connection therewith, Parent and the Company shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the other party's business, to have employees or other representatives present at the offices of the other party to observe, and be kept informed concerning, the other party's operations and business planning.

        (b) Parent and the Company shall hold in confidence all such nonpublic information as required by and in accordance with the confidentiality agreement dated February 3, 1999, between Parent and the Company and any supplemental confidentiality agreements entered into between the parties prior to the Effective Time (collectively, the "Confidentiality Agreement").

    5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall use commercially reasonable efforts to promptly, subject to applicable law or SEC or Nasdaq regulations, take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote or consent required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the DGCL and the Company's Certificate of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting is all that is necessary to obtain stockholder adoption and approval of this Agreement and approval of the Merger. The Company shall use commercially reasonable efforts to obtain the adoption and approval by the Company's stockholders of this Agreement and the approval by the Company's stockholders of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/ prospectus to be included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use commercially reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. Unless and until this Agreement is validly terminated pursuant to
    Article 7, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by SEC or Nasdaq regulation).

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable following completion of the SEC's review and comment on the Proxy Statement/Prospectus, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's officers or directors should occur and be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries or their respective officers or directors should occur and be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

    5.6 CONSENTS. The Company will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The

Company and Parent agree to cooperate with each other in connection with obtaining such approvals and consents.

    5.7  AFFILIATES' LETTERS.

        (a) As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. As soon as practicable after the date of this Agreement, the Company will deliver to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list, and shall use best efforts to deliver or cause to be delivered to Parent as soon as practicable after the date hereof such an affiliate's letter executed by any persons who, to the knowledge of the Company, become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Parent will use commercially reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.

    5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement and the filing fees required under the HSR Act or any Foreign Merger Laws.

    5.9 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.10  REGULATORY APPROVALS.

        (a) The Company and Parent each shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws (including without limitation, furnishing all information required under the HSR Act or Foreign Merger Laws and in connection with approvals of or filings with any other Governmental Entity) applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

        (b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary shall use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Subsidiary shall also use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 7.1(b) the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, separate orders, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation by the date specified in Section 7.1(b) of all or any material part of the transactions contemplated hereby. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice or any foreign regulatory bodies that administer Foreign Merger Laws for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from such Government Entity regarding the Merger. The Company and Parent will consult with and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or related to the HSR Act or the Foreign Merger Laws or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity, in connection with any Legal Proceeding under or related to the HSR Act or the Foreign Merger Laws or any other federal or state antitrust or fair trade law, or any other similar Legal Proceeding, each of the Company and Parent shall permit authorized representatives of the other party to be present at each meeting or conference relating to such Legal Proceeding.

    Notwithstanding the foregoing or anything herein to the contrary, in no event shall any party hereto be required under this Section 5.10 to make arrangements for or to effect the sale, cessation, or other disposition of product lines or businesses or take any action materially adverse to such party.

    5.11 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1, 6.2(e) or 6.3.

    5.12  [INTENTIONALLY OMITTED.]

    5.13 NASDAQ LISTING APPLICATION. Parent shall promptly prepare and submit to the Nasdaq National Market a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the Nasdaq National Market of issuance. The Company shall cooperate with Parent in such listing application.

    5.14  LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.

        (a) The Company shall cooperate with Parent and use reasonable best efforts to cause to be delivered to Parent and the Company, letters from Grant Thornton LLP addressed to the Company, as of the Closing Date, stating that based upon discussions with officials of the Company responsible for financial and accounting matters, and information furnished to Grant Thornton LLP to the date of its letter, Grant Thornton LLP is not aware of any fact concerning the Company or any of the stockholders or affiliates of the Company that could preclude the Company from being a "poolable entity" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

        (b) The Company shall cooperate with Parent and Parent shall use reasonable best efforts to cause to be delivered to the Company and Parent, letters from Arthur Andersen LLP addressed to Parent, dated as of the Closing Date, to the effect that Arthur Andersen LLP concurs with management's conclusion that the Merger may be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    5.15 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause all issued and outstanding Subsidiary shares (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred for no or nominal consideration to such qualified person or persons designated by Parent.

    5.16  BENEFIT PLANS AND EMPLOYEE MATTERS.

        (a) From and after the Effective Time, Parent shall, to the extent practicable and commercially reasonable, cause the Surviving Corporation to provide employee benefits and programs to the Company's and its Subsidiaries' employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; provided that stock-based compensation shall be comparable, in the aggregate, to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor, in accordance with their terms, all employment, change of control, consulting and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that are disclosed in the Company Disclosure Schedule, except to the extent that the coverage of any such agreement or plan is terminated by mutual agreement between the Company and any covered or applicable current or former employee or director.

        (b) To the extent that service is relevant for purposes of eligibility, level of participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its

    Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any defined benefit plan (as defined by Section 3(23) of ERISA) or any retiree health plan established or maintained by Parent.

        (c) Parent will use commercially reasonable efforts to, or will cause the Surviving Corporation or any of their respective Subsidiaries to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees who remain employees of the Surviving Corporation or its Subsidiaries, following the Effective Time ("Continuing Employees") under any welfare benefit plans that such Continuing Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the Effective Time, and (ii) provide each Continuing Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare plan maintained by the Company or its Subsidiaries prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any welfare plans that such Continuing Employees are eligible to participate in after the Effective Time.

    5.17 OBLIGATIONS OF MERGER SUBSIDIARY. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    5.18 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and after the Effective Time, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

    5.19 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Between the date of this Agreement and the Effective Time, Parent and the Company each shall use reasonable best efforts to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the date of this Agreement. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" transaction for accounting purposes.

    5.20 TAX MATTERS. At or prior to the filing of the Registration Statement and at or prior to the Closing, the Company and Parent shall execute and deliver to Lindquist & Vennum P.L.L.P. and to Gray Cary Ware & Freidenrich LLP tax representation letters reasonably satisfactory to such counsel setting forth customary representations which may be relied upon by such counsel in rendering any opinions contemplated by this Agreement. Parent shall use commercially reasonable efforts to cause Lindquist & Vennum P.L.L.P. to deliver to Parent a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement and as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this
Section 5.20. The Company shall use commercially reasonable efforts to cause Gray Cary Ware & Freidenrich LLP to deliver to the Company a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement and as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this Section 5.20.

    5.21  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        (a) All rights to indemnification existing in favor of any person who is now, or has been prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or Bylaws or the Company's predecessor's Articles of Incorporation or Bylaws, or in indemnification agreements between the Company or its predecessor and any such Indemnified Persons shall survive the Merger and shall be fulfilled and honored in all respects by the Parent and the Surviving Corporation.

        (b) Parent shall maintain or shall cause the Surviving Corporation to maintain in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of the date of this Agreement covering the Indemnified Parties for a period of not less than six years following the Effective Time.

        (c) If the Surviving Corporation lacks sufficient capital to comply with its obligations under this Section 5.21, Parent shall provide Surviving Corporation with such capital.

        (d) The provisions of this Section 5.21 are intended for the benefit of and shall be enforceable by each Indemnified Party, his or her heirs or representatives and may not be amended, altered or repealed without the written consent of the affected Indemnified Parties.

                          ARTICLE 6 CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect that
    (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the stock of the Surviving Corporation or of the Surviving Corporation to own and operate the assets and business of the Company.

        (b) STOCKHOLDER APPROVAL. The Required Company Stockholder Vote shall have been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

        (d) NASDAQ LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

        (f) BLUE SKY LAWS. Parent shall have received all permits or other authorizations required under applicable state blue sky laws for the issuance of shares of Parent Common Stock pursuant to the Merger.

        (g) THIRD PARTY CONSENTS. All approvals and consents of third parties referred to in Section 5.6 shall have been obtained.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had a Company Material Adverse Effect. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company or other authorized officer of the Company reasonably satisfactory to Parent.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company or other authorized officer of the Company reasonably satisfactory to Parent.

        (c) TAX OPINION. Parent shall have received the opinions of Lindquist & Vennum P.L.L.P. described in Section 5.20.

        (d) POOLING OPINION. Parent shall have received each of the letters described in Section 5.14.

        (e) EMPLOYMENT OF KEY EXECUTIVES. Those executive officers of the Company identified on EXHIBIT C hereto shall have executed and delivered employment agreements with the Company in the forms set forth as EXHIBIT D.

        (f) LEGAL OPINION. Parent shall have received an opinion of Gray Cary Ware & Freidenrich LLP as to the matters set forth on EXHIBIT E.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Parent reasonably satisfactory to the Company.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Parent reasonably satisfactory to the Company.

        (c) TAX OPINION. The Company shall have received the opinions of Gray Cary Ware & Freidenrich LLP described in Section 5.20.

        (d) POOLING OPINION. The Company shall have received each of the letters described in Section 5.14.

        (e) LEGAL OPINION. The Company shall have received an opinion of Lindquist & Vennum P.L.L.P. as to the matters set forth on EXHIBIT F.

                     ARTICLE 7 TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before July 31, 1999; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act, or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than October 31, 1999;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Stockholder's Meeting, the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

        (e) by Parent if either (i) the Company has breached its obligations under Section 5.3 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, or authorized the Company's acceptance or execution of a letter of intent or definitive agreement providing for an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of the Company has modified in a manner materially adverse to Parent, or withdrawn, its recommendation of this Agreement or (iv) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

        (f) by the Company or Parent prior to the Required Company Stockholder Vote if (i) the Board of Directors of the Company has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, the Company to enter into a letter of intent or binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within ten business days after receipt of the Company's written notice of its intention to enter into a letter of intent or binding agreement for a Superior Proposal, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such ten business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iii) upon termination pursuant to this
    Section 7.1(f), the Company pays to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a letter of intent or binding agreement referred to in clause (i) above until at least the 11th business day after Parent has received the notice to Parent required by clause (i) above, and (y) to notify Parent promptly if its intention to enter into a letter of intent or binding agreement referred to in its notice to Parent shall change at any time after giving such notice;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(h).

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to

    Parent, if this Agreement is validly terminated: (i) by Parent pursuant to
    Section 7.1(e)(i), (ii) by Parent pursuant to any provision of Section 7.1(e) other than 7.1(e)(i) and within 12 months after the date of such termination, the Company shall have entered into a letter of intent or a definitive agreement with a Third Party providing for an Alternative Transaction or (iii) by Parent or the Company pursuant to Section 7.1(f); then in any such event (but subject to Section 7.2(c)), the Company will pay to Parent, within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e)(i), within five business days after the Company entering into a letter of intent or a definitive agreement covered by clause (ii) above, or upon the termination date in the event of termination pursuant to Section 7.1(f) (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $400,000.

        (b) The Company acknowledges that the agreements contained in this
    Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to Section 7.2(a), the Company shall also pay to Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending or reference rate quoted by U.S. Bank National Association. Any change in the interest rate hereunder resulting from a change in such prime or reference rate shall be effective at the beginning of the day of such change in such rate.

        (c) Parent agrees that the payment provided for in Section 7.2(a) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Section 7.1(e) and 7.1(f), as the case may be, and such remedy shall be limited to the sum stipulated in such Section 7.2(a), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one fee pursuant to Section 7.2(a). Except as otherwise provided in this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4(b), 5.8, 7.2(a), 7.2(b) and 7.2(c) and Article 8.

                            ARTICLE 8 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Article I and Sections 5.7(b), 5.8, 5.9, 5.16, 5.17, 5.18, 5.19, 5.21 and this Article VIII shall survive the Effective Time.

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by facsimile, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)  If to Parent or Merger Subsidiary, to it at:
           MTS Systems Corporation
           14000 Technology Drive
           Eden Prairie, MN 55344-2290
           Attention: Dr. Sidney W. Emery, Jr.
           FAX: (612) 937-4101

       with a copy to:

           Lindquist & Vennum P.L.L.P.
           4200 IDS Center
           80 South 8th Street
           Minneapolis, MN 55402
           FAX: (612) 371-3207
           Attention: Jeffrey N. Saunders, Esq. and John R. Houston, Esq.

       (b)  If to the Company, to it at:
           DSP Technology Inc.
           795 Highland Drive
           Ann Arbor, MI 48108
           Attention: F. Gil Troutman
           FAX: (734) 975-1674

       with a copy to:

           Gray Cary Ware & Freidenrich LLP
           400 Hamilton Avenue
           Palo Alto, CA 94301-1925
           FAX: (650) 327-3699
           Attention: Diane Holt Frankle, Esq. and Dianne Salesin, Esq.

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article I and Section 5.21 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

    8.6 GOVERNING LAW. Except to the extent that Delaware law is applicable to the duties of the Company's Board of Directors, this Agreement shall be governed by the substantive laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Delaware or in Minneapolis or St. Paul, Minnesota or Ann Arbor, Michigan, with respect to all actions and proceedings arising out of or relating to this Agreement; (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any manner provided by law.

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

    8.9 INTERPRETATION. The Table of Contents, article and Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the SEC, NASD or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the SEC, NASD or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business. Each party shall exercise in good faith all reasonable efforts to agree with the other party regarding the nature, form and extent of such disclosure.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter, whether written or oral.

    8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                          MTS SYSTEMS CORPORATION

                                          By: /s/ DR. SIDNEY W. EMERY, JR.
                                            ------------------------------------
                                            Dr. Sidney W. Emery, Jr., Chairman
                                          and
                                              Chief Executive Officer

                                          BADGER MERGER CORP.

                                          By: /s/ DR. SIDNEY W. EMERY, JR.
                                            ------------------------------------
                                            Dr. Sidney W. Emery, Jr., President

                                          DSP TECHNOLOGY INC.

                                          By: /s/ F. GIL TROUTMAN
                                            ------------------------------------
                                            F. Gil Troutman, President and
                                              Chief Executive Officer

                                                                      APPENDIX B

                              [LETTERHEAD]

March 23, 1999

Confidential

The Board of Directors
DSP Technology, Inc.
795 Highland Drive
Ann Arbor, MI 48108

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of DSP Technology, Inc. ("DSP" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of Badger Merger Corp. ("Merger Sub"), a wholly-owned subsidiary of MTS Systems Corporation ("MTS"), with and into DSP (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of March 23, 1999, among MTS, Merger Sub, and DSP (the "Agreement").

    We understand that the terms of the Agreement provide, among other things, that all of the issued and outstanding shares of Common Stock and options to purchase shares of Common Stock shall be converted into the right to receive an aggregate of 2,077,000 shares of common stock of MTS, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

    Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of DSP in rendering our opinion as to the fairness from a financial point of view of the consideration to be received by the Company and its stockholders in the Proposed Transaction, and we will receive a fee for our services.

    In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of MTS for recent years and interim periods to date and certain other relevant financial and operating data of MTS (including its capital structure) made available to us from published sources;

    (ii) discussed the business, financial condition and prospects of MTS with certain members of senior management;

   (iii) reviewed the publicly available consolidated financial statements of DSP for recent years and interim periods to date and certain other relevant financial and operating data of DSP made available to us from published sources and from the internal records of DSP;

    (iv) reviewed certain internal financial and operating information, including certain projections, relating to DSP prepared by the management of DSP;

    (v) discussed the business, financial condition and prospects of DSP with certain members of senior management;

    (vi) reviewed the recent reported prices and trading activity for the common stocks of MTS and DSP and compared such information and certain financial information for MTS and DSP with similar information for certain other companies engaged in businesses we consider comparable;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (viii) reviewed a draft of the Agreement dated March 23, 1999; and

    (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning MTS or DSP considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of MTS or DSP, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of MTS and DSP. For purposes of this opinion, we have assumed that neither MTS nor DSP is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which MTS common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, DSP.

    It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

    Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by MTS or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC

/s/ Paul B. Cleveland

Paul B. Cleveland
Managing Director

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including reasonable expenses, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer or employee of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Registrant's Bylaws provide for indemnification of officers, directors and employees to the fullest extent provided by the Minnesota Business Corporation Act, as it may be amended from time to time.

    As permitted by Section 302A.251 of the Minnesota Business Corporation Act, the Articles of Incorporation of the Registrant eliminate the liability of the directors of the Registrant for monetary damages arising from any breach of fiduciary duties as a member of the Registrant's Board of Directors, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (d) for any transaction from which a director derived an improper personal benefit; or (e) for any act or omission that occurred prior to the adoption of these provisions in the Registrant's Articles of Incorporation.

    The Registrant currently has in effect policies of insurance which provide insurance protection to its directors and officers against some liabilities which may be incurred by them on account of their services to the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1) Exhibits:

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization dated March 23, 1999 by and among MTS Systems Corporation, Badger
             Merger Corp. and DSP Technology Inc. (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).
      *3.1   Articles of Amendment of the Amended and Restated Articles of Incorporation of MTS Systems Corporation.
       4.1   MTS Systems Corporation Amended and Restated Articles of Incorporation, adopted January 30, 1996
             (incorporated by reference from Exhibit 3.a of the Registrant's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1996).
       4.2   MTS Systems Corporation Restated Bylaws (incorporated by reference from Exhibit 3.b of the Registrant's
             Annual Report on Form 10-K for the fiscal year ended September 30, 1998).
      *5.1   Opinion of Lindquist & Vennum P.L.L.P. regarding legality of securities.
      *8.1   Opinion of Lindquist & Vennum P.L.L.P. regarding certain tax matters.
      *8.2   Opinion of Gray Cary Ware & Freidenrich, LLP regarding certain tax matters.
     *23.1   Consent of Arthur Andersen LLP.
     *23.2   Consent of Grant Thornton LLP.
      23.3   Consents of Lindquist & Vennum P.L.L.P. (set forth in Exhibit 5.1 and Exhibit 8.1).
      23.4   Consent of Gray Cary Ware & Friedenrich, LLP (set forth in Exhibit 8.2).
     *99.1   Form of Proxy for Special Meeting of Stockholders of DSP Technology Inc.

------------------------

*   Filed herewith.

    All other exhibits have been previously filed.

(2) Financial Statement Schedules:

    All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto previously filed as part of the Registrant's Annual Report on Form 10-K for the year ended September 30, 1998.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

        (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

        (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie and the State of Minnesota on this 28(th) day of April, 1999.

                                MTS SYSTEMS CORPORATION

                                By:         /s/ DR. SIDNEY W. EMERY, JR.
                                     -----------------------------------------
                                              Dr. Sidney W. Emery, Jr.
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                         CHAIRMAN OF THE BOARD OF DIRECTORS

                               POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Sidney W. Emery, Jr. and Marshall L. Carpenter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power and substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents or instruments in connection with this Registration Statement or any amendment thereto, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 28(th) day of April, 1999, by the following persons in the capacities indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
 /s/ DR. SIDNEY W. EMERY, JR.     Officer and Chairman of
------------------------------    the Board of Directors
   Dr. Sidney W. Emery, Jr.       and Director (principal
                                  executive officer)

                                Vice President and Chief
  /s/ MARSHALL L. CARPENTER       Financial Officer
------------------------------    (principal financial and
    Marshall L. Carpenter         accounting officer)

   /s/ CHARLES A. BRICKMAN
------------------------------  Director
     Charles A. Brickman

     /s/ JEAN-LOU CHAMEAU
------------------------------  Director
       Jean-Lou Chameau

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ BOBBY I. GRIFFIN
------------------------------  Director
       Bobby I. Griffin

   /s/ RUSSELL A. GULLOTTI
------------------------------  Director
     Russell A. Gullotti

    /s/ BRENDAN C. HEGARTY
------------------------------  Director
      Brendan C. Hegarty

    /s/ THOMAS E. HOLLORAN
------------------------------  Director
      Thomas E. Holloran

    /s/ LINDA HALL WHITMAN
------------------------------  Director
      Linda Hall Whitman

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Articles of Amendment of the Amended and Restated Articles of Incorporation of MTS Systems Corporation.

       5.1   Opinion of Lindquist & Vennum P.L.L.P. regarding legality of securities.

       8.1   Opinion of Lindquist & Vennum P.L.L.P. regarding certain tax matters.

       8.2   Opinion of Gray Cary Ware & Freidenrich, LLP regarding certain tax matters.

      23.1   Consent of Arthur Andersen LLP.

      23.2   Consent of Grant Thornton LLP.

      99.1   Form of Proxy for Special Meeting of Stockholders of DSP Technology Inc.